Exhibit 2.1

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

RELIANCE MARCELLUS, LLC,

AS SELLER,

AND

NORTHERN OIL AND GAS, INC.,

AS PURCHASER

DATED AS OF FEBRUARY 3, 2021

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TABLE OF CONTENTS (cont.)

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TABLE OF CONTENTS (cont.)

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TABLE OF CONTENTS (cont.)

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TABLE OF CONTENTS (cont.)

Appendices, Exhibits, and Schedules:
Appendix A	-	Definitions

Exhibit A-1	-	Leases
Exhibit A-2	-	Wells
Exhibit A-3	-	Surface Interests
Exhibit A-4	-	Certain Excluded Assets
Exhibit B	-	Form of Assignment, Bill of Sale, and Conveyance
Exhibit C	-	Form of Consent Notice
Exhibit D	-	Form of Preferential Right Waiver
Exhibit E	-	Form of Warrant
Exhibit F	-	Form of EQT JDA Transfer Agreement
Exhibit G	-	Form of EQT PDA Transfer Agreement

Schedule 1.1	-	Permitted Encumbrances
Schedule 1.2	-	Pre-Effective Time D&C Wells
Schedule 3.4	-	Allocated Values
Schedule 4.4	-	Title Arbitrators
Schedule 5.1	-	Seller Knowledge Individuals
Schedule 5.7	-	Litigation
Schedule 5.8(d)	-	Tax Partnerships
Schedule 5.9	-	Capital Commitments
Schedule 5.11	-	Material Contracts
Schedule 5.12	-	Payments for Production and Imbalances
Schedule 5.13	-	Consents and Preferential Rights to Purchase
Schedule 5.14	-	Non-Consent Operations
Schedule 5.15	-	Plugging and Abandonment
Schedule 5.16	-	Environmental Matters
Schedule 5.17	-	Suspense Funds
Schedule 5.19	-	Credit Support
Schedule 5.20	-	Wells
Schedule 5.21	-	Payout Status
Schedule 5.22	-	Leases
Schedule 5.24	-	No Transfer
Schedule 6.8	-	Purchaser Knowledge Individuals
Schedule 6.13	-	Capitalization
Schedule 7.4	-	Operations
Schedule 11.1	-	Assumed Purchaser Obligations

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PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”) is dated as of February 3, 2021 (the “Execution Date”), by and between RELIANCE MARCELLUS, LLC, a Delaware limited liability company (“Seller”), on the one part, and NORTHERN OIL AND GAS, INC., a Delaware corporation (as “Purchaser”), on the other part. Seller and Purchaser are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.”

RECITALS

A. Seller owns certain interests in oil and gas properties, rights, and related assets that are defined and described herein as the “Assets.”

B. Seller desires to sell to Purchaser and Purchaser desires to purchase from Seller the Assets, in the manner and upon the terms and conditions hereafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions, and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound by the terms hereof, agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

Section 1.1 Defined Terms. In addition to the terms defined in the Preamble of this Agreement, for purposes hereof, the capitalized terms used herein and not otherwise defined shall have the meanings set forth in Appendix A. A defined term has its defined meaning throughout this Agreement regardless of whether it appears before or after the place where it is defined, and its other grammatical forms have corresponding meanings.

Section 1.2 References and Rules of Construction. All references in this Agreement to Exhibits, Schedules, Appendices, Articles, Sections, subsections, clauses, and other subdivisions refer to the corresponding Exhibits, Schedules, Appendices, Articles, Sections, subsections, clauses, and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Exhibits, Schedules, Appendices, Articles, Sections, subsections, clauses, and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. All references to “$” shall be deemed references to Dollars. Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted as of the Execution Date, and, as applicable, as consistently applied by Seller. Unless the context requires otherwise, the word “or” is not exclusive. As used herein, the word (a) “day” means calendar day; (b) “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (c) “this Agreement,” “herein,” “hereby,” “hereunder,” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection, clause, or other subdivision unless expressly so limited; (d) “this Article,” “this Section,” “this subsection,” “this clause,” and words of similar import, refer only to the Article, Section, subsection, and clause hereof in which such words occur; and (e) “including” (in its various forms) means including without limitation. Pronouns in masculine, feminine, or neuter genders shall be construed to state and include any other gender, and words, terms, and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Appendices, Exhibits, and Schedules referred to herein are attached to this Agreement and by this reference incorporated herein for all purposes. Reference herein to any federal, state, local, or foreign Law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise, and shall also be deemed to refer to such Laws as in effect as of the Execution Date or as hereafter amended. Examples are not to be construed to limit, expressly or by implication, the matter they illustrate. References to a specific time shall refer to prevailing Eastern Time, unless otherwise indicated. Except as otherwise specifically provided in this Agreement, any agreement, instrument, or writing defined or referred to herein means such agreement, instrument, or writing, as from time to time amended, supplemented, or modified prior to the Execution Date.

ARTICLE 2

PURCHASE AND SALE

Section 2.1 Purchase and Sale. At the Closing, upon the terms and subject to the conditions of this Agreement, (a) Seller agrees to sell, transfer, and convey the Assets to Purchaser, and (b) Purchaser agrees to purchase, accept, and pay for the Assets and to assume the Assumed Purchaser Obligations.

Section 2.2 Assets. As used herein, the term “Assets” means, subject to the terms and conditions of this Agreement, all of Seller’s right, title, and interest in and to the following (less and except the Excluded Assets):

(a) the oil, gas, and mineral leases, subleases, and other leaseholds, royalties, overriding royalties, net profits interests, production payments, carried interests, farmout rights, and mineral fee interests described on Exhibit A-1 or otherwise located in the Assigned Area, whether producing or non-producing, together with all leasehold estates and other interests created thereby, in each case, subject to the terms, conditions, covenants, and obligations set forth in such leases (collectively, the “Leases”), together with all pooled, communitized, or unitized acreage or rights that includes or constitutes all or part of any Leases (the “Units”), and all tenements, hereditaments, and appurtenances belonging to the Leases and Units;

(b) all oil, gas, water, disposal, injection, monitoring, and other wells located on the Leases or Units, whether producing, shut-in, completed, or temporarily or permanently plugged and abandoned, including the oil and gas wells described on Exhibit A-2 (collectively, the “Wells” and together with the Units and the Leases, the “Properties”); and all tangible personal property, supplies, inventory, equipment, fixtures, and improvements, in each case, to the extent owned or held for use in connection with the operation, production, gathering, treating, storing, transportation, or marketing of Hydrocarbons from the Wells (collectively, the “Equipment”);

(c) to the extent that they may be assigned (provided that Seller will use Commercially Reasonable Efforts to obtain any necessary consent to assignment), all contracts, agreements, and instruments (including any amendments thereto) that are binding on the Properties or relate to the ownership or operation of the Properties to the extent the foregoing cover or are attributable to the Properties or the production of Hydrocarbons from the Properties, including operating agreements, unitization, pooling and communitization agreements, declarations and orders, area of mutual interest agreements, joint venture agreements, farmin and farmout agreements, bottom-hole agreements, participation agreements, exchange agreements, balancing agreements, Hydrocarbon gathering and transportation agreements, agreements for the sale and purchase of Hydrocarbons, and processing agreements; provided, however, the foregoing shall not include (i) any contracts, agreements, or instruments to the extent they relate to any of the Excluded Assets, (ii) any master service agreements, procurement agreements, engineering, and procurement contracts or similar service contracts and any work orders thereunder or relating thereto and (iii) the Leases, the Surface Interests, the Permits, and other instruments creating or evidencing an interest in the ownership of the Assets (subject to such exclusions, the “Contracts”);

(d) to the extent that they may be assigned (provided that Seller will use Commercially Reasonable Efforts to obtain any necessary consent to assignment), all surface fee interests, easements, licenses, servitudes, rights-of-way, water rights, surface leases, and other surface rights appurtenant to, and used or held for use in connection with, the Properties, including those surface interests set forth on Exhibit A-3 (the “Surface Interests”);

(e) all Hydrocarbons in, on, under, or produced from or attributable to the Properties at and after the Effective Time, and the proceeds thereof, and all Hydrocarbon inventories from or attributable to the Properties that are in storage as of the Effective Time;

(f) all rights, benefits, liabilities, and obligations arising from or in connection with any Imbalances;

(g) to the extent that they may be assigned (and provided that Seller will use Commercially Reasonable Efforts to obtain any necessary consent to assignment), all Permits that are used in connection with the ownership or operation of the Assets;

(h) all (i) trade credits, accounts receivable, notes receivable, take-or-pay amounts receivable, and other receivables and general intangibles, in each case, to the extent attributable to the other Assets (i.e., those items described in the other subsections of this Section 2.2) with respect to periods of time from and after the Effective Time, and (ii) liens and security interests in favor of Seller, whether choate or inchoate, under any Law or contract, to the extent arising from, or relating to, the ownership, operation, or sale or other disposition at or after the Effective Time of any of the other Assets (i.e., those items described in the other subsections of this Section 2.2);

(i) all rights to audit the records of any Person and to receive refunds or payments of any nature, and all amounts of money relating thereto, in each case, to the extent arising from, or relating to, the ownership, operation, or sale or other disposition at or after the Effective Time of the other Assets (i.e., those items described in the other subsections of this Section 2.2) or to the extent relating to any Assumed Purchaser Obligations;

(j) all intangible rights, inchoate rights, transferable rights under warranties made by prior owners, manufacturers, vendors, and Third Parties, and rights accruing under applicable statutes of limitation or prescription, in each case, to the extent related or attributable to the Assets;

(k) to the extent related to the other Assets (i.e., those items described in the other subsections of this Section 2.2), all claims, rights, demands, complaints, causes of action, suits, actions, judgments, damages, awards, fines, penalties, recoveries, settlements, appeals, duties, obligations, liabilities, losses, debts, costs, and expenses (including court costs, expert witness fees, and reasonable attorneys’ fees) in favor of Seller (i) arising from acts, omissions, or events occurring from and after the Effective Time, or (ii) relating to the period prior to the Effective Time to the extent covering, related or attributable to the Assumed Purchaser Obligations, in each case, excluding items that relate to matters for which Seller is required to provide indemnification to Purchaser hereunder;

(l) the Records; and

(m) all cores, core analysis, geophysical, geological and other seismic and related technical data and information relating to the Assets (excluding, however, all of Seller’s interpretive data related thereto), in each case, only to the extent such data and information is transferable without the payment of any fee or additional consideration to a Third Party (unless Purchaser agrees in writing to pay such fee or consideration) and without the breach of any transfer restrictions owed to a Third Party.

Section 2.3 Excluded Assets. The Assets shall not include, and there is excepted, reserved, and excluded from this transaction, the Excluded Assets.

Section 2.4 Effective Time; Proration of Costs and Revenues.

(a) Subject to the other terms and conditions of this Agreement, possession of the Assets shall be transferred from Seller to Purchaser at the Closing, but certain financial benefits and burdens of the Assets shall be transferred effective as of 12:01 a.m., Eastern Time, on July 1, 2020 (the “Effective Time”), as described below.

(b) Except as expressly provided otherwise in this Section 2.4, Purchaser shall be entitled to all production of Hydrocarbons from or attributable to the Properties at and after the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, revenue, receipts, and credits earned with respect to the Assets at and after the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) (i) all Property Costs incurred at and after the Effective Time, and (ii) the Pre-Effective Time D&C Costs up to the Pre-Effective Time D&C Cost Cap. Notwithstanding anything to the contrary herein, the Parties acknowledge and agree that Purchaser shall be entitled to receive all production of Hydrocarbons from or attributable to the Pre-Effective Time D&C Wells, and to all other income, proceeds, revenue, receipts, and credits earned with respect to the Pre-Effective Time D&C Wells (in each case, regardless of whether with respect to periods of time prior to, on or after the Effective Time).

(c) Except as expressly provided otherwise in this Section 2.4, Seller shall be entitled to all production of Hydrocarbons from or attributable to the Properties (other than the Pre-Effective Time D&C Wells) prior to the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, revenue, receipts, and credits earned with respect to the Assets (other than the Pre-Effective Time D&C Wells) prior to the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) all Property Costs incurred prior to the Effective Time (including with respect to the Pre-Effective Time D&C Wells solely to the extent the Pre-Effective Time D&C Costs exceed the Pre-Effective Time D&C Cost Cap).

(d) Should Purchaser receive after Closing any income, proceeds, revenue, or other amounts to which Seller is entitled under Section 2.4(c), Purchaser shall fully disclose, account for, and promptly remit the same to Seller. If, after Closing, Seller receives any income, proceeds, revenue, or other amounts with respect to the Assets to which Seller is not entitled pursuant to Section 2.4(c), Seller shall fully disclose, account for, and promptly remit the same to Purchaser.

(e) Should Purchaser pay after Closing any Property Costs for which Seller is responsible under Section 2.4(c), Seller shall reimburse Purchaser promptly after receipt of an invoice with respect to such Property Costs, accompanied by copies of the relevant vendor or other invoice and proof of payment. Should Seller pay after Closing any Property Costs (including any Pre-Effective Time D&C Costs up to the Pre-Effective Time D&C Cost Cap) for which Seller is not responsible under Section 2.4(c), Purchaser shall reimburse Seller promptly after receipt of an invoice with respect to such Property Costs (or Pre-Effective Time D&C Costs), accompanied by copies of the relevant vendor or other invoice and proof of payment.

(f) Notwithstanding anything to the contrary in this Agreement, except to the extent such amounts are, or are attributable to, the Excluded Assets, Seller shall have no further entitlement to amounts earned from the sale of Hydrocarbons produced from or attributable to the Assets and other income, proceeds, revenue, receipts and credits earned with respect to the Assets and no further responsibility for Property Costs incurred with respect to the Assets following the Cut-off Date.

(g) Within 30 days after the end of each calendar month from and after the Closing (including the calendar month in which the Closing occurs) until the Cut-off Date, Seller and Purchaser shall (i) determine in good faith the aggregate net amount of (A) all income, proceeds, receipts and credits received by each Party during such calendar month to which the other Party is entitled under this Section 2.4, and (B) all Property Costs for which each Party is responsible under this Section 2.4 but were paid by the other Party during such calendar month and (ii) true-up such aggregate net amount between the Parties as follows: (A) if such netting and true-up results in a net amount payable by Purchaser to Seller, then Purchaser shall pay to Seller such amount, and (B) if such netting and true-up results in a net amount payable by Seller to Purchaser, then Seller shall pay to Purchaser such amount.

(h) Rights-of-way fees, insurance premiums, and other Property Costs that are paid periodically shall be prorated based on the number of days in the applicable period falling before and the number of days in the applicable period falling at and after the Effective Time. Asset Taxes shall be allocated in a manner consistent with Section 12.2. In each case, Purchaser shall be responsible for the portion allocated to the period at and after the Effective Time and Seller shall be responsible for the portion allocated to the period before the Effective Time.

(i) Notwithstanding anything to the contrary herein, (i) Purchaser shall be responsible (and Seller shall bear no responsibility and shall be entitled to reimbursement hereunder from Purchaser) for the Pre-Effective Time D&C Costs up to the Pre-Effective Time D&C Cost Cap, regardless of whether incurred or paid on or prior to the Effective Time, and (ii) Purchaser shall be entitled to any credits or refunds associated with the Pre-Effective Time D&C Costs. For the avoidance of doubt, in no event will Purchaser be responsible for any Pre-Effective Time D&C Costs in excess of the Pre-Effective Time D&C Cost Cap.

Section 2.5 Procedures.

(a) For purposes of allocating production (and proceeds and accounts receivable with respect thereto) under Section 2.4, (i) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Properties when they pass through the inlet flange of the pipeline connecting into the storage facilities into which they are run or, if there are no such storage facilities, when they pass through the LACT meters or similar meters at the initial point of entry into the pipelines through which they are transported from the field and (ii) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Properties when they pass through the delivery point sales meters (or other custody transfer meters, whichever is closest to the Well) on the pipelines through which they are transported. Such allocations (along with the adjustments made pursuant to Section 3.3) shall be based on data and information provided by the applicable Third Party operators of the Assets and all other relevant data and information reasonably available to the Parties; provided that, if any such data or information has not been provided by a Third Party operator as of the relevant time, then Seller shall make a reasonable good faith estimate of such allocations or adjustments, as applicable, based on the best data and information available to Seller at such time. If Purchaser requests, Seller shall provide to Purchaser the data and information available to Seller and reasonably necessary to support Seller’s allocations (including the adjustments made pursuant to Section 3.3). The terms “earned” and “incurred” shall be interpreted in accordance with generally accepted accounting principles and Council of Petroleum Accountants Society standards, and expenditures that are incurred pursuant to an operating agreement, unit agreement, or similar agreement shall be deemed incurred when expended by the operator of the applicable Property, in accordance with such operator’s then-current practice.

(b) After Closing, each Party shall be entitled to participate in all joint interest audits and other audits of (i) Property Costs for which such Party is entirely or in part responsible under the terms of Section 2.4 or (ii) Hydrocarbons from or attributable to the Properties (and all products and proceeds attributable thereto) or other income, proceeds, revenue, receipts, and credits earned with respect to the Assets, in each case, to which such Party is entirely or in part entitled under the terms of Section 2.4, provided that, (A) Purchaser shall handle all joint interest audits and other audits of Property Costs covering the period for which Seller is in part responsible with Purchaser under Section 2.4 (and Purchaser shall be solely responsible for Purchaser’s out-of-pocket costs and expenses incurred in connection with such audits), (B) Seller shall handle all joint interest audits and other audits of Hydrocarbons from or attributable to the Properties (and all products and proceeds attributable thereto) or other income, proceeds, revenue, receipts, and credits earned with respect to the Assets, in each case, to which Seller is entirely or in part entitled under Section 2.4 (and Seller shall be solely responsible for Seller’s out-of-pocket costs and expenses incurred in connection with such audits), and (C) a Party shall not agree to any adjustments to previously assessed costs for which the other Party is liable, or any compromise of any audit claims to which such other Party would be entitled, without the prior written consent of the other Party, not to be unreasonably withheld, conditioned, or delayed. Purchaser shall provide Seller with a copy of all applicable audit reports and written audit agreements received by Purchaser or its Affiliates and relating to periods for which Seller is wholly or partially responsible or with respect to any Excluded Assets.

ARTICLE 3

PURCHASE PRICE

Section 3.1 Purchase Price.

(a) The purchase price for the Assets shall be (i) $250,000,000, plus (ii) the Warrant Value (such aggregate amount, the “Unadjusted Purchase Price”), as adjusted and paid, as applicable, pursuant to and in accordance with Section 3.3, Section 9.3 and Section 9.4.

(b) Upon the execution of this Agreement, Purchaser shall deliver into the Escrow Account an amount equal to $25,000,000 (together with all interest accrued thereon, the “Deposit”) to be held by the Escrow Agent pursuant to the terms of this Agreement and the Escrow Agreement. If the Closing occurs, the Deposit shall be taken into account in the determination of the Closing Payment pursuant to Section 9.4(a). However, if the Closing does not occur, the Deposit shall be distributed in accordance with Section 10.2.

(c) In addition to the Closing Payment, at Closing, Purchaser shall issue to Seller 3,250,000 warrants to purchase shares of Purchaser common stock, $0.001 par value per share (the “Purchaser Common Stock”) with the terms set forth in the Form of Warrant attached as Exhibit E (the “Warrants”).

Section 3.2 Allocation of Purchase Price. The Parties recognize that this transaction is subject to the reporting requirements of Section 1060 of the Code and the Treasury Regulations thereunder and, therefore, that an IRS Form 8594, Asset Acquisition Statement, will be filed by the Parties. The Parties agree that the Adjusted Purchase Price and any liabilities and other consideration (including the Warrants) associated with the purchase and sale of the Assets (to the extent properly taken into account under the Code) shall be allocated among the Assets for Tax purposes in accordance with an allocation schedule, which shall be prepared by Purchaser and delivered to Seller within 30 days following the final determination of the Adjusted Purchase Price (as revised under this Section 3.2, the “Purchase Price Allocation Schedule”). Seller shall deliver to Purchaser a notice of objection reflecting any disputed items with respect to the Purchase Price Allocation Schedule within 30 days after the date of receipt of the Purchase Price Allocation Schedule by Seller. If the Parties, acting reasonably and in good faith over the subsequent 30 days, agree on the Purchase Price Allocation Schedule or any revisions thereto, such Purchase Price Allocation Schedule shall be deemed final. Any disputed items at the end of such 30-day period shall be resolved by an independent, nationally recognized accounting firm mutually selected by the Parties, and such resolution shall be binding on the Parties. The Parties shall use the final

Purchase Price Allocation Schedule (as agreed by the Parties or as resolved by such accounting firm) in reporting this transaction to the applicable Taxing authorities, including IRS Form 8594 and any other information or Tax Returns or supplement thereto required to be filed under Section 1060 of the Code. Neither Party shall file any Tax Return or otherwise take any position for Tax purposes that is inconsistent with such final Purchase Price Allocation Schedule. Each Party shall promptly notify the other in writing upon receipt of notice of any pending or threatened Tax audit or assessment challenging such final Purchase Price Allocation Schedule, and neither Party shall agree to any proposed adjustment to the allocation contained in such final Purchase Price Allocation Schedule by any Taxing authority without first giving to the other Party prior written notice; provided, however, that nothing contained herein shall prevent either Party from settling in good faith any proposed deficiency or adjustment by any Taxing authority based upon or arising out of the allocation, and neither Party shall be required to litigate any proposed deficiency or adjustment by any Taxing authority challenging such allocation.

Section 3.3 Adjustments to Purchase Price. All adjustments to the Unadjusted Purchase Price shall be made (x) in accordance with the terms of this Agreement and, to the extent not inconsistent with this Agreement, on an accrual basis and in accordance with GAAP, in each case, as consistently applied by Seller in the accounting of and for the Assets (as of the Effective Time), (y) without duplication (in this Agreement or otherwise), and (z) with respect to matters (A) in the case of Section 3.3(b)(iv), for which notice is given on or before the Title Claim Date, and (B) in all of the other cases set forth in Section 3.3(a) and Section 3.3(b), identified on or before the Cut-off Date. Each adjustment to the Unadjusted Purchase Price described in Section 3.3(a) and Section 3.3(b) shall be allocated among the Assets in accordance with Section 3.4. Without limiting the foregoing, the Unadjusted Purchase Price shall be adjusted as follows, with the result of such adjustments to such Unadjusted Purchase Price herein the “Adjusted Purchase Price”:

(a) The Unadjusted Purchase Price shall be adjusted upward by the following amounts (without duplication):

(i) an amount equal to all Property Costs attributable to the ownership or operation of the Assets that are incurred at and after the Effective Time but paid by Seller (as is consistent with Section 2.4(b) and Section 2.4(c)), but excluding any amounts previously reimbursed to Seller pursuant to Section 2.4(e);

(ii) an amount equal to, to the extent that such amounts have been received by Purchaser and not remitted or paid to Seller, (A) all proceeds from the production of Hydrocarbons from or attributable to the Properties prior to the Effective Time, (B) all other income, proceeds, receipts and credits earned with respect to the Assets prior to the Effective Time, and (C) any other amounts to which Seller is entitled pursuant to Section 2.4(c);

(iii) the amount of all prepaid Property Costs (excluding Asset Taxes but including prepaid bonuses, rentals, cash calls, and advances to Third Party operators for expenses not yet incurred) paid by Seller with respect to the ownership or operation of the Assets after the Effective Time;

(iv) the amount of any Asset Taxes allocated to Purchaser pursuant to Article 12 that have been paid by Seller as of the Closing Date;

(v) to the extent that proceeds for such volumes have not been received by Seller, an amount equal to the aggregated volumes of saleable Hydrocarbons stored in stock tanks (excluding tank bottoms) or other storage (excluding linefill) as of the Effective Time that are attributable to the ownership or operation of the Assets, multiplied by the contract price therefor on the Effective Time;

(vi) to the extent that Seller is under-produced or over-delivered as of the Effective Time as shown with respect to the net Imbalances set forth in Schedule 5.12, as complete and final settlement of all such Imbalances, the amount of the Imbalances, multiplied by a price of $1.26 per MMBtu;

(vii) the sum of Pre-Effective Time D&C Costs incurred by Seller up to the Pre-Effective Time D&C Cost Cap; and

(viii) any other amount provided for elsewhere in this Agreement or otherwise agreed upon in writing by the Parties as an upward adjustment to the Unadjusted Purchase Price.

(b) The Unadjusted Purchase Price shall be adjusted downward by the following amounts (without duplication):

(i) an amount equal to all Property Costs (including the Pre-Effective Time D&C Costs solely to the extent exceeding the Pre-Effective Time D&C Cost Cap) attributable to the ownership or operation of the Assets that are incurred prior to the Effective Time but paid by Purchaser (as is consistent with Section 2.4(b) and Section 2.4(c)), but excluding any amounts previously reimbursed to Purchaser pursuant to Section 2.4(e);

(ii) an amount equal to, to the extent that such amounts have been received by Seller and not remitted or paid to Purchaser, (A) all proceeds from the production of Hydrocarbons from or attributable to the Properties at and after the Effective Time, (B) all other income, proceeds, receipts, and credits earned with respect to the Assets at and after the Effective Time, and (C) any other amounts to which Purchaser is entitled pursuant to Section 2.4(b);

(iii) the amount of any Asset Taxes allocated to Seller pursuant to Article 12 that will be paid or economically borne by Purchaser;

(iv) any reductions to the Unadjusted Purchase Price in accordance with Section 4.2;

(v) an amount equal to the Allocated Value of any Assets excluded from this transaction pursuant to Section 4.6 or Section 7.1;

(vi) to the extent that Seller is over-produced or under-delivered as of the Effective Time as shown with respect to the net Imbalances set forth in Schedule 5.12, as complete and final settlement of all such Imbalances, the amount of the Imbalances, multiplied by a price of $1.26 per MMBtu;

(vii) to the extent not transferred to Purchaser at the Closing, the amount of any Suspense Funds held by Seller as of Closing, if any; and

(viii) any other amount provided for elsewhere in this Agreement or otherwise agreed upon in writing by the Parties as a downward adjustment to the Unadjusted Purchase Price.

Section 3.4 Allocated Values. The “Allocated Values” for the Assets (which are provided for, and allocated among, each of the Leases and Wells) are set forth on Schedule 3.4. Each adjustment shall be allocated to the particular Assets to which such adjustment relates to the extent, and in the proportion which, such adjustment relates to such Assets and to the extent that it is, in the commercially reasonable discretion of Seller, possible to do so. Any adjustment not allocated to a specific Asset or Assets pursuant to the immediately preceding sentence shall be allocated among the various Assets in proportion to the Unadjusted Purchase Price allocated to each Asset on Schedule 3.4. Seller has accepted such Allocated Values for purposes of this Agreement and the transactions contemplated hereby, but makes no representation or warranty as to the accuracy of such values.

Section 3.5 Escrow Agreement. Simultaneously with the execution of this Agreement, Seller and Purchaser have executed, and have obtained execution by the Escrow Agent of, the Escrow Agreement.

Section 3.6 Withholding. Purchaser and its Affiliates and Escrow Agent shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under applicable Law. Purchaser shall provide Seller with at least 10 Business Days prior written notice of any such deduction or withholding with respect to Seller, unless there is a change in applicable Law requiring such deduction or withholding, in which case, prior written notice to Seller will be provided as soon as reasonably practicable after such change in applicable Law, and Purchaser shall use Commercially Reasonable Efforts to cooperate with Seller to mitigate such deduction and withholding. To the extent any amounts are so deducted or withheld and paid over to the appropriate Taxing authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

ARTICLE 4

TITLE AND ENVIRONMENTAL MATTERS

Section 4.1 Seller’s Title.

(a) EXCEPT FOR THE SPECIFIED REPRESENTATIONS, THE RETAINED LITIGATION AND THE SPECIAL WARRANTY OF DEFENSIBLE TITLE SET FORTH IN THE CONVEYANCE AND WITHOUT LIMITING PURCHASER’S REMEDIES FOR TITLE DEFECTS SET FORTH IN THIS ARTICLE 4 OR SELLER’S

INDEMNIFICATION OBLIGATIONS PURSUANT TO SECTION 11.2(B)(III) WITH RESPECT TO THE RETAINED LITIGATION, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, WITH RESPECT TO SELLER’S TITLE TO ANY OF THE ASSETS. PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT, SUBJECT TO THE PROVISIONS OF SECTION 4.5, AND EXCEPT FOR THE SPECIFIED REPRESENTATIONS, PURCHASER’S SOLE REMEDY FOR ANY DEFECT OF TITLE AGAINST SELLER OR ITS AFFILIATES, INCLUDING ANY TITLE DEFECT, WITH RESPECT TO ANY OF THE ASSETS, (i) ON OR BEFORE THE APPLICABLE TITLE CLAIM DATE, SHALL BE AS SET FORTH IN SECTION 4.2 AND (ii) FROM AND AFTER THE APPLICABLE TITLE CLAIM DATE (WITHOUT DUPLICATION), SHALL BE PURSUANT TO THE SPECIAL WARRANTY OF DEFENSIBLE TITLE SET FORTH IN THE CONVEYANCE.

(b) The Conveyance delivered at Closing will contain a special warranty of Defensible Title whereby Seller shall warrant Defensible Title to its interest in the Leases and Wells unto Purchaser against every Person whomsoever lawfully claiming or to claim the same or any part thereof by, through, or under Seller or any of its Affiliates but not otherwise, subject, however, to the Permitted Encumbrances and the following subsections (i)-(iv). The special warranty of Defensible Title contained in the Conveyance shall constitute a special warranty of title by, through, and under Seller under the applicable Laws of the Commonwealth of Pennsylvania.

(i) The special warranty of Defensible Title contained in the Conveyance shall be subject to the further limitations and provisions of this Article 4, mutatis mutandis, other than the Individual Defect Threshold and the Individual Defect Deductible.

(ii) No later than 5:00 p.m. Eastern Time on the date that is 24 months after the Closing Date (the “SWT Claim Date”), Purchaser may furnish Seller a Title Defect Notice meeting the requirements of the third sentence of Section 4.2(a) setting forth any matters that Purchaser asserts as a breach of the special warranty of Defensible Title set forth in the Conveyance. Seller shall have a reasonable opportunity, but not the obligation, to cure any alleged breach of the special warranty of Defensible Title, prior to the date that is six months after the SWT Claim Date. Purchaser shall be deemed to have waived all breaches of Seller’s special warranty of Defensible Title set forth in the Conveyance for which Seller has not received on or before the SWT Claim Date a valid Title Defect Notice that satisfies the requirements set forth in the third sentence of Section 4.2(a).

(iii) For purposes of the special warranty of Defensible Title contained in the Conveyance, the value of the Leases and Wells, as applicable, shall be deemed to be the Allocated Value thereof, as adjusted herein. Recovery on the special warranty of Defensible Title contained in the Conveyance shall be limited to an amount (without any interest accruing thereon) equal to the reduction in the Unadjusted Purchase Price to which Purchaser would have been entitled had Purchaser asserted the Title Defect giving rise to such breach of the special warranty of Defensible Title contained in the Conveyance, as a Title Defect prior to the Title Claim Date pursuant to Section 4.2; provided that no claim under the special warranty of Defensible Title contained in the Conveyance shall be subject to the Individual Defect Threshold or the Individual Defect Deductible.

(iv) Notwithstanding anything to the contrary in this Agreement, PURCHASER ACKNOWLEDGES AND AGREES THAT PURCHASER SHALL NOT BE ENTITLED TO PROTECTION UNDER (NOR HAVE THE RIGHT TO MAKE A CLAIM AGAINST) THE SPECIAL WARRANTY OF DEFENSIBLE TITLE CONTAINED IN THE CONVEYANCE FOR (A) ANY TITLE DEFECT ASSERTED (OR ANY MATTER RAISED IN A PRELIMINARY TITLE DEFECT NOTICE) UNDER THIS ARTICLE 4 PRIOR TO THE TITLE CLAIM DATE OR (B) ANY EXCLUDED DEFECT.

Section 4.2 Title Defects.

(a) To assert a claim of a Title Defect, Purchaser must deliver a claim notice to Seller (a “Title Defect Notice”) promptly after the discovery thereof, but in no event later than 5:00 p.m. Eastern Time 45 days following the Execution Date (such cut-off date, the “Title Claim Date”). To give Seller an opportunity to commence reviewing and curing alleged Title Defects asserted by Purchaser, Purchaser shall use reasonable efforts to give Seller, on or before the end of each calendar week prior to the Title Claim Date, written notice of all alleged Title Defects discovered by Purchaser’s Representatives during such calendar week, which notice may be preliminary in nature and supplemented prior to the Title Claim Date; provided that failure of Purchaser to provide preliminary notice of any Title Defects shall not be deemed to waive or otherwise prejudice Purchaser’s rights to assert a Title Defect on or before the Title Claim Date in accordance with this Section 4.2. To be effective, each Title Defect Notice shall be in writing and include (i) a description of the alleged Title Defect that is reasonably sufficient for Seller to determine the basis of the alleged Title Defect, (ii) the Assets (or portion thereof) adversely affected by the Title Defect or, in the case of a Title Defect that is an Environmental Defect, any other Asset adversely affected by such Title Defect (a “Title Defect Property”), (iii) the Allocated Value of each Title Defect Property, if applicable, (iv) all documents upon which Purchaser relies for its assertion of a Title Defect, including, at a minimum, supporting documents reasonably necessary for Seller to identify the alleged Title Defect (if, and to the extent, such documents are in Purchaser’s or its Representatives’ possession), (v) for Title Defects other than Environmental Defects, the amount by which Purchaser reasonably believes the Allocated Value of each Title Defect Property is reduced by the alleged Title Defect and the computations and information upon which Purchaser’s belief is based, including any analysis by any title attorney or examiner hired by Purchaser, and (vi) with respect to an Environmental Defect, Purchaser’s computation of the amount to Remediate the Environmental Defect (including all material assumptions used by Purchaser in calculating such amount), and a reasonably detailed description of the Remediation proposed for the alleged Environmental Defect, including the requirements or standards Purchaser asserts must be met to Remediate such applicable Environmental Defect. Notwithstanding anything herein to the contrary (except for the Specified Representations or the special warranty of Defensible Title set forth in the Conveyance), Purchaser forever waives against Seller and its Affiliates, and Seller shall have no liability for, Title Defects not properly asserted by a Title Defect Notice by the Title Claim Date.

(b) Seller’s Cure Right.

(i) Seller shall have the right, but not the obligation, to attempt, at its sole cost, (A) to cure or remove on or before the date that is 60 days after the Closing Date (the “Cure Period”) any Title Defects, other than any Environmental Defects, and (B) cure and Remediate at any time prior to the Closing Date (the “Environmental Defect Cure Period”) any Title Defect that is an Environmental Defect, in each case, for which Seller has received a Title Defect Notice from Purchaser prior to the Title Claim Date, and Purchaser shall take all actions reasonably requested by Seller to assist it with the cure or removal of any such Title Defects; provided, however, that (x) Seller shall reimburse Purchaser for any reasonable out-of-pocket costs incurred by Purchaser in connection with such actions and Seller shall not unreasonably interfere with the operation of the Assets in connection with such cure or removal and (y) Seller shall only have the right to cure a Title Defect if Seller provides Purchaser with written notice of Seller’s intent to cure such Title Defect at least two days prior to the Scheduled Closing Date.

(ii) At the Closing and except with respect to Title Defects for Title Defect Properties excluded from the Closing or retained by Seller pursuant to Section 4.2(c), the Unadjusted Purchase Price shall be reduced by an amount equal to Purchaser’s good faith estimate of the Title Defect Amount for any Title Defect that is not cured prior to the Closing, provided, however, that with respect to any Title Defect for which Seller has provided notice to Purchaser at least two days prior to the Scheduled Closing Date that Seller intends to attempt to cure the Title Defect during the Cure Period (a “Remedy Notice”) or for which Seller disputes the existence of such Title Defect, the proper and adequate cure therefore, or the Title Defect Amount attributable to a Title Defect (a “Disputed Defect” and such notice, a “Dispute Notice”), (A) the Unadjusted Purchase Price shall not be reduced at the Closing by the Title Defect Amount for such Title Defect, (B) Purchaser’s good faith estimate of the Title Defect Amount for such Title Defect (the “Deemed Defect Amount”) shall not be paid to Seller at the Closing and shall be handled in accordance with Section 4.2(b)(iii) and (C) the Unadjusted Purchase Price shall be deemed to be reduced for purposes of Section 8.1(e) and Section 8.2(e) based on the Deemed Defect Amount for each Title Defect.

(iii) At Closing, Purchaser shall deposit with the Escrow Agent an amount equal to the aggregate Deemed Defect Amounts for any Title Defects with respect to which a Remedy Notice or Dispute Notice is provided to Purchaser by Seller in accordance with Section 4.2(b)(ii) (such amount, the “Defect Escrow Amount”), and such Defect Escrow Amount or portions thereof shall be distributed in accordance with this Section 4.2(b)(iii). If (A) before the end of the Cure Period, Seller and Purchaser agree that such Title Defect has been cured, or (B) Seller and Purchaser cannot agree, and it is determined by the Title Arbitrator that such Title Defect is fully cured, then within five Business Days after the expiration of the Cure Period (in the case of clause (A)) or the determination of the Title Arbitrator (in the case of clause (B)), the Parties shall jointly direct the Escrow Agent to release the Deemed Defect Amount escrowed for such Title Defect pursuant to this Section 4.2(b)(iii) to Seller; provided, however, that, if such Title Defect has only been partially cured, the Unadjusted Purchase Price shall be adjusted downward based on the Title Defect Amount for such Title Defect as partially cured, the Parties shall jointly direct the Escrow Agent to release to Purchaser the portion of the Deemed Defect Amount escrowed for such Title Defect pursuant to this Section 4.2(b)(iii)

that is equal to such adjustment (or the entirety of such amount if the Title Defect Amount equals or exceeds the amount so escrowed), the Parties shall jointly direct the Escrow Agent to release to Seller the remaining amount escrowed for such Title Defect pursuant to this Section 4.2(b)(iii), if any, and such adjustment and releases shall be reflected in the calculations, and any further reconciliation, if necessary, shall be completed under Section 9.4(b). If (1) upon the end of the Cure Period, Seller and Purchaser agree that such Title Defect has not been cured, or (2) Seller and Purchaser cannot agree, and it is determined by the Title Arbitrator that such Title Defect is not cured, then, within five Business Days after the expiration of the Cure Period (in the case of clause (1)) or the determination of the Title Arbitrator (in the case of clause (2)), the Parties shall jointly direct the Escrow Agent to release the Deemed Defect Amount escrowed for such Title Defect pursuant to this Section 4.2(b)(iii) to Purchaser, the Unadjusted Purchase Price shall be adjusted downward by the Title Defect Amount for such Title Defect and such adjustment and releases shall be reflected in the calculations, and any further reconciliation, if necessary, shall be completed, under Section 9.4(b). Within five Business Days after the Title Arbitrator has made a determination with respect to any Title Defect or Title Defect Amount, the Parties shall jointly direct the Escrow Agent to disburse the amount as determined by the Title Arbitrator to the Party determined by the Title Arbitrator to be entitled thereto, but only to the extent direction has not been otherwise provided to the Escrow Agent above in this Section 4.2(b)(iii) with respect to such Title Defect or Title Defect Amount, the Unadjusted Purchase Price shall be adjusted downward in accordance with such determination, if applicable, and such adjustment shall be reflected in the calculations, and any further reconciliation, if necessary, shall be completed, under Section 9.4(b). Any interest earned on the Defect Escrow Amount shall be released to the Party receiving such Defect Escrow Amount.

(iv) If any Title Defect with respect to which Seller provided a Remedy Notice to Purchaser is not cured or resolved within the Cure Period, Seller shall remedy such Title Defect pursuant to Section 4.2(c) no later than ten Business Days after the expiration of the Cure Period, or the Environmental Defect Cure Period, as applicable (the “Remedy Deadline”); provided, however, that any downward adjustments to the Unadjusted Purchase Price made pursuant to Section 4.2(c) shall occur at the times set forth in Section 4.2(b)(iii) and shall be reflected in the calculations under Section 9.4; and provided, further, that if there are any Disputed Defects that have not been cured, waived, or otherwise resolved by the Parties prior to the Remedy Deadline, such Disputed Defect(s) (and any remedies relating thereto) shall be finally and exclusively resolved in accordance with the provisions of Section 4.4. An election by Seller to attempt to cure a Title Defect shall be without prejudice to its rights under Section 4.4 and shall not constitute an admission against interest or a waiver of Seller’s right to dispute the existence, nature, or value of, or cost to cure, the alleged Title Defect.

(c) In the event that any Title Defect is not waived by Purchaser or, subject to Section 4.2(b), not cured or resolved within the Cure Period or the Environmental Defect Cure Period, as applicable, Seller shall, at its sole election, and subject to the applicable Individual Defect Threshold and the applicable Individual Defect Deductible, elect to (i) make a downward adjustment to the Unadjusted Purchase Price equal to an amount determined pursuant to Section 4.2(d) (the “Title Defect Amount”) as being the value of such Title Defect or (ii) if and only if the Title Defect Amount alleged by Purchaser equals or exceeds 75% of the Allocated Value of the Title Defect Property, retain the entirety of the Title Defect Property that is adversely affected by such Title Defect (along with any related and reasonably necessary Assets), in which event, the Unadjusted Purchase Price shall be adjusted downward by an amount equal to the Allocated Value of such Title Defect Property (and the Individual Defect Threshold and Individual Defect Deductible shall not apply thereto), and such Title Defect Property (along with such related Assets) shall be deemed Excluded Assets. Notwithstanding the foregoing provisions of this Section 4.2(c) but subject to the written consent of Purchaser (which may be withheld in its sole discretion), no reduction shall be made in the Unadjusted Purchase Price with respect to any Title Defect for which Seller, at its election, executes and delivers to Purchaser a written indemnity agreement, in form and substance satisfactory to Purchaser in its sole discretion, under which Seller agrees to fully, unconditionally, and irrevocably indemnify and hold harmless Purchaser from any and all Damages arising out of or resulting from such Title Defect. Upon Seller electing to remedy a Title Defect pursuant to this Section 4.2(c), the Parties shall complete any further conveyancing of the relevant Title Defect Property as is necessary to effect such remedy. In the case of any such conveyancing, Purchaser shall assign the relevant Title Defect Property to Seller with a special warranty of Defensible Title by, through, and under Purchaser subject to the Permitted Encumbrances in substantially the form of Exhibit B. Any downward adjustments to the Unadjusted Purchase Price pursuant to this Section 4.2(c) shall be made (and accounted for) at the times set forth in Section 9.4.

(d) The Title Defect Amount resulting from a Title Defect that is an Environmental Defect shall be the amount determined pursuant to Section 4.2(d)(v) (the “Environmental Defect Amount”), and the Title Defect Amount resulting from a Title Defect that is not an Environmental Defect shall be the amount by which the Allocated Value of the Title Defect Property adversely affected by such Title Defect is reduced as a result of the existence of such Title Defect and shall be determined in accordance with the following methodology, terms, and conditions:

(i) if Purchaser and Seller agree on the Title Defect Amount, that amount shall be the Title Defect Amount;

(ii) if the Title Defect is a lien, encumbrance, or other charge that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from Seller’s interest in the affected Title Defect Property;

(iii) if the Title Defect reflects a discrepancy (with a proportionate decrease in the working interest for the affected Title Defect Property) between (A) the Net Revenue Interest for the affected Title Defect Property and (B) the Net Revenue Interest stated in Schedule 3.4, then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property multiplied by a fraction, the numerator of which is the amount of the Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest stated in Schedule 3.4;

(iv) if the Title Defect reflects a discrepancy (based solely on gross acreage in the lands covered by the affected Lease or the undivided percentage interest in oil, gas, and other minerals covered by the affected Lease) between (A) the Net Mineral Acres for the affected Lease and (B) the Net Mineral Acres stated in Schedule 3.4, the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property multiplied by a fraction, the numerator of which is the Net Mineral Acre decrease for such Title Defect Property and the denominator of which is the Net Mineral Acres of such Title Defect Property stated in Schedule 3.4:

(v) if the Title Defect is an Environmental Defect, the Title Defect Amount shall be equal to the estimated costs and expenses of the most cost-effective Remediation of the Environmental Defect allowed under applicable Environmental Laws as of the Closing Date;

(vi) if the Title Defect represents an obligation, encumbrance, burden, or charge upon or other defect in title to the Title Defect Property of a type not described in subsections (ii), (iii), (iv) or (v) above, the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property adversely affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Purchaser and Seller, and such other factors as are necessary to make a proper evaluation;

(vii) the Title Defect Amount with respect to a Title Defect shall be determined without duplication of any costs or losses included in any other Title Defect Amount hereunder, or for which Purchaser otherwise receives credit in the calculation of the Adjusted Purchase Price; and

(viii) the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Allocated Value of such Title Defect Property, other than for (A) Title Defects that are Environmental Defects, and (B) Title Defect Amounts determined pursuant to Section 4.2(d)(ii).

(e) It is understood and agreed that Environmental Defects shall constitute Title Defects for purposes of this Agreement (as is provided in the definition of the term “Title Defects” set forth in Appendix A) unless otherwise set forth in this Agreement and, as such, will be handled in accordance with, and will be subject to, the provisions of this Section 4.2 unless otherwise set forth in this Section 4.2 and the other applicable provisions of this Article 4 (including the applicable Individual Defect Threshold and applicable Individual Defect Deductible set forth in Section 4.5) unless otherwise set forth in such provisions. As such, without limiting the disclaimers and acknowledgements set forth in Article 5, respectively:

(i) SUBJECT TO, AND WITHOUT LIMITATION OF, SELLER’S REPRESENTATION SET FORTH IN SECTION 5.15 AND SECTION 5.16 (AND PURCHASER’S RIGHTS AND REMEDIES SET FORTH IN SECTION 11.2(B)(II) WITH RESPECT THERETO), PURCHASER HEREBY WAIVES AND RELEASES ANY REMEDIES OR CLAIMS (WHETHER KNOWN OR UNKNOWN, FIXED OR CONTINGENT, LIQUIDATED OR UNLIQUIDATED, AND WHETHER ARISING AT LAW OR IN EQUITY) THAT IT MAY HAVE AGAINST SELLER, ITS AFFILIATES

OR ANY OTHER MEMBER OF THE SELLER GROUP UNDER APPLICABLE LAWS WITH RESPECT TO ENVIRONMENTAL DEFECTS (INCLUDING WITHOUT LIMITATION OF ANY CLAIMS ARISING UNDER CERCLA OR OTHER ENVIRONMENTAL LAWS), EXCEPT SOLELY FOR THOSE REMEDIES SET FORTH IN THIS ARTICLE 4 OR SECTION 11.2(B)(III).

(ii) SUBJECT TO, AND WITHOUT LIMITATION OF, SELLER’S REPRESENTATION SET FORTH IN SECTION 5.15 AND SECTION 5.16 (AND PURCHASER’S RIGHTS AND REMEDIES SET FORTH IN SECTION 11.2(B)(II) WITH RESPECT THERETO), AND PURCHASER’S RIGHTS AND REMEDIES SET FORTH IN THIS ARTICLE 4 OR SECTION 11.2(B)(III), PURCHASER ACKNOWLEDGES THAT (A) THE ASSETS HAVE BEEN USED FOR EXPLORATION, DEVELOPMENT, PRODUCTION, GATHERING, AND TRANSPORTATION OF OIL AND GAS AND THERE MAY BE PETROLEUM, PRODUCED WATER, WASTES, SCALE, NORM, HAZARDOUS SUBSTANCES, OR OTHER SUBSTANCES OR MATERIALS LOCATED IN, ON, OR UNDER THE ASSETS OR ASSOCIATED WITH THE ASSETS, (B) EQUIPMENT AND SITES INCLUDED IN THE ASSETS MAY CONTAIN ASBESTOS, NORM, OR OTHER HAZARDOUS SUBSTANCES, (C) NORM MAY AFFIX OR ATTACH ITSELF TO THE INSIDE OF WELLS, PIPELINES, MATERIALS, AND EQUIPMENT AS SCALE, OR IN OTHER FORMS, (D) THE WELLS, MATERIALS, AND EQUIPMENT LOCATED ON THE ASSETS OR INCLUDED IN THE ASSETS MAY CONTAIN NORM AND OTHER WASTES OR HAZARDOUS SUBSTANCES, (E) NORM CONTAINING MATERIAL OR OTHER WASTES OR HAZARDOUS SUBSTANCES MAY HAVE COME IN CONTACT WITH VARIOUS ENVIRONMENTAL MEDIA, INCLUDING WATER, SOILS, OR SEDIMENT, AND (F) SPECIAL PROCEDURES MAY BE REQUIRED FOR THE ASSESSMENT, REMEDIATION, REMOVAL, TRANSPORTATION, OR DISPOSAL OF ENVIRONMENTAL MEDIA, WASTES, ASBESTOS, NORM, AND OTHER HAZARDOUS SUBSTANCES FROM THE ASSETS.

(iii) NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT OR ANY OTHER AGREEMENT OR INSTRUMENT DELIVERED HEREUNDER, AND SUBJECT TO, AND WITHOUT LIMITATION OF, SELLER’S REPRESENTATION SET FORTH IN SECTION 5.15 AND SECTION 5.16, SELLER DOES NOT MAKE, SELLER EXPRESSLY DISCLAIMS, AND PURCHASER WAIVES ANY REPRESENTATION, WARRANTY, OR OTHER STATEMENT, EXPRESS OR IMPLIED, ORAL OR WRITTEN, WITH RESPECT TO THE PRESENCE OR ABSENCE OF ASBESTOS, NORM, OR OTHER WASTES OR HAZARDOUS SUBSTANCES IN OR ON THE ASSETS IN QUANTITIES TYPICAL FOR OILFIELD OPERATIONS IN THE AREAS WHERE THE ASSETS ARE LOCATED.

Section 4.3 Title Benefits.

(a) Seller has the right, but not the obligation, to deliver to Purchaser on or before the Title Claim Date with respect to each Title Benefit discovered by Seller a notice (a “Title Benefit Notice”) in writing and including (i) a description of the Title Benefit reasonably sufficient to determine the basis of the alleged Title Benefit, (ii) the Lease or Well affected by such Title Benefit (a “Title Benefit Property”), (iii) the Allocated Value of each Title Benefit Property, (iv) all documents upon which Seller relies for the assertion of a Title Benefit, including, at a minimum, supporting documents reasonably necessary for Purchaser to identify the existence of the alleged Title Benefit, and (v) the amount by which Seller reasonably believes the Allocated Value of each Title Benefit Property is increased by such Title Benefit and the computations and information upon which Seller’s belief is based on or before the Title Claim Date with respect to each Title Benefit discovered by Seller. Subject to Section 4.1(b)(iv), Seller forever waives Title Benefits not properly asserted by a Title Benefit Notice by the Title Claim Date. Purchaser shall, promptly upon discovery, furnish Seller with written notice of any Title Benefit discovered by Purchaser’s Representatives while conducting Purchaser’s due diligence with respect to the Properties prior to the Title Claim Date.

(b) With respect to each Title Benefit Property affected by Title Benefits reported under Section 4.3(a), the downward adjustment to the Unadjusted Purchase Price pursuant to Section 3.3(b)(iv) for Title Defects that are not Environmental Defects shall be decreased by an amount (the “Title Benefit Amount”) equal to the increase in the Allocated Value for such Title Benefit Property, as determined pursuant to Section 4.3(c). For the avoidance of doubt, the application of any Title Benefit Amounts to the Unadjusted Purchase Price shall be applicable only as an offset to those Title Defect Amounts that result in a downward adjustment to the Unadjusted Purchase Price pursuant to Section 3.3(b)(iv), excluding any Title Defects that are Environmental Defects.

(c) The Title Benefit Amount resulting from a Title Benefit shall be the amount by which the Allocated Value of the Title Benefit Property affected by such Title Benefit is increased as a result of the existence of such Title Benefit and shall be determined in accordance with the following methodology, terms, and conditions:

(i) if Purchaser and Seller agree on the Title Benefit Amount, that amount shall be the Title Benefit Amount;

(ii) if the Title Benefit reflects a difference (with a proportional increase in the working interest for the affected Title Defect Property) between (A) the Net Revenue Interest for the affected Title Benefit Property and (B) the Net Revenue Interest stated in Schedule 3.4, then the Title Benefit Amount shall be the product of the Allocated Value of such Title Benefit Property multiplied by a fraction, the numerator of which is the amount of the Net Revenue Interest increase and the denominator of which is the Net Revenue Interest stated in Schedule 3.4;

(iii) if the Title Benefit reflects a difference between (A) the Net Mineral Acres for the affected Lease and (B) the Net Mineral Acres stated in Schedule 3.4, the Title Benefit Amount shall be the product of the Allocated Value of such Title Benefit Property multiplied by a fraction, the numerator of which is the Net Mineral Acres increase for such Title Benefit Property and the denominator of which is the Net Mineral Acres of such Title Benefit Property stated in Schedule 3.4; and

(iv) if the Title Benefit represents a benefit in the ownership or title to the Title Benefit Property of a type not described in subsections (ii) or (iii) above, the Title Benefit Amount shall be determined by taking into account the Allocated Value of the Title Benefit Property, the portion of the Title Benefit Property benefitted by the Title Benefit, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of the Title Benefit Property, the values placed upon the Title Benefit by Purchaser and Seller, and such other factors as are necessary to make a proper evaluation.

(d) If the Parties cannot reach an agreement on alleged Title Benefits and Title Benefit Amounts prior to Closing, the provisions of Section 4.4 shall apply.

Section 4.4 Title Disputes.

(a) The Parties shall attempt to agree on all Title Defects and Title Benefits and Title Defect Amounts and Title Benefit Amounts, respectively, prior to Closing. If the Parties are unable to agree on Title Defects and Title Benefits and Title Defect Amounts and Title Benefit Amounts, respectively, by the scheduled Closing, then all Deemed Defect Amounts shall be paid into escrow in accordance with Section 4.2(b)(iii). If, on or before the Remedy Deadline, the Parties are unable to agree on an alleged Title Defect/Title Benefit (including, in the case of Title Defects, the adequate cure therefor) or Title Defect Amount/Title Benefit Amount (the “Disputed Title Matters”), such dispute(s), and only such dispute(s), shall be exclusively and finally resolved in accordance with the following provisions of this Section 4.4. By not later than the fifth Business Day following the Remedy Deadline, Purchaser shall provide to Seller in the case of Title Defects/Title Defect Amounts and Seller shall provide to Purchaser in the case of Title Benefit/Title Benefit Amounts, a written description meeting the requirements of Section 4.2(a) or Section 4.3(a), as applicable, together with all supporting documentation, of the Disputed Title Matters (with such Party providing the notice being referred to herein as the “Disputing Party”). By not later than 10 Business Days after the other Party’s receipt of the Disputing Party’s written description of the Disputed Title Matters, such other Party shall provide to the Disputing Party a written response setting forth the other Party’s position with respect to the Disputed Title Matters together with all supporting documentation.

(b) By not later than 10 Business Days after the Disputing Party’s receipt of the other Party’s written response to the Disputing Party’s written description of the Disputed Title Matters, the Disputing Party may initiate a non-administered arbitration of any such dispute(s) conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent that such rules do not conflict with the terms of this Section 4.4, by written notice (the “Title Arbitration Notice”) to such other Party of any Disputed Title Matters not otherwise mutually resolved or waived that are to be resolved by arbitration (“Final Disputed Title Matters”).

(c) The arbitration shall be held before a one-member arbitration panel from the list set forth on Schedule 4.4 (the “Title Arbitrator”); provided, however that the Title Arbitrator shall not have performed professional services for either Party or any of their respective Affiliates during the previous two years. In the event the arbitrators set forth on Schedule 4.4 are not willing or able to serve as Title Arbitrator, the Title Arbitrator shall be determined as follows: (i) the Title Arbitrator shall be an attorney with at least 10 years’

experience (A) in the case of Title Defects other than Environmental Defects, examining oil and gas titles in the Commonwealth of Pennsylvania, and (B) in the case of Environmental Defects, as an environmental attorney practicing in the Commonwealth of Pennsylvania; (ii) within two Business Days following a Party’s receipt of the Title Arbitration Notice, Seller and Purchaser shall each exchange lists of three acceptable, qualified arbitrators; (iii) within two Business Days following the exchange of lists of acceptable arbitrators, the Parties shall select by mutual agreement the Title Arbitrator from their original lists of three acceptable arbitrators; and (iv) if no such agreement is reached within seven Business Days following the delivery of Title Arbitration Notice, the Houston, Texas office of the American Arbitration Association shall select an arbitrator from the original lists provided by the Parties to serve as the Title Arbitrator.

(d) Within three Business Days following the selection of the Title Arbitrator, the Parties shall submit one copy to the Title Arbitrator of (i) this Agreement, with specific reference to this Section 4.4 and the other applicable provisions of this Article 4, (ii) the Disputing Party’s written description of the Final Disputed Title Matters, together with the supporting documents that were provided to the other Party, (iii) the other Party’s written response to the Disputing Party’s written description of the Final Disputed Title Matters, together with the supporting documents that were provided to the Disputing Party, and (iv) the Title Arbitration Notice. The Title Arbitrator shall resolve the Final Disputed Title Matters based only on the foregoing submissions. Neither Purchaser nor Seller shall have the right to submit additional documentation to the Title Arbitrator nor to demand discovery on the other Party.

(e) The Title Arbitrator shall make its determination by written decision within 30 days following receipt of the Title Arbitration Notice by Purchaser or Seller, as applicable (the “Arbitration Decision”). The Arbitration Decision shall be final and binding upon the Parties, without right of appeal. In making its determination, the Title Arbitrator shall be bound by the provisions of this Article 4. The Title Arbitrator may consult with and engage disinterested Third Parties to advise the Title Arbitrator, but shall disclose to the Parties the identities of such consultants and shall only use such Third Parties to the extent necessary to resolve the Final Disputed Title Matters. Any such consultant shall not have worked as an employee or consultant for either Party or its Affiliates during the five-year period preceding the arbitration nor have any financial interest in the dispute.

(f) The Title Arbitrator shall act as an expert for the limited purpose of determining the specific Disputed Title Matter and shall not be empowered to award damages, interest, or penalties to either Party with respect to any matter.

(g) Each Party shall each bear its own legal fees and other costs of preparing and presenting its case. The fees, costs and expenses of the Title Arbitrator pursuant to this Section 4.4 shall be borne by the Seller, on the one hand, and the Purchaser, on the other hand, based upon the percentage which the aggregate portion of the contested amount not awarded to each Party bears to the aggregate amount actually contested by such Party. For example, if Purchaser claims the Title Defect Amount is $1,000 greater than the amount determined by Seller, and Seller contests only $500 of the amount claimed by the Buyer, and if the Title Arbitrator ultimately resolves the dispute by awarding the Seller $300 of the $500 contested, then the costs and expenses of the Title Arbitrator will be allocated 60% (i.e., 300 ÷ 500) to Purchaser and 40% (i.e., 200 ÷ 500) to Seller.

(h) The Parties shall implement the Arbitration Decision as follows: (i) in the case of alleged Title Defects determined to be Title Defects, Seller shall remedy, at its sole election, such Title Defects pursuant to Section 4.2(c) within 10 Business Days following Seller’s receipt of the Arbitration Decision (with any amounts owed, as a result of such election, to be made and accounted for at the times set forth in Section 4.2(b)(iii) and such remedy and amounts shall be reflected in the calculation, and any further reconciliation, if necessary, shall be completed, under Section 9.4(b)), and (ii) in the case of disputed Title Benefits and Title Benefit Amounts or Title Defect Amounts, any amounts determined to be owed by either Party shall be accounted for at the times set forth Section 4.2(b)(iii) and such amounts shall be reflected in the calculation, and any further reconciliation, if necessary, shall be completed, under Section 9.4(b). Any alleged Title Defect or Title Benefit determined not to be a Title Defect or Title Benefit (as applicable) under the Arbitration Decision shall be final and binding as not being a Title Defect or Title Benefit, as applicable. The Parties shall complete any further conveyancing of property as is necessary to effect the remedy chosen by Seller pursuant to subsection (i) above. In the case of any such conveyancing, Purchaser shall assign the relevant Lease(s) or Well(s) (if and as applicable) to Seller with a special warranty of Defensible Title by, through, and under Purchaser and its Affiliates, subject to the Permitted Encumbrances.

(i) Any dispute over the interpretation or application of this Section 4.4 shall be decided by the Title Arbitrator with reference to the Laws of the Commonwealth of Pennsylvania.

Section 4.5 Limitations on Applicability.

(a) Subject to Section 4.1, the right of Purchaser or Seller to assert a Title Defect or Title Benefit, respectively, under this Article 4 shall terminate on the Title Claim Date, except that until the alleged Title Defect or Title Benefit or Title Defect Amount or Title Benefit Amount, as applicable, is resolved in accordance with this Agreement, there shall be no termination of Purchaser’s or Seller’s rights under this Article 4 with respect to any alleged Title Defect or Title Benefit or Title Defect Amount or Title Benefit Amount properly reported in accordance with Section 4.4 on or before the Title Claim Date. Without limiting the foregoing, if a Title Defect under this Article 4 results from any matter that could also result in the breach of any representation or warranty of Seller as set forth in Article 5 and Purchaser asserted such matter as a Title Defect (or raised such matter in any preliminary notice of any Title Defects) in accordance with this Article 4 prior to the Title Claim Date, Purchaser shall not be entitled to recover damages for breach of any representation or warranty for such Title Defect from and after Closing.

(b) Notwithstanding anything to the contrary in this Agreement, in no event shall there be any adjustments to the Unadjusted Purchase Price or other remedies available in respect of Title Defects (including Title Defects constituting Environmental Defects) under this Article 4 (i) for any Title Defect Amount with respect to an individual Title Defect Property, if such amount does not exceed (A) $100,000 with respect to any Title Defect that is not an Environmental Defect, and (B) $150,000 with respect to any Title Defect that is an Environmental Defect (each an “Individual Defect Threshold”), and (ii) unless the amount of all such Title Defect Amounts (provided that each such Title Defect Amount exceeds the applicable Individual Defect Threshold) (A) with respect to any Title Defect that is not an

Environmental Defect exceeds 2% of the Unadjusted Purchase Price (provided that in the event and to the extent that the EQT JDA Properties are, pursuant to Section 4.6, excluded from the transaction contemplated by this Agreement, the foregoing percentage shall be applied to an amount equal to (1) the Unadjusted Purchase Price, less (2) the aggregate of the Allocated Values of the EQT JDA Properties so excluded (the “EQT-Reduced Unadjusted Purchase Price”)), and (B) with respect to any Title Defect that is an Environmental Defect exceeds 2% of the Unadjusted Purchase Price (provided that in the event and to the extent that the EQT JDA Properties are, pursuant to Section 4.6, excluded from the transaction contemplated by this Agreement, the foregoing percentage shall be applied to the EQT-Reduced Unadjusted Purchase Price), excluding any Title Defect Amounts with respect to Title Defects cured or indemnified by Seller in accordance with this Article 4 (each an “Individual Defect Deductible”), after which point, subject to the applicable Individual Defect Threshold and Section 4.3(b), Purchaser shall be entitled to adjustments to the Unadjusted Purchase Price or other remedies in accordance with this Article 4 only with respect to Title Defect Amounts in excess of each such Individual Defect Deductible and only to the extent that Title Defect Amounts exceed the applicable Individual Defect Deductible. In the event an individual Title Defect affects more than one Lease or Well, the Title Defect Amounts for each Lease or Well affected by such Title Defect, as applicable, shall be aggregated for purposes of determining whether the Title Defect Amount for any such Title Defect exceeds the Individual Defect Threshold. For the avoidance of doubt, if a Title Defect is merely of a similar type or circumstance as another Title Defect, such Title Defects shall not be aggregated for purposes of determining whether the Title Defect Amount for any such Title Defect exceeds the Individual Defect Threshold.

(c) Without prejudice to any of the other dates by which performance or the exercise of rights is due hereunder, or the Parties’ rights or obligations in respect thereof, the Parties hereby acknowledge that, as set forth more fully in Section 13.15, time is of the essence in performing their obligations and exercising their rights under this Article 4, and, as such, that each and every date and time by which such performance or exercise is due shall be the firm and final date and time.

(d) Notwithstanding anything to the contrary in this Agreement, Purchaser will be responsible for all obligations and liabilities (other than with respect to Seller’s Retained Liabilities) with respect to or arising from the Assigned Properties arising out of or attributable to events occurring during the time in which Purchaser owns the Assigned Properties. Without limiting the preceding sentence, to the extent that Seller bears any responsibility for any such obligations or liabilities, Purchaser shall transfer and assign to Seller the benefit of any claims, causes of action, and insurance proceeds and awards of Purchaser associated therewith.

Section 4.6 Consents to Assignment and Preferential Rights to Purchase.

(a) Within five Business Days of the Execution Date, Seller shall prepare and send (i) notices to the holders of any consents to assignment (including the Specified Consent Requirements that are set forth on Schedule 5.13) requesting consents to the Conveyance in the form of Exhibit C and (ii) notices to the holders of any applicable preferential rights to purchase or similar rights (“Preferential Rights”) that are set forth on Schedule 5.13 in compliance with the terms of such rights and requesting waivers of such rights in the form of Exhibit D. Seller shall send copies of such notice under clauses (i) and (ii) to Purchaser. Seller shall use

Commercially Reasonable Efforts to cause such consents to assignment and waivers of Preferential Rights (or the exercise thereof) to be obtained and delivered prior to Closing, provided that Seller shall not be required to make payments or undertake obligations to or for the benefit of the holders of such rights in order to obtain the required consents and waivers. Purchaser shall reasonably cooperate with Seller in seeking to obtain such consents to assignment and waivers of Preferential Rights; provided, that Purchaser shall not be required to make any payment, or agree to any obligations that are not provided under the applicable agreement as of the Execution Date, in order to obtain the required consents and waivers. Any Preferential Right must be exercised subject to all terms and conditions set forth in this Agreement, including the successful Closing of this Agreement pursuant to Article 9 as to those Assets for which Preferential Rights have not been exercised. The consideration payable under this Agreement for any particular Asset for purposes of Preferential Right notices shall be the Allocated Value for such Asset, subject to adjustment pursuant to Section 3.3. If, prior to the Closing Date, any Party discovers any consents or Preferential Rights (in each case, applying to the Assets) for which notices have not been delivered pursuant to the first sentence of this Section 4.6(a), then (A) the Party making such discovery shall provide the other Party with written notification of such consents or Preferential Rights, as applicable, (B) Seller, following delivery or receipt of such written notification, will promptly send notices to the holders of the consents requesting consents to the Conveyance and notices to the holders of Preferential Rights in compliance with the terms of such rights and requesting waivers of such rights, and (C) the terms and conditions of this Section 4.6 shall apply to the Assets subject to such consents or Preferential Rights, as applicable.

(b) In no event shall there be included in the Conveyance any Asset for which a Specified Consent Requirement has not been satisfied. In cases in which the Asset subject to a Specified Consent Requirement is a Contract and Purchaser is assigned the Property or Properties to which the Contract relates, but the Contract is not transferred to Purchaser due to the unwaived Specified Consent Requirement, (i) Seller shall continue after Closing to use Commercially Reasonable Efforts to satisfy the Specified Consent Requirement so that such Contract can be transferred to Purchaser upon receipt of the Specified Consent Requirement, (ii) the Contract shall be held by Seller for the benefit of Purchaser until the Specified Consent Requirement is satisfied or the Contract has terminated, and (iii) Purchaser shall pay all amounts due thereunder that would have been Assumed Purchaser Obligations, perform all such Assumed Purchaser Obligations thereunder and indemnify Seller against any Damages incurred or suffered by Seller as a consequence of remaining a party to such Contract until the Specified Consent Requirement is satisfied or the Contract has terminated. In cases in which the Asset subject to such a Specified Consent Requirement is a Property and such consent is not satisfied by Closing, the affected Property and the Assets related to that Property shall not be transferred at Closing and the Unadjusted Purchase Price shall be reduced by the Allocated Value of the Property and related Assets. If (x) an unsatisfied Specified Consent Requirement (other than the Specified Consent Requirement contained in the EQT JDA) with respect to which an adjustment to the Unadjusted Purchase Price is made under Section 3.3 is subsequently satisfied on or prior to the Cut-off Date or (y) the Specified Consent Requirement contained in the EQT JDA is unsatisfied at Closing but is subsequently satisfied on or prior to the date that is three months following the Closing Date, in each case, a separate closing shall be held within five Business Days thereof at which (A) Seller shall convey the affected Property and related Assets to Purchaser in accordance with this Agreement and (B) Purchaser shall pay an amount equal to the Allocated Value of such Property and related Assets, adjusted in accordance with Section 3.3, to Seller. If such consent requirement is not satisfied on or prior to the Cut-off Date (or the date that is three months following the Closing Date with respect to the consent requirement set forth in the EQT JDA), Seller shall have no further obligation to sell and convey such Property and related Assets and Purchaser shall have no further obligation to purchase, accept, and pay for such Property, and the affected Property and related and Assets shall be deemed to be Excluded Assets.

(c) If any Preferential Right is exercised prior to Closing, the Unadjusted Purchase Price shall be decreased by the Allocated Value for such Assets, and the affected Assets shall be deemed to be deleted from the applicable Exhibits and Schedules to this Agreement and shall thereafter constitute Excluded Assets for all purposes. Seller shall retain the consideration paid by the Third Party and shall have no further obligation with respect to such affected Assets under this Agreement. Should a Third Party fail to exercise its Preferential Right as to any portion of the Assets prior to Closing and the time for exercise or waiver has not yet expired, the affected Assets shall not be transferred at Closing and the Unadjusted Purchase Price shall be reduced by the Allocated Values of such Assets. In the event that such Third Party exercises its Preferential Right following the Closing, Seller shall have no further obligation to sell and convey the affected Assets and Purchaser shall have no further obligation to purchase, accept, and pay for such affected Assets, and the affected Assets shall be deemed to be deleted from the applicable Exhibits and Schedules to this Agreement for all purposes and shall thereafter constitute Excluded Assets for all purposes. If, on the other hand, the applicable Preferential Rights are waived or the time period for exercise thereof expires, a separate closing shall be held within five Business Days thereof at which (i) Seller shall convey the affected Assets to Purchaser in accordance with this Agreement and (ii) Purchaser shall pay an amount equal to the Allocated Value of such Assets, adjusted in accordance with Section 3.3, to Seller.

Section 4.7 Casualty or Condemnation Loss. If, after the Execution Date, but prior to the Closing Date, any portion of the Assets is damaged, destroyed, or made unavailable or unusable for the intended purpose by fire or other casualty or is taken in condemnation or under right of eminent domain (each a “Casualty Loss”), subject to Section 8.2(e), Seller shall promptly notify Purchaser in writing thereof and Purchaser shall nevertheless be required to close. In the event that the amount of the costs and expenses associated with repairing or restoring the Assets affected by such Casualty Loss exceed $1,000,000 net to Seller’s interest, the Unadjusted Purchase Price shall be reduced by the estimated cost to repair, replace or restore the Assets affected by such Casualty Loss to at least their condition prior to such Casualty Loss (as reasonably determined by the Parties) and Seller shall retain the right to any insurance proceeds related to such Casualty Loss; provided that, with respect to any Casualty Loss that is less than $1,000,000, there shall be no reduction of the Unadjusted Purchase Price in respect of such Casualty Loss, and upon Closing, Purchaser shall be entitled to all rights of Seller to any insurance proceeds under insurance policies issued by Third Parties, to condemnation awards and to other claims against Third Parties with respect to the Casualty Loss; provided, however, that Seller shall reserve and retain (and Purchaser shall assign to Seller) all rights, title, interests, and claims against Third Parties for the recovery of Seller’s reasonable costs and expenses (if any) incurred by Seller prior to Closing in pursuing or asserting any such insurance claims or other rights against Third Parties with respect to such Casualty Loss.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF SELLER

Section 5.1 Generally.

(a) Any representation or warranty qualified to the “knowledge of Seller” or “to Seller’s knowledge” or with any similar knowledge qualification is limited to matters within the Actual Knowledge of the individuals listed in Schedule 5.1. As used herein, the term “Actual Knowledge” means information personally known by such individual, without a duty of inquiry or investigation.

(b) Subject to the foregoing provisions of this Section 5.1, the disclaimers and waivers contained in and the other terms and conditions of this Agreement, Seller represents and warrants to Purchaser the matters set forth in Section 5.2 through Section 5.30 on the Execution Date (except for the representations and warranties that refer to a specified date, which will be deemed made as of such date).

Section 5.2 Existence and Qualification. Seller is a limited liability company, validly existing and in good standing under the Laws of the state of its formation and is duly qualified to do business in all jurisdictions in which the Assets are located.

Section 5.3 Power. Seller has the requisite power to enter into and perform this Agreement and each Transaction Document to which Seller is or will be a party and consummate the transactions contemplated by this Agreement and such other Transaction Documents.

Section 5.4 Authorization and Enforceability. The execution, delivery, and performance of this Agreement, all documents required to be executed and delivered by Seller at Closing and all other Transaction Documents to which Seller is or will be a party, and the performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary limited liability company action on the part of Seller. This Agreement has been duly executed and delivered by Seller (and all documents required hereunder to be executed and delivered by Seller at Closing and all other Transaction Documents will be duly executed and delivered by Seller) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Seller, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

Section 5.5 No Conflicts. The execution, delivery, and performance of this Agreement and the other Transaction Documents by Seller, and the transactions contemplated hereby and thereby, will not (a) violate any provision of the organizational documents of Seller, (b) except for Permitted Encumbrances, result in default (with or without due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation, or acceleration under any material note, bond, mortgage, indenture, or other financing instrument to which Seller is a party or that affects the Assets held by Seller, (c) violate any judgment, order, ruling, or decree applicable to Seller as a party in interest, or (d) violate any Laws applicable to Seller or any of the Assets held by Seller, except any matters described in subsections (b) or (c) above that would not have a Material Adverse Effect.

Section 5.6 Liability for Brokers’ Fees. Purchaser shall not directly or indirectly have any responsibility, liability, or expense, as a result of undertakings or agreements of Seller or any of its Affiliates, for brokerage fees, finder’s fees, agent’s commissions, or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

Section 5.7 Litigation. Except as set forth on Schedule 5.7, (a) there are no actions, suits, or proceedings pending, or to Seller’s knowledge, threatened in writing, before any Governmental Body or arbitrator with respect to the Assets held by Seller or that would materially impair Seller’s ability to perform its obligations under this Agreement or any other Transaction Document, (b) Seller is not subject to, or bound by, any material judgment, order, ruling or decree by a Governmental Body with respect to any Asset, and (c) to Seller’s knowledge, no Asset is subject to, or bound by, any material judgment, order, ruling or decree by a Governmental Body.

Section 5.8 Taxes and Assessments.

(a) All material Asset Taxes that are due and payable (whether or not reflected on any Tax Return) have been properly and timely paid.

(b) All material Tax Returns with respect to Asset Taxes that are required to be filed by Seller have been properly and timely filed, and all such Tax Returns are correct and complete in all material respects.

(c) (i) No material claim, assessment, action, suit, proceeding, or audit (each, a “Tax Claim”) is now in progress or pending with respect to Seller or with respect to any Asset Taxes, and (ii) Seller has not received written notice of any pending or threatened Tax Claim from any applicable Governmental Body for the assessment or collection of Asset Taxes.

(d) Except as set forth on Schedule 5.8(d), none of the Assets is subject to any tax partnership agreement or is otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state or local statute.

(e) There is not currently in effect, and Seller has not consented to, any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any Asset Taxes.

(f) No Tax deficiency with respect to the Assets has been proposed, asserted or assessed in writing that has not been fully paid.

(g) No claim has been made by any Taxing authority in any jurisdiction in which Seller does not file Tax Returns with respect to the Assets that any Tax Return is required to be filed or any Taxes are required to be paid in such jurisdiction with respect to the Assets.

(h) There are no liens for Taxes (other than Permitted Encumbrances) on any of the Assets.

(i) All Tax withholding requirements with respect to any of the Assets has been satisfied in all material respects.

Section 5.9 Capital Commitments. Except as set forth on Schedule 5.9, as of the Execution Date, there are no outstanding AFEs or other capital commitments to Third Parties that are binding on the Assets and could reasonably be expected to require expenditures by Seller in excess of $100,000, net to Seller’s interest.

Section 5.10 Compliance with Laws. Seller has complied with, and, to Seller’s knowledge, the Assets have been operated in compliance with, all applicable Laws (other than Environmental Laws, which are exclusively addressed in Article 4 and Section 5.16), except for prior instances of non-compliance that have been fully and finally resolved to the satisfaction of all Governmental Bodies having jurisdiction over such matters. Except as set forth on Schedule 5.10, Seller has not received any written notice from any Governmental Body alleging or investigating a violation of any applicable Laws (other than Environmental Laws, which are exclusively addressed in Article 4 and Section 5.16) with respect to the ownership or operation of the Assets.

Section 5.11 Material Contracts.

(a) Schedule 5.11 sets forth all Contracts as of the Execution Date of the type described below that, in each case, will be binding upon Purchaser after the Closing and to which Seller is a party (or is a successor or assign of a party) (collectively, the “Material Contracts”):

(i) any Contract that can reasonably be expected to result in aggregate payments by Seller of more than $100,000, net to Seller’s interest, during the current or any subsequent calendar year or $250,000 in the aggregate, net to Seller’s interest, over the term of such Contract (in each case based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);

(ii) any Contract that can reasonably be expected to result in aggregate revenues to Seller of more than $100,000, net to Seller’s interest, during the current or any subsequent calendar year or $250,000 in the aggregate, net to the Seller’s interest, over the term of such Contract (in each case, based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);

(iii) any Hydrocarbon purchase and sale, storage, marketing, transportation, processing, gathering, treatment, separation, compression, balancing, fractionation, disposal, handling, or similar Contract with respect to Hydrocarbons produced from or attributable to Seller’s interest in the Assets that is not terminable without penalty or other payment upon 60 days’ or less notice;

(iv) any indenture, mortgage, loan, credit, or sale-leaseback, guaranty of any obligation, bonds, letters of credit or similar financial Contract;

(v) any Contract that constitutes a lease under which Seller is the lessor or the lessee of real or personal property which lease (A) cannot be terminated by Seller without penalty or other payment upon 60 days’ or less notice and (B) involves an annual base rental of more than $100,000 or $250,000 in the aggregate over the term of such Contract;

(vi) any farmout or farmin agreement, participation agreement, exploration agreement, development agreement, joint operating agreement, unit agreement, purchase and sale agreement, or other Contract providing for the purchase, exchange, farmin, or earning by Seller of any oil and gas lease or mineral rights;

(vii) any Contract that (A) contains or constitutes an existing area of mutual interest agreement or (B) includes non-competition or non-solicitation restrictions or other similar restrictions on doing business;

(viii) any Contract of Seller to sell, lease, exchange, transfer, or otherwise dispose of all or any part of the Assets (other than with respect to production of Hydrocarbons in the ordinary course) from and after the Effective Time, but excluding rights of reassignment upon intent to abandon an Asset;

(ix) any Contract between Seller and any Affiliate of Seller that will not be terminated prior to Closing or where Purchaser will have any liability or responsibility for any costs or expenses;

(x) any Contract that contains a call on production;

(xi) any Contract where the primary purpose thereof is to indemnify another Person; and

(xii) any Contract that is a seismic, geological or geophysical license or acquisition agreement.

(b) The Material Contracts are in full force and effect as to Seller and, to Seller’s knowledge, each counterparty (excluding any Material Contract that terminates as a result of expiration of its existing term). Except as set forth on Schedule 5.11, there exists no default in any material respect under any Material Contract by Seller or, to Seller’s knowledge, by any other Person that is a party to such Material Contract. Prior to the execution of this Agreement, Seller has made available to Purchaser true and complete copies of each Material Contract and all amendments thereto.

Section 5.12 Payments for Production and Imbalances. As of the Execution Date, except as set forth on Schedule 5.12, to Seller’s knowledge, (a) Seller is not obligated by virtue of any take-or-pay payment, advance payment, or other similar payment (other than (i) royalties, overriding royalties, and similar arrangements reflected in the Net Revenue Interest figures set forth on Schedule 3.4; (ii) gas balancing arrangements; (iii) rights of any lessor to take free gas under the terms of the relevant Lease for its use on the lands covered thereby; and (iv) non-consent provisions in the Contracts) to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to the Properties at some future time without receiving payment therefor at or after the time of delivery, and (b) there are not any Imbalances attributable to the Properties.

Section 5.13 Consents and Preferential Purchase Rights. Except as set forth on Schedule 5.13, none of the Assets, or any portion thereof, is subject to any Preferential Right, Specified Consent Requirement, or other similar consent or approval that may be applicable to the transactions contemplated by this Agreement, except Customary Post-Closing Consents.

Section 5.14 Non-Consent Operations. Except as set forth on Schedule 5.14 or otherwise reflected on Exhibit A-1 or Exhibit A-2, as applicable, as of the Execution Date, no operations are being conducted or have been conducted on the Properties with respect to which Seller has elected to be a non-consenting party under the applicable operating agreement and with respect to which all of Seller’s rights have not yet reverted to it.

Section 5.15 Plugging and Abandonment. As of the Execution Date, (a) Seller has not received any notices or demands from Governmental Bodies or other Third Parties to plug or abandon any Wells, (b) to Seller’s knowledge, the Wells that are neither in use for purposes of production or injection, nor temporarily suspended or temporarily abandoned in accordance with applicable Law, have been plugged and abandoned to the extent required by, and in accordance with, applicable Law and (c) to Seller’s knowledge, except as set forth on Schedule 5.15, there are no Wells located in the Assigned Area that Seller is currently obligated (directly or indirectly as a working interest owner) by Law or contract to plug and abandon that have not been plugged and abandoned in accordance in all material respects with all applicable Laws, excluding, for the avoidance of doubt, Wells that are currently subject to exceptions to a requirement to plug or abandon issued by a Governmental Body.

Section 5.16 Environmental Matters. Except as set forth on Schedule 5.16, (a) Seller has not received, as of the Execution Date, any written notice or report of any material violation of, or material liability under, any Environmental Laws relating to the Assets where such violation or liability has not been previously cured or otherwise resolved or Remediated to the satisfaction of the relevant Governmental Body, (b) to Seller’s knowledge, as of the Execution Date, there are no conditions or occurrences related to the Assets with respect to any discharge, disposal, transportation, treatment, storage or release of, or exposure to, Hazardous Substances that has given or would give rise to any materiality liability of Seller under Environmental Laws, and (c) to Seller’s knowledge, the Assets (i) are and, during the period of Seller’s ownership of the Assets prior to the Execution Date, have been in compliance in all material respects with all Environmental Laws, and (ii) are not subject to any order, decree or judgment issued by any Governmental Body arising under or relating to Environmental Laws.

Section 5.17 Suspense Funds. Except as set forth on Schedule 5.17, as of the Execution Date, Seller does not hold any Third Party funds in suspense with respect to production of Hydrocarbons from any of the Assets (collectively, “Suspense Funds”) other than amounts less than the statutory minimum amount that Seller is permitted to accumulate prior to payment.

Section 5.18 Bankruptcy. There are no bankruptcy, insolvency, reorganization, receivership, or similar proceedings pending against, being contemplated by, or, to Seller’s knowledge, threatened against Seller or any of its Affiliates.

Section 5.19 Credit Support. Schedule 5.19 contains a true and complete list of all surety bonds, letters of credit, guarantees, and other forms of credit support currently maintained, posted, or otherwise provided by Seller or any of its Affiliates with respect to the Assets.

Section 5.20 Wells. To Seller’s knowledge, the Wells have been drilled and completed within the limits permitted by all applicable Leases and pooling or unit agreements or orders. To Seller’s knowledge, Schedule 5.20 sets forth all shut-in, temporarily abandoned or other inactive Wells located on the lands covered by the Properties (or on lands with which the Properties may have been pooled, communitized or unitized) as of the Execution Date.

Section 5.21 Payout Status. To Seller’s knowledge, Schedule 5.21 contains a list of the status of any “payout” balance, as of the date set forth on such Schedule, for the Wells that are subject to a reversion or other adjustment at some level of cost recovery or payout or passage of time or other event (other than termination of a Lease by its terms).

Section 5.22 Leases. Except for the Retained Litigation or as otherwise provided in Schedule 5.22, Seller has not, and, to Seller’s knowledge, the operator of the Properties has not, received, as of the Execution Date, any written notice from any party under a Lease or Surface Interest (a) alleging that Seller or the applicable operator is in breach or default of such Lease or Surface Interest in any material respect (which default has not been cured), or (b) threatening to file any action to terminate, cancel, rescind or procure judicial reformation of any Lease or Surface Interest.

Section 5.23 Payment of Royalties. Except for Suspense Funds and the Retained Litigation, to Seller’s knowledge, Seller or the operator of the Properties has paid, in all material respects, all lease rentals, bonuses, royalties, overriding royalties, and other burdens on production due by Seller with respect to the Assets when due.

Section 5.24 No Transfer. With respect to any Properties for which Seller owned any depths other than the Target Formation during the two-year period prior to the Execution Date, except as set forth on Schedule 5.24, and subject to the Permitted Encumbrances, Seller has not intentionally transferred, sold, mortgaged, or pledged any material portion of such Properties with respect to depths other than the Target Formation within such two-year period prior to the Execution Date.

Section 5.25 Anti-Corruption; Sanctions; Anti-Money Laundering.

(a) To Seller’s knowledge, during the three years preceding the Execution Date, neither Seller nor any of its officers, directors, employees, agents or representatives (in such capacity), has, in respect of the Assets, corruptly taken any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any official or employee of a Governmental Body to improperly influence official action by such official or employee for the benefit of any of Seller or any of its respective officers, directors, employees, or officers (in such capacity), or to otherwise secure an improper business advantage for Seller, in each case, in violation of any Applicable Anticorruption Laws. To Seller’s knowledge, Seller has conducted its business in respect of the Assets in material compliance with all Applicable Anticorruption Laws.

(b) To Seller’s knowledge, in respect of the Assets, (i) the operations of Seller are and have been conducted in material compliance with all applicable Anti-Money Laundering Legislation, and (ii) no proceeding involving Seller with respect to such Anti-Money Laundering Legislation is pending or, to Seller’s knowledge, threatened.

(c) To Seller’s knowledge, neither Seller nor any of its officers, directors, agents, representatives, or employees (in such capacity) is a Person that is:

(i) the subject of any economic sanctions administered or enforced by the U.S. government, including the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury (“Sanctions”); or

(ii) located, organized or resident in a country or territory that is the subject of comprehensive Sanctions by OFAC (including, without limitation, the Crimea region of the Ukraine, Cuba, Iran, North Korea, and Syria).

Section 5.26 Investor Status. Seller is an “accredited investor” as such term is defined in Rule 501(a) promulgated under the Securities Act. Seller has such knowledge, skills and experience in business, financial and investment matters that it is capable of evaluating the merits and risks of an investment in the Warrants and Purchaser Common Stock issued upon exercise thereof. Seller further represents that its principal place of business is in the State of Texas, it is not acquiring the Warrants or any shares of Purchaser Common Stock as a nominee or agent or otherwise for any other person and was not formed for the purpose of acquiring the Warrants or any shares of Purchaser Common Stock issued upon exercise thereof.

Section 5.27 Securities Risks. Seller understands and accepts that the acquisition of the Warrants and any shares of Purchaser Common Stock issued upon exercise thereof involves various risks and uncertainties, many of which are summarized in the Purchaser’s filings with the SEC. Seller represents that it is able to bear any loss associated with an investment in the Warrants and Purchaser Common Stock.

Section 5.28 Independent Evaluation of Investment. With the assistance of Seller’s own professional advisors, to the extent that Seller has deemed appropriate, Seller has made its own legal, tax, accounting and financial evaluation of the merits and risks of an investment in the Warrants and any shares of Purchaser Common Stock issued upon exercise thereof. Seller confirms that it is not relying on any communication (written or oral) of the Purchaser or any of its Affiliates, as investment or tax advice or as a recommendation to acquire the Warrants or any shares of Purchaser Common Stock issued upon exercise thereof. It is understood that information and explanations related to the terms and condition of the securities provided in this Agreement or otherwise by the Purchaser or any of its Affiliates will not be considered investment or tax advice or a recommendation to acquire the Purchaser’s securities, and that neither the Purchaser nor any of its Affiliates is acting or has acted as an advisor to Seller in deciding to invest in the Purchaser’s securities. In accepting the Warrants and any shares of Purchaser Common Stock issued upon exercise thereof, Seller has made its own independent decision that an investment in the Warrants and any shares of Purchaser Common Stock issued upon exercise thereof is suitable and appropriate for Seller.

Section 5.29 Purchaser Information. Seller is familiar with the business and financial condition and operations of Purchaser, as described in the Purchaser’s filings with the SEC. Seller has had access to such information concerning Purchaser, the Warrants and the Purchaser Common Stock issuable upon exercise thereof and confirms it has been offered the opportunity to ask questions of the Purchaser and receive answers thereto as it deems necessary to enable it to make an informed investment decision concerning the acquisition of the Warrants and any shares of Purchaser Common Stock issuable upon exercise thereof.

Section 5.30 No Review. Seller understands that no federal or state agency has passed upon the merits of an investment in the Warrants and any shares of Purchaser Common Stock issued upon exercise thereof or made any finding or determination concerning the fairness or advisability of such an investment.

Section 5.31 Certain Disclaimers.

(a) EXCEPT AS AND TO THE EXTENT EXPRESSLY REPRESENTED OTHERWISE IN THIS ARTICLE 5 OR SELLER’S SPECIAL WARRANTY OF DEFENSIBLE TITLE IN THE CONVEYANCE, OR CONFIRMED IN THE CERTIFICATE OF SELLER TO BE DELIVERED AT THE CLOSING PURSUANT TO SECTION 9.2(b), SELLER DOES NOT MAKE, SELLER EXPRESSLY DISCLAIMS, AND PURCHASER WAIVES AND REPRESENTS AND WARRANTS THAT PURCHASER HAS NOT RELIED UPON, ANY REPRESENTATION, WARRANTY, OR OTHER STATEMENT, EXPRESS, STATUTORY, OR IMPLIED, IN THIS OR ANY OTHER INSTRUMENT, AGREEMENT, OR CONTRACT DELIVERED HEREUNDER OR IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREUNDER OR THEREUNDER, INCLUDING ANY REPRESENTATION, WARRANTY, OR OTHER STATEMENT, ORAL OR WRITTEN, AS TO (i) TITLE TO ANY OF THE ASSETS, (ii) THE CONTENTS, CHARACTER, OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL, SEISMIC DATA, RESERVE DATA, RESERVE REPORTS, OR RESERVE INFORMATION (OR ANY ANALYSIS OR INTERPRETATION THEREOF) RELATING TO THE ASSETS, (iii) THE QUANTITY, QUALITY, OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (iv) THE EXISTENCE OF ANY PROSPECT, RECOMPLETION, INFILL, OR STEP-OUT DRILLING OPPORTUNITIES, (v) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (vi) THE PRODUCTION OF PETROLEUM SUBSTANCES FROM THE ASSETS, OR WHETHER PRODUCTION HAS BEEN CONTINUOUS OR IN PAYING QUANTITIES, OR ANY PRODUCTION OR DECLINE RATES, (vii) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN, OR MARKETABILITY OF THE ASSETS, (viii) INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHT, OR (ix) ANY OTHER RECORD, FILES, OR MATERIALS OR INFORMATION (INCLUDING AS TO THE ACCURACY, COMPLETENESS, OR CONTENTS OF THE RECORDS) THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO THE PURCHASER GROUP OR ANY FINANCING SOURCES OR INVESTORS IN CONNECTION WITH THE

TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO (INCLUDING ANY ACCOUNTING MATERIALS, LEASE OPERATING STATEMENTS, OR OTHER ITEMS PROVIDED OR CREATED IN CONNECTION WITH SECTION 7.1, SECTION 7.9, OR SECTION 7.10); AND SELLER FURTHER DISCLAIMS, AND PURCHASER WAIVES, ANY REPRESENTATION, WARRANTY, OR OTHER STATEMENT, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OR ANY EQUIPMENT, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT, EXCEPT AS AND TO THE EXTENT EXPRESSLY REPRESENTED OTHERWISE IN THIS ARTICLE 5 OR SELLER’S SPECIAL WARRANTY OF DEFENSIBLE TITLE IN THE CONVEYANCE, OR CONFIRMED IN THE CERTIFICATE OF SELLER TO BE DELIVERED AT THE CLOSING PURSUANT TO SECTION 9.2(b), AND SUBJECT TO PURCHASER’S RIGHTS AND REMEDIES SET FORTH IN ARTICLE 4 OR SECTION 11.2(B), THE ASSETS ARE BEING TRANSFERRED “AS IS, WHERE IS,” WITH ALL FAULTS AND DEFECTS, AND THAT PURCHASER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS PURCHASER DEEMS APPROPRIATE. PURCHASER SPECIFICALLY DISCLAIMS ANY OBLIGATION OR DUTY BY SELLER OR ANY MEMBER OF THE SELLER GROUP TO MAKE ANY DISCLOSURES OF FACT NOT REQUIRED TO BE DISCLOSED PURSUANT TO THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN AND IN THE CONVEYANCE AND PURCHASER EXPRESSLY ACKNOWLEDGES AND COVENANTS THAT PURCHASER DOES NOT HAVE, WILL NOT HAVE, AND WILL NOT ASSERT ANY CLAIM, DAMAGES, OR EQUITABLE REMEDIES WHATSOEVER AGAINST ANY MEMBER OF THE SELLER GROUP EXCEPT FOR CLAIMS, DAMAGES, AND EQUITABLE REMEDIES AGAINST SELLER FOR BREACH OF AN EXPRESS REPRESENTATION, WARRANTY, OR COVENANT OF SELLER UNDER THIS AGREEMENT OR SELLER’S SPECIAL WARRANTY OF DEFENSIBLE TITLE IN THE CONVEYANCE. PURCHASER ACKNOWLEDGES AND AGREES THAT NONE OF THE SELLER GROUP SHALL HAVE ANY LIABILITY OR RESPONSIBILITY FOR FAILING OR OMITTING TO DISCLOSE ANY CONDITION, AGREEMENT, DOCUMENT, DATA, INFORMATION OR OTHER MATERIALS RELATING TO THE ASSETS THAT IS NOT EXPRESSLY COVERED BY THIS AGREEMENT.

(b) EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN ARTICLE 4 OR IN SECTION 5.15 OR SECTION 5.16, AND SUBJECT TO PURCHASER’S RIGHTS AND REMEDIES SET FORTH IN SECTION 11.2(B)(III), SELLER SHALL NOT HAVE ANY LIABILITY IN CONNECTION WITH AND HAS NOT AND WILL NOT MAKE (AND HEREBY DISCLAIMS) ANY REPRESENTATION, WARRANTY, OR OTHER STATEMENT REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, ENVIRONMENTAL DEFECTS, ENVIRONMENTAL LIABILITIES, THE RELEASE OF HAZARDOUS SUBSTANCES, HYDROCARBONS, OR NORM INTO THE ENVIRONMENT, OR THE PROTECTION OF HUMAN HEALTH AND SAFETY (WITH RESPECT TO THE EXPOSURE TO HAZARDOUS SUBSTANCES), NATURAL RESOURCES, OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A

REPRESENTATION, WARRANTY, OR OTHER STATEMENT, AND PURCHASER SHALL BE DEEMED TO BE TAKING THE ASSETS “AS IS, WHERE IS” FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION. SUBJECT TO PURCHASER’S RIGHTS AND REMEDIES IN ARTICLE 4 OR SECTION 11.2(B)(III), PURCHASER SHALL HAVE INSPECTED, OR WAIVED (AND UPON CLOSING SHALL BE DEEMED TO HAVE WAIVED) ITS RIGHT TO INSPECT, THE ASSETS FOR ALL PURPOSES, AND SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, INCLUDING CONDITIONS SPECIFICALLY RELATING TO THE PRESENCE, RELEASE, OR DISPOSAL OF HAZARDOUS SUBSTANCES, SOLID WASTES, ASBESTOS, AND NORM. PURCHASER IS RELYING SOLELY UPON THE TERMS OF THIS AGREEMENT, EACH OTHER TRANSACTION DOCUMENT, AND ITS OWN INSPECTION OF THE ASSETS. AS OF CLOSING, PURCHASER HAS MADE ALL SUCH REVIEWS AND INSPECTIONS OF THE ASSETS AND THE RECORDS AS PURCHASER HAS DEEMED NECESSARY OR APPROPRIATE TO CONSUMMATE THE TRANSACTION.

(c) PURCHASER ACKNOWLEDGES THAT IT SHALL ASSUME ALL RISK OF LOSS WITH RESPECT TO (i) CHANGES IN COMMODITY OR PRODUCT PRICES AND ANY OTHER MARKET FACTORS OR CONDITIONS (INCLUDING ANY PRICING DIFFERENTIALS) FROM AND AFTER THE EFFECTIVE TIME; (ii) PRODUCTION DECLINES OR ANY ADVERSE CHANGE IN THE PRODUCTION CHARACTERISTICS OR DOWNHOLE CONDITION OF ANY WELL, INCLUDING ANY WELL WATERING OUT, OR EXPERIENCING A COLLAPSE IN THE CASING OR SAND INFILTRATION, FROM AND AFTER THE EXECUTION DATE; AND (iii) DEPRECIATION OF ANY ASSETS THAT CONSTITUTE PERSONAL PROPERTY THROUGH ORDINARY WEAR AND TEAR.

(d) SELLER AND PURCHASER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE OR ENFORCEABLE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 5 AND THE REST OF THIS AGREEMENT ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSE OF ANY APPLICABLE LAW.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Section 6.1 Generally. Purchaser represents and warrants to Seller the matters set forth in Section 6.2 through Section 6.19 on the Execution Date (except for representations and warranties that refer to a specified date, which will be deemed made as of such date).

Section 6.2 Existence and Qualification. Purchaser is a corporation, validly existing and in good standing under the Laws of the state of its formation and is duly qualified to do business in all jurisdictions in which the Assets are located and has, or as of the Closing will have, complied with all necessary requirements of Governmental Bodies required for Purchaser’s ownership of the Assets.

Section 6.3 Power. Purchaser has the requisite power to enter into and perform this Agreement and each other Transaction Document to which it is or will be a party and to consummate the transactions contemplated by this Agreement and such other Transaction Documents.

Section 6.4 Authorization and Enforceability. The execution, delivery, and performance of this Agreement, the Warrants, all documents required to be executed and delivered by Purchaser at Closing and all other Transaction Documents to which Purchaser is or will be a party, and the performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary limited liability company, corporate, or partnership action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser (and all documents required hereunder to be executed and delivered by Purchaser at Closing and all other Transaction Documents will be duly executed and delivered by Purchaser) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Purchaser, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law). Upon issuance in accordance with the terms of this Agreement, the Warrants will constitute valid and binding obligations of Purchaser, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

Section 6.5 No Conflicts. The execution, delivery, and performance of this Agreement and the other Transaction Documents by Purchaser, and the transactions contemplated hereby and thereby, including the issuance of the Warrants and the issuance of the Purchaser Common Stock upon exercise of the Warrants, will not (a) violate any provision of the certificate of incorporation, bylaws, agreement of limited partnership, or other organizational documents of Purchaser, (b) result in a material default (with or without due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation, or acceleration under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, or other financing instrument to which Purchaser is a party, (c) violate any judgment, order, ruling, or regulation applicable to Purchaser as a party in interest, or (d) violate any Laws applicable to Purchaser or any of its assets, except any matters described in subsections (b) or (c) above that would not have a Material Adverse Effect (as described in subsection (b) of the definition of Material Adverse Effect) on Purchaser.

Section 6.6 Title to Securities. Upon issuance in accordance with, and pursuant to, the terms hereof, the Warrants will be duly and validly issued and the Purchaser Common Stock issuable upon exercise of the Warrants will be duly and validly issued, fully paid and nonassessable. On the date of issuance of the Warrants, the Purchaser Common Stock issuable upon exercise of the Warrants shall have been reserved for issuance. Upon issuance in accordance with, and payment pursuant to, the terms hereof and the Warrants, Seller will have good title to the Warrants and the Purchaser Common Stock issuable upon exercise of such Warrants, free and clear of all liens, claims and encumbrances of any kind, other than (i) transfer restrictions under federal and state securities laws and (ii) liens, claims or encumbrances imposed due to the actions of Seller.

Section 6.7 Liability for Brokers’ Fees. Seller shall not directly or indirectly have any responsibility, liability, or expense, as a result of undertakings or agreements of Purchaser or any of its Affiliates, for brokerage fees, finder’s fees, agent’s commissions, or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

Section 6.8 Litigation. There are no actions, suits, or proceedings pending, or to Purchaser’s knowledge, threatened in writing, before any Governmental Body or arbitrator against Purchaser that are reasonably likely to materially impair Purchaser’s ability to perform its obligations under this Agreement or any document required to be executed and delivered by Purchaser at Closing. As used in this Section 6.8, “Purchaser’s knowledge” is limited to information personally known by one or more of the individuals listed in Schedule 6.8, without a duty of inquiry or investigation.

Section 6.9 Financing. On the Execution Date, Purchaser has sufficient cash, available lines of credit or other sources of immediately available funds to enable it to fund the Deposit. At the Closing, Purchaser will have sufficient cash, available lines of credit, or other sources of immediately available funds (in Dollars) to enable it to pay the Closing Payment to Seller and the Defect Escrow Amount, if any, at the Closing.

Section 6.10 Contracts. The execution, delivery, and performance of this Agreement by Purchaser, and the transactions contemplated by this Agreement, will not result in a material default (with due notice or lapse of time or both) under any of the terms, conditions, or provisions of any contract to which Purchaser is a party.

Section 6.11 Securities Law Compliance. Purchaser is acquiring the Assets for its own account for use in its trade or business, and not with a view toward or for sale associated with any distribution thereof, nor with any present intention of making a distribution thereof within the meaning of the Securities Act of 1933, as amended, and applicable state securities Laws.

Section 6.12 SEC Documents. Purchaser has timely filed all required reports, schedules, forms, certifications, prospectuses, and registration and other statements with the SEC since January 1, 2018 (collectively, the “SEC Documents”). As of their respective effective dates and as of their respective SEC filing dates, or the effective date or SEC filing date of any amendment thereto, the SEC Documents complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be, applicable to such SEC Documents, and none of the SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. There are no outstanding comments from, or unresolved issues raised by, the staff of the SEC with respect to the SEC Documents. To the knowledge of Purchaser, no enforcement action has been initiated against Purchaser relating to disclosures contained or omitted from any SEC Document. The historical financial statements of Purchaser contained in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) (a) comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the Exchange Act, and (b) fairly present the consolidated financial position, results of operations, stockholders’ equity and cash flows, as the case may be, of the entity or entities to which they relate as of the dates or for the periods to which such financial statements relate, in each case, in accordance with GAAP consistently applied during the periods involved, except, in each case, as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements. Purchaser makes and keeps books, records, and accounts and has devised and maintains a system of internal controls, in each case, as required pursuant to Section 13(b)(2) under the Exchange Act. Purchaser has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and the applicable listing standards of the NYSE American. Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Purchaser in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

Section 6.13 Capitalization. As of the Execution Date (except as otherwise noted):

(a) The authorized capital stock of Purchaser consists of (i) 135,000,000 shares of Purchaser Common Stock, and (ii) 5,000,000 shares of preferred stock, par value $0.001. As of February 1, 2021, there are 45,907,903 shares of Purchaser Common Stock, and 2,218,732 shares of 6.500% Series A Perpetual Cumulative Convertible Preferred Stock, outstanding.

(b) Except as set forth on Schedule 6.13(b) or as disclosed in the SEC Documents:

(i) there are (A) no subscriptions, calls, contracts, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Purchaser Common Stock or other equity interests of Purchaser, or any other agreements to which Purchaser is a party or by which Purchaser is bound obligating Purchaser to issue or sell any shares of capital stock of, other equity interests in or debt securities of, Purchaser, and (B) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Purchaser;

(ii) there are no outstanding contractual obligations of Purchaser to repurchase, redeem or otherwise acquire any securities or equity interests of Purchaser; and

(iii) Purchaser is not a party to any stockholders agreement, voting agreement or registration rights agreement relating to Purchaser Common Stock or any other equity interests of Purchaser.

(c) Except as set forth on Schedule 6.13(c), Purchaser does not own any capital stock or other equity interests of any Person.

Section 6.14 Opportunity to Verify Information. Purchaser and its Representatives have, or will have before Closing, (a) been permitted full and complete access to all materials relating to the Assets, (b) been afforded the opportunity to ask all questions of Seller (or one or more Persons acting on Seller’s behalf) concerning the Assets, (c) been afforded the opportunity to investigate the condition, including the subsurface condition, of the Assets, and (d) had the opportunity to take such other actions and make such other independent investigations as Purchaser deems necessary to evaluate the Assets and understand the merits and risks of an investment therein and to verify the truth, accuracy, and completeness of the materials, documents, and other information provided or made available to Purchaser (whether by Seller or otherwise). PURCHASER ACKNOWLEDGES AND AGREES THAT SELLER HAS NOT MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WRITTEN OR ORAL, AS TO THE ACCURACY OR COMPLETENESS OF ANY MATERIALS, DOCUMENTS, OR OTHER INFORMATION PROVIDED OR MADE AVAILABLE TO PURCHASER (WHETHER OR NOT BY SELLER) (INCLUDING ANY MATERIALS, DOCUMENTS, OR OTHER INFORMATION PROVIDED PURSUANT TO SECTION 7.9 OR SECTION 7.10). PURCHASER HEREBY WAIVES ANY CLAIMS ARISING OUT OF ANY MATERIALS, DOCUMENTS, OR OTHER INFORMATION PROVIDED OR MADE AVAILABLE TO PURCHASER (WHETHER OR NOT BY SELLER) (INCLUDING ANY MATERIALS, DOCUMENTS, OR OTHER INFORMATION PROVIDED PURSUANT TO SECTION 7.9 OR SECTION 7.10), WHETHER UNDER THIS AGREEMENT, AT COMMON LAW, BY STATUTE, OR OTHERWISE.

Section 6.15 Independent Evaluation.

(a) PURCHASER IS KNOWLEDGEABLE OF THE OIL AND GAS BUSINESS AND OF THE USUAL AND CUSTOMARY PRACTICES OF OIL AND GAS PRODUCERS, INCLUDING THOSE IN THE AREAS WHERE THE ASSETS ARE LOCATED.

(b) PURCHASER IS A PARTY CAPABLE OF MAKING SUCH INVESTIGATION, INSPECTION, REVIEW, AND EVALUATION OF THE ASSETS AS A PRUDENT PURCHASER WOULD DEEM APPROPRIATE UNDER THE CIRCUMSTANCES, INCLUDING WITH RESPECT TO ALL MATTERS RELATING TO THE ASSETS AND THEIR VALUE, OPERATION, AND SUITABILITY.

(c) IN MAKING THE DECISION TO ENTER INTO THIS AGREEMENT AND CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREBY, PURCHASER HAS RELIED SOLELY ON THE BASIS OF ITS OWN INDEPENDENT DUE DILIGENCE INVESTIGATION OF THE ASSETS AND THE TERMS AND CONDITIONS OF THIS AGREEMENT, AND PURCHASER HAS NOT RELIED ON ANY REPRESENTATION, WARRANTY, OR OTHER STATEMENT, EXPRESS, STATUTORY, OR IMPLIED, ORAL OR WRITTEN, OR ANY OTHER STATEMENT, ORAL OR WRITTEN, OTHER THAN THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 5 AND CONFIRMED IN THE CERTIFICATE OF SELLER TO BE DELIVERED AT THE CLOSING PURSUANT TO SECTION 9.2(b), AND THEN ONLY TO THE EXTENT REPRESENTED AND WARRANTED (OR CONFIRMED) THEREIN.

(d) WITHOUT LIMITING THE FOREGOING, PURCHASER EXPRESSLY ACKNOWLEDGES THE PROVISIONS SET FORTH IN SECTION 5.31, SECTION 13.20, AND SECTION 13.21.

(e) PURCHASER AGREES, TO THE FULLEST EXTENT PERMITTED BY LAW, THAT THE SELLER GROUP SHALL NOT HAVE ANY LIABILITY OR RESPONSIBILITY WHATSOEVER TO THE PURCHASER GROUP, OR THEIR RESPECTIVE EQUITY HOLDERS, FINANCING SOURCES, INVESTORS OR CONTROLLING PERSONS ON ANY BASIS (INCLUDING IN CONTRACT OR TORT, UNDER FEDERAL OR STATE SECURITIES LAWS OR OTHERWISE) RESULTING FROM THE FURNISHING TO THE PURCHASER GROUP OR ANY FINANCING SOURCES OR INVESTORS (OR ANY USE BY THE PURCHASER GROUP OR ANY FINANCING SOURCES OR INVESTORS OF) ANY DUE DILIGENCE INFORMATION (INCLUDING, FOR THE AVOIDANCE OF DOUBT, ANY INFORMATION MADE AVAILABLE TO PURCHASER OR CREATED PURSUANT TO SECTION 7.1, SECTION 7.9, OR SECTION 7.10 OR OTHERWISE BY OR ON BEHALF OF SELLER OR ITS REPRESENTATIVES).

(f) PURCHASER UNDERSTANDS AND ACKNOWLEDGES THAT NO FEDERAL, STATE OR FOREIGN AGENCY HAS PASSED UPON THE MERITS OF AN INVESTMENT IN (OR WITH RESPECT TO) THE ASSETS, OR MADE ANY FINDING OR DETERMINATION CONCERNING (i) THE FAIRNESS OR ADVISABILITY OF SUCH AN INVESTMENT OR (ii) THE ACCURACY OR ADEQUACY OF THE DISCLOSURES AND INFORMATION MADE TO PURCHASER UNDER THIS AGREEMENT.

(g) SELLER AND PURCHASER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE OR ENFORCEABLE, THE DISCLAIMERS CONTAINED IN THIS ARTICLE 6 AND THE REST OF THIS AGREEMENT ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSE OF ANY APPLICABLE LAW.

Section 6.16 Consents, Approvals or Waivers. Purchaser’s execution, delivery, and performance of this Agreement, the Warrants and the other Transaction Documents by Purchaser, and the transactions contemplated hereby and thereby, including the issuance of the Warrants and the issuance of the Purchaser Common Stock upon exercise of the Warrants, is not and will not be subject to any consent, approval, or waiver from any Governmental Body or other Third Party, except consents and approvals of assignments by Governmental Bodies that are customarily obtained after Closing.

Section 6.17 Bankruptcy. There are no bankruptcy, insolvency, reorganization, or receivership proceedings pending against, being contemplated by, or threatened against Purchaser or any of its Affiliates.

Section 6.18 Anti-Corruption; Sanctions; Anti-Money Laundering. To Purchaser’s knowledge, the proceeds used to acquire the Assets pursuant to this Agreement are not derived from any violation of Applicable Anticorruption Laws, Anti-Money Laundering Legislation, or Sanctions, or from any Person who is the target of Sanctions or subject to proceedings under Applicable Anticorruption Laws or Anti-Money Laundering Legislation.

Section 6.19 EQT PDA; Qualified Transferee. Purchaser has reviewed and is aware of the terms and conditions of the EQT PDA and hereby acknowledges and accepts the consequences thereunder in the event Purchaser does not satisfy the conditions set forth in the definition of “Qualified Transferee” (as defined in the EQT PDA).

ARTICLE 7

COVENANTS OF THE PARTIES

Section 7.1 Access.

(a) Between the Execution Date and the Closing Date (or earlier termination of this Agreement), Seller (i) will give Purchaser and its Representatives reasonable access, during normal business hours, to the Assets (subject to obtaining any required consents of Third Parties, including Third Party operators of the Assets), Seller’s personnel knowledgeable about the Assets, and access to and the right to copy or electronic copies of, at Purchaser’s sole cost, risk, and expense, the Records (or originals thereof) in Seller’s possession and any other information in Seller’s possession or control that is reasonably requested by Purchaser with respect to the Assets, for the purpose of conducting reasonable due diligence review of the Assets, but only to the extent that Seller may do so without violating any obligations to any Third Party and to the extent that Seller has the authority to grant such access without breaching any restriction binding on it, and (ii) will use Commercially Reasonable Efforts to secure for Purchaser and its Representatives (A) access to the Properties (to the extent requested by Purchaser) from applicable Third Party operators and (B) waivers or consents of any disclosure restrictions binding on Seller with respect to the Records or any other information that is reasonable requested by Purchaser with respect to the Assets, in each case, for the purpose of conducting a reasonable due diligence review of the Assets, but only to the extent that Seller may do so without violating any obligations to any Third Party. To the extent permitted by the applicable Third Party operator, Purchaser will be entitled to conduct a Phase I Environmental Site Assessment and environmental compliance review of the Assets and may conduct visual inspections and record reviews relating to the Assets, including their condition and compliance with Environmental Laws. However, Purchaser shall not operate any equipment or conduct any invasive testing, sampling, or other similar activity of soil, groundwater, or other materials (including any testing or sampling for Hazardous Substances, Hydrocarbons, or NORM) on or with respect to the Assets prior to Closing as part of its Phase I Environmental Site Assessment. If a Phase I Environmental Site Assessment identifies in good faith any “Recognized Environmental Conditions,” as such conditions are defined or described under the current ASTM International Standard Practice Designation E1527-13, then Purchaser may request Seller’s consent (which consent may be withheld in Seller’s sole discretion) to conduct additional environmental property assessments on the affected Assets, including the collection and analysis of environmental samples (collectively, the “Phase II Environmental Site Assessment”). The Phase II Environmental Site Assessment procedures and plan concerning any additional investigation shall be submitted to Seller in a written workplan, and shall be reasonable based on the recognized environmental concerns identified by the Phase I Environmental Site Assessment. If Seller denies such a request by Purchaser to undertake such a Phase II Environmental Site Assessment on any Assets, Purchaser shall have the right to exclude such Assets from the Assets to be conveyed to Purchaser at Closing, in which event the Unadjusted Purchase Price shall be reduced by the Allocated Value of such excluded Assets (or, solely with respect to any Asset that does not have an Allocated Value, by an amount equal to the Allocated Value of related or associated Assets to the extent applicable or relating to, used in connection with, servicing or burdening the subject Asset) pursuant to Section 3.3(b). Purchaser shall abide by the safety rules, regulations, and operating policies (including the execution and delivery of any documentation or paperwork, e.g., boarding agreements or liability releases, required by Third Party operators with respect to Purchaser’s access to any of the Assets) of any applicable Third Party operator while conducting its due diligence evaluation of the Assets; provided that such rules, regulations and policies are made available to Purchaser in advance of or during Purchaser’s due diligence evaluation. Any conclusions made from any examination done by Purchaser shall result from Purchaser’s own independent review and judgment.

(b) The access granted to Purchaser under this Section 7.1 shall be limited to Seller’s normal business hours, and Purchaser’s investigation shall be conducted in a manner that minimizes interference with the operation of the Assets. Purchaser shall coordinate its access rights with Seller (and with applicable Third Party operators) to reasonably minimize any inconvenience to or interruption of the conduct of business by Seller. Purchaser shall provide Seller with at least 48 hours’ written notice before the Assets are accessed pursuant to this Section 7.1, along with a description of the activities Purchaser intends to undertake.

(c) Purchaser acknowledges that, pursuant to its right of access to the Assets, Purchaser will become privy to confidential and other information of Seller and that such confidential information (which includes Purchaser’s conclusions with respect to its evaluations) shall be held confidential by Purchaser in accordance with the terms of the Confidentiality Agreement and Section 7.3(b) and any applicable privacy Laws regarding personal information.

(d) In connection with the rights of access, examination, and inspection granted to Purchaser under this Section 7.1, (i) PURCHASER WAIVES AND RELEASES ALL CLAIMS AGAINST THE SELLER GROUP ARISING IN ANY WAY THEREFROM OR IN ANY WAY CONNECTED THEREWITH AND (ii) PURCHASER HEREBY AGREES TO INDEMNIFY, DEFEND, AND HOLD HARMLESS EACH MEMBER OF THE SELLER GROUP AND THIRD PARTY OPERATORS FROM AND AGAINST ANY AND ALL DAMAGES ATTRIBUTABLE TO PERSONAL INJURY, DEATH, OR PHYSICAL PROPERTY DAMAGE, OR VIOLATION OF THE SELLER GROUP’S OR ANY THIRD PARTY OPERATOR’S RULES, REGULATIONS, OR OPERATING POLICIES (PROVIDED THAT SUCH RULES, REGULATIONS OR OPERATING POLICIES ARE MADE AVAILABLE TO PURCHASER IN ADVANCE OF OR DURING PURCHASER’S DUE DILIGENCE EVALUATION), ARISING OUT OF, RESULTING FROM, OR RELATING TO ANY FIELD VISIT OR OTHER DUE DILIGENCE ACTIVITY CONDUCTED BY PURCHASER WITH RESPECT TO THE ASSETS, EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT, OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OR VIOLATION OF LAW BY THE SELLER GROUP OR THIRD PARTY OPERATORS, BUT EXCLUDING (I) LIABILITIES CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SELLER GROUP OR THE APPLICABLE THIRD PARTY OPERATOR AND (II) LIABILITIES FOR REMEDIATION OF ENVIRONMENTAL CONDITIONS IDENTIFIED DURING SUCH INSPECTIONS, BUT ONLY TO THE EXTENT SUCH CONDITIONS EXISTED PRIOR TO SUCH INSPECTIONS AND WERE NOT EXACERBATED IN ANY MANNER BY SUCH INSPECTIONS.

Section 7.2 Government Reviews. In a timely manner, the Parties shall (a) make all required filings, prepare all required applications, and conduct negotiations with each Governmental Body as to which such filings, applications, or negotiations are necessary or appropriate in the consummation of the transactions contemplated hereby and (b) provide such information as each may reasonably request to make such filings, prepare such applications, and conduct such negotiations. Each Party shall reasonably cooperate with and use all reasonable efforts to assist the other with respect to such filings, applications, and negotiations.

Section 7.3 Public Announcements; Confidentiality.

(a) Neither Party shall make any press release or other public announcement regarding the existence of this Agreement, the contents hereof, or the transactions contemplated hereby without the prior written consent of the other Party (collectively, the “Public Announcement Restrictions”). The Public Announcement Restrictions shall not restrict disclosures to the extent (i) necessary for a Party to perform this Agreement (including disclosures to Governmental Bodies or Third Parties holding Preferential Rights, rights of consent, or other rights that may be applicable to the transaction contemplated by this Agreement, as reasonably necessary to provide notices, seek waivers, amendments or termination of such rights, or seek such consents), (ii) required (upon advice of counsel) by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the Parties or their respective Affiliates, (iii) made to Representatives, or (iv) that such Party has given the other Party a reasonable opportunity to review such disclosure prior to its release and no objection is raised. In the case of the disclosures described under subsections (i) and (ii) of this Section 7.3(a), each Party shall use its reasonable efforts to consult with the other Party regarding the contents of any such release or announcement prior to making such release or announcement.

(b) The Parties shall keep all information and data (i) relating to the existence of this Agreement, the contents hereof, or the transactions contemplated hereby, or (ii) that is or was (at any point) subject to restrictions on disclosure pursuant to the terms and conditions of the Confidentiality Agreement (including, for the avoidance of doubt, any information made available to Purchaser pursuant to Section 7.1, Section 7.9, or Section 7.10 or otherwise by or on behalf of Seller or its Representatives prior to Closing) strictly confidential, except (A) for disclosures to Representatives of the Parties (in which event, the disclosing Party will be responsible for making sure that the Representatives keep such information and data confidential), (B) as required to perform this Agreement, (C) to the extent expressly contemplated by this Agreement (including in connection with the resolution of disputes hereunder), (D) for disclosures that are required (upon advice of counsel) by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the Parties or their respective Affiliates, (E) for disclosures to Governmental Bodies as required by Law, or (F) as to any information or data that is or becomes available to the public other than through the act or omission of such Party or its Representatives in violation of this Section 7.3(b); provided that, prior to making any disclosures permitted under subsection (A) above, the Party disclosing such information shall obtain an undertaking of confidentiality from the Person receiving such information.

(c) To the extent that the foregoing provisions of this Section 7.3 conflict with the provisions of the Confidentiality Agreement, the provisions of this Section 7.3 shall prevail and control to the extent of such conflict. If Closing should occur, the Confidentiality Agreement shall terminate as of the Closing, except as to (i) such portion of the Assets that are not conveyed to Purchaser pursuant to the provisions of this Agreement and (ii) the Excluded Assets.

Section 7.4 Operation of Business. Except for (i) the operations set forth in Schedule 5.9, and any matters set forth on Schedule 7.4, (ii) as required in the event of an emergency to protect life, property, or the environment, (iii) as permitted or otherwise contemplated by this Agreement, or (iv) as otherwise approved in writing by Purchaser (which approval with respect to clauses (c), (d), (e), and (f) shall not be unreasonably withheld, conditioned, or delayed), from the Execution Date until the Closing Date, Seller:

(a) will conduct its business related to the Assets in the ordinary course consistent with Seller’s recent practices, subject to interruptions resulting from force majeure, mechanical breakdown, or planned maintenance;

(b) will not commit to any new operation reasonably anticipated by Seller to require future capital expenditures by the owner of the Assets in excess of $100,000, net to the interest of Seller;

(c) will not voluntarily terminate, materially amend, waive any material right under, execute, or extend any Material Contracts, Lease or any Surface Interest or enter into any contract that, if entered into on or prior to the Execution Date, would have constituted a Material Contract hereunder;

(d) will maintain Seller’s insurance coverage on the Assets presently furnished by nonaffiliated Third Parties in the amounts and of the types presently in force;

(e) will use Commercially Reasonable Efforts to maintain in full force and effect all Leases that are presently producing in paying quantities;

(f) will maintain all Permits, approvals, bonds, and guaranties affecting the Assets, and make all filings that Seller is required to make under applicable Law with respect to the Assets;

(g) will not transfer, farmout, sell, hypothecate, encumber, or otherwise dispose of any Asset except for sales and dispositions of Equipment or Hydrocarbons made in the ordinary course of business consistent with past practices;

(h) will provide Purchaser with written notice of any claim or investigation by any Third Party (including Governmental Bodies) made against Seller after Seller receives written notice thereof that materially affects, or could reasonably likely affect, the Assets;

(i) will not waive, release, assign, settle or compromise any claim of Damages that would be an Assumed Purchaser Obligation after the Closing or that is an Asset;

(j) will consent to, and participate in, any operation proposed with respect to any Asset that would result in such Asset becoming subject to a penalty or forfeiture as a result of any election not to so participate; provided, however, that, (i) if consenting to or participating in such operation would result in a breach of Section 7.4(b), (ii) Seller has provided Purchaser with notice of such operation, and (iii) Purchaser has not provided Seller with notice to proceed with such operation pursuant to this Section 7.4, then, in such case, Seller shall not be required to consent to, or participate in, such operation under this Section 7.4(j);

(k) will not directly or indirectly (and shall cause each of its respective Affiliates and its and their respective Representatives not to directly or indirectly) solicit, initiate, participate in, or otherwise engage in, any proposal, discussion or negotiation with, or enter into any binding or non-binding agreement with, any Person (other than Purchaser and its Representatives) in connection with the transfer or sale of any material Asset by Seller to such Person (other than with respect to (i) production of Hydrocarbons in the ordinary course of business, (ii) rights of reassignment upon intent to abandon an Asset in the ordinary course of business, and (iii) in connection with any Preferential Right applicable to the transactions contemplated by this Agreement);

(l) will not make, change or revoke any material Tax election, file any amended Tax Return, settle or compromise any material Tax Claim, surrender any right to claim a material refund of Taxes, or incur any material Taxes outside the ordinary course of business, in each case, with respect to the Assets; and

(m) will not enter into an agreement with respect to or otherwise permit any of the foregoing.

Requests for approval of any action restricted by this Section 7.4 shall be delivered to either of the following individuals, each of whom shall have full authority to grant or deny such requests for approval on behalf of Purchaser:

Adam Dirlam 601 Carlson Pkwy - Suite 990 Minnetonka, Minnesota 55305 Email: adirlam@northernoil.com	Erik Romslo 601 Carlson Pkwy - Suite 990 Minnetonka, Minnesota 55305 Email: eromslo@northernoil.com

With respect to each AFE forwarded by Seller pursuant to Section 7.4, Purchaser agrees that it will (x) timely respond to any written request for consent pursuant to this Section 7.4 in respect of any such AFE or proposal, and (y) consent to any such written request for approval of any AFE or similar request that Purchaser reasonably considers to be economically appropriate or is necessary to continue any Asset in force and effect beyond Closing. With respect to each AFE forwarded by Seller pursuant to Section 7.4, Purchaser shall make a decision as to whether or not Seller should elect to participate in the applicable operation covered by such AFE within 10 days (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in Seller’s written notice, and within 24 hours if a drilling rig is on site and the applicable agreement or Third Party notice requires a response within 48 hours) after Purchaser’s receipt of such AFE from Seller. If Purchaser has provided to Seller Purchaser’s written decision within the time period required under this paragraph, then Seller shall make elections at Purchaser’s direction. If Purchaser has not provided to Seller Purchaser’s written decision within time period required under this paragraph, then Seller’s decision shall control and Purchaser shall be deemed to have consented to such decision of Seller.

Seller agrees that it shall provide notice to and consult with Purchaser regarding any developments related to the EQT JDA and EQT PDA, including with respect to the budgeting processes under each of the EQT JDA and EQT PDA (including providing copies of any proposed annual budget or work plan and any proposed revisions thereto). Seller shall vote pursuant to the EQT JDA and EQT PDA (including with respect to any annual budget or work plan or amendments thereto) as in accordance with instructions provided by Purchaser. With respect to any vote pursuant to the EQT JDA or EQT PDA, Purchaser agrees that it shall make a decision as to whether or not Seller should vote to approve any such matter (including the annual budget or work plan) within five Business Days after Purchaser’s receipt of all relevant information from Seller with respect to such vote (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in Seller’s written notice). If Purchaser has provided to Seller its written decision within the time period required under this paragraph, then Seller shall vote its interests under the EQT JDA or EQT PDA, as applicable, at Purchaser’s direction. If Purchaser has not provided to Seller its written decision within the time period required under this paragraph, then Seller shall vote its interest as a reasonably prudent owner of oil and gas assets similar to the Assets, taking into account the then-current commodity prices.

Purchaser’s approval of any action restricted by this Section 7.4 shall be considered granted within 10 days (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in Seller’s notice) after Seller’s notice to Purchaser requesting such consent unless Purchaser notifies Seller to the contrary during that period. In the event of an emergency, Seller may take such action as a prudent owner or operator would take and shall notify Purchaser of such action promptly thereafter. In cases in which neither Seller nor its Affiliate is the operator of the affected Assets, to the extent that the actions described in this Section 7.4 may only be taken by (or are the primary responsibility of) the operator of such Assets, the provisions of this Section 7.4 shall be construed to require only that Seller use Commercially Reasonable Efforts to cause the operator(s) of such Assets to take such actions within the constraints of the applicable operating agreements and other applicable agreements.

Section 7.5 Replacement of Bonds, Letters of Credit, and Guaranties. The Parties understand that none of the bonds, letters of credit, and guaranties, if any, posted by Seller with Governmental Bodies or co-owners and relating to the Assets and set forth on Schedule 5.19 will be transferred to Purchaser. On or prior to Closing, Purchaser shall obtain, or cause to be obtained in the name of Purchaser, replacements for such bonds, letters of credit, and guaranties set forth on Schedule 5.19, to the extent such replacements are necessary to permit the cancellation of such bonds, letters of credit, and guaranties posted by Seller or to consummate the transactions contemplated by this Agreement. From and after Closing, to the extent Purchaser has not obtained, or caused to be obtained in the name of Purchaser, replacements for any such bonds, letters of credit, and guaranties set forth on Schedule 5.19, Purchaser shall indemnify the Seller Group against all Damages and liabilities incurred by the Seller Group under any such bond, letters or credit or guaranties, as applicable, which Purchaser has not obtained, or caused to be obtained in the name of Purchaser, to the extent such Damages and liabilities arise after Closing and relate to Purchaser’s ownership of the Assets after Closing or the Assumed Purchaser Obligations.

Section 7.6 Notification of Breaches. Between the Execution Date and the Closing Date:

(a) Purchaser shall notify Seller promptly after Purchaser obtains actual knowledge that any representation or warranty of Seller contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by Seller prior to or on the Closing Date has not been so performed or observed in any material respect.

(b) Seller shall notify Purchaser promptly after Seller obtains actual knowledge that any representation or warranty of Purchaser contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by Purchaser prior to or on the Closing Date has not been so performed or observed in any material respect.

(c) If any of Purchaser’s or Seller’s representations or warranties is untrue or shall become untrue in any material respect between the Execution Date and the Closing Date, or if any of Purchaser’s or Seller’s covenants or agreements to be performed or observed prior to or on the Closing Date shall not have been so performed or observed in any material respect, but if such breach of representation, warranty, covenant, or agreement shall (if curable) be cured without any liability, loss, cost or expense to the other Party by the Closing (or, if the Closing does not occur, by the Scheduled Closing Date), then such breach shall be considered not to have occurred for all purposes of this Agreement.

Section 7.7 Amendment to Schedules. As of the Closing Date, all Schedules to this Agreement, as applicable, shall be deemed amended and supplemented by Seller to include reference to any matter that results in an adjustment to the Adjusted Purchase Price pursuant to Section 3.3 as a result of the removal under the terms of this Agreement of any of the Assets. At any point prior to the date that is one Business Day prior to Closing, Seller shall have the right to supplement its Schedules relating to the representations and warranties set forth in Article 5 with respect to any matters occurring subsequent to the Execution Date. However, all such supplements shall be disregarded for all purposes, including determining whether the condition to Purchaser’s obligation to close the transaction pursuant to Section 8.2(a) has been satisfied; provided, however, if Seller has supplemented its Schedules pursuant to this Section 7.7, and, based upon the matters relating to such supplements, to Purchaser’s knowledge (after reasonable inquiry) Purchaser’s obligation to close the transaction pursuant to Section 8.2(a) has not been satisfied but Purchaser nevertheless elects to close the transactions contemplated hereunder, Purchaser will be deemed to have waived only the matters disclosed pursuant to any such addition, supplement or amendment at or prior to Closing which gave rise to Purchaser’s right to not close the transactions contemplated by this Agreement.

Section 7.8 Further Assurances. After Closing, the Parties agree to take such further actions and to execute, acknowledge, and deliver all such further documents as are reasonably requested by the other Party for carrying out the purposes of this Agreement or any other Transaction Document.

Section 7.9 Financing Cooperation.

(a) Seller agrees to, and shall use its Commercially Reasonable Efforts to cause its officers, directors, managers, employees, and agents to provide such assistance as is reasonably requested by Purchaser with reasonable prior notice in connection with any arrangement, marketing, syndication and consummation of any financing that may be arranged by Purchaser to the extent deemed necessary or advisable by Purchaser to fund any portion of the Adjusted Purchase Price (“Financings”) (provided, however, that with respect to any financial statements or other financial information related to the Assets, such assistance shall be limited to the provision of the Requisite Financial Statement Information), including, without limitation:

(i) solely with respect to the Assets, providing reasonable assistance with (and providing information for) the preparation of customary materials for offering prospectuses, offering memoranda, bank information memoranda, marketing materials, rating agency presentations and similar documents in each case as customarily provided by companies of comparable size and comparable industry in transactions similar to the Financings for a financing of the type being incurred;

(ii) providing reasonable assistance to Purchaser in connection with the preparation by the Purchaser of pro forma financial and reserves information to be included in any marketing materials to be used in the Financings (provided that nothing in the foregoing shall require Seller to assist (A) in the determination of the proposed aggregate amount of the Financings, the interest rates thereunder or the fees and expenses relating thereto; or (B) in the determination of any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any information used in connection with the Financing);

(iii) at least five Business Days prior to the Closing Date, provided that request for such information is made at least 10 Business Days prior to the Closing Date, providing all documentation and other information with respect to the Seller which any investor, lender or other financial institution providing or arranging the Financings has reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act;

(iv) permitting any prospective underwriters, initial purchasers, placement agents or any similar entities assisting in arranging the Financings (each a “Financing Source”) to conduct reasonable and customary due diligence with respect to the Assets (and provide all relevant information or documentation reasonably requested in connection with such due diligence promptly thereafter);

(v) providing reasonable assistance in the review of disclosure schedules related to the Assets, the delivery of which are conditions precedent to the availability of the Financings, for completeness and accuracy in all material respects;

(vi) to the extent Purchaser is unable to do so on its own without undue burden or expense, obtaining and providing customary reserve engineers’ and accountants’ comfort reports, letters and consents, including issuing any customary representation letters in connection therewith, solely with respect to any reserve information provided by Seller prior to the date hereof and the Requisite Financial Statement Information, as reasonably requested by Purchaser;

(vii) solely with respect to the Assets, reasonable assistance to facilitate, in each case subject to Closing, the pledging, granting of security interests in, and otherwise granting of liens on, the Assets which are conditions to the availability of the Financings pursuant to customary pledge and security agreements and mortgages, in each case effective as of and contingent upon Closing;

(viii) providing customary available title documents, information (including title opinions, reserve reports, loss operating statements and drilling and title opinions); and

(ix) participating in a reasonable number of due diligence sessions, drafting sessions, road shows, meetings, presentations, sessions with rating agencies or other customary syndication activities, including using reasonable best efforts to facilitate direct contact between senior management (with appropriate seniority and expertise) and representatives (including, for the avoidance of doubt, accountants) of Seller, on the one hand, and the Financing Sources, on the other hand; provided that such participation shall not require any travel; provided, further, that such participation shall be limited to two Financings constituting one equity offering and one senior notes issuance.

(b) Notwithstanding anything to the contrary contained in this Section 7.9, nothing in this Section 7.9 shall require any such cooperation to the extent that it would (A) require Seller or its Affiliates or any of their respective Representatives, as applicable, to agree to pay any commitment or other similar fees, or incur any liability or give any indemnities or otherwise commit to take any similar action, (B) require Seller or its Affiliates or any of their respective Representatives to provide any information that is not reasonably available to Seller or such Representative, (C) require Seller or its Affiliates or any of their respective Representatives to take any action that will conflict with or violate such Persons’ organizational documents, as applicable, or any applicable Laws or result in a violation or breach of, or default under, any Contract with a non-Affiliate to which such Person, as applicable, is a party, result in any officer or director of any such Person incurring any personal liability with respect to any matters relating to the Financings, or (D) cause (or could reasonably likely cause) any representation or warranty in this Agreement to be breached, or cause any condition to the Closing to fail to be satisfied or otherwise cause any breach of this Agreement. Purchaser shall, promptly upon request by Seller, reimburse Seller and its Affiliates and each of their respective Representatives for all reasonable and documented out-of-pocket costs incurred by such Persons in connection with the cooperation contemplated by this Section 7.9 (including attorney’s fees); and shall indemnify, defend and hold harmless Seller and its Affiliates and each of their respective Representatives from and against any and all Damages incurred by, suffered by, or asserted against such Persons arising from the cooperation provided by such Persons pursuant to this Section 7.9 (other than to the extent such liabilities arise from the actual and intentional fraud, willful misconduct or gross negligence of Seller or its Affiliates or any of their respective Representatives as determined in a final, non-appealable judgment of a court of competent jurisdiction) and any information utilized in connection therewith; provided, however, that Purchaser shall not be required to indemnify, defend and hold harmless Seller and its

Representatives to the extent that such Damages arise from or are related to information provided by Seller or its Representatives to Purchaser in writing specifically for use in the Financings that contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(c) Subject to Section 7.9(d), Purchaser acknowledges and agrees that obtaining the Financing is not a condition to Closing and, if the Financing has not been obtained, Purchaser shall continue to be obligated (subject to the satisfaction, or waiver, on or prior to Closing of the conditions precedent set forth in Section 8.2) to complete the transactions contemplated by this Agreement, until such time as this Agreement is terminated in accordance with Article 10.

(d) Notwithstanding anything to the contrary in this Agreement, it is understood and agreed that the condition precedent set forth in Section 8.2(b), solely as applied to Seller’s obligations under this Section 7.9, shall be deemed to be satisfied unless the Financing has not been obtained as a direct result of Seller’s knowing and intentional breach of any material obligation under this Section 7.9. As used in this Section 7.9(d), “knowing and intentional breach” means a material breach that is a consequence of an act or failure to act undertaken by the breaching party with the knowledge that the undertaking of such act (or failure to act) would, or would be reasonably expected to, cause a material breach of this Section 7.9.

Section 7.10 Financial Statement Assistance.

(a) Seller acknowledges that Purchaser or its Affiliates may be required to include (x) audited statements of revenues and direct operating expenses for the Assets for the 12 month periods ended December 31, 2018 and December 31, 2019 (the “Requisite Financial Statement Information”) and (y) audited statements of revenues and direct operating expenses for the Assets and certain unaudited financial information for the 12 month period ended December 31, 2020 (the “Additional Financial Statement Information”) to comply with Purchaser’s financial reporting and securities Laws reporting requirements pursuant to Regulation S-X (17 CFR Part 210) and Regulation S-K (17 CFR Part 229) in connection with the filing of one or more registration statements under the Securities Act, the filing of periodic reports or proxy statements under the Securities Exchange Act of 1934, as amended, or in connection with offerings of securities, including under Rule 144A of the Securities Act. At Purchaser’s request, from and after the Execution Date and for up to one year after Closing, Seller shall, at Purchaser’s sole cost and expense, provide Purchaser (or its applicable Affiliate or assignee) and its auditor or reserve engineers reasonable access during normal business hours to such records (to the extent that such information is available) and personnel of Seller Group and use reasonable efforts to, at Purchaser’s sole cost and expense, provide reasonable access during normal business hours to Seller Group’s accounting firm and reserve engineers, in each case, as Purchaser (or its applicable Affiliate or assignee) may reasonably request to enable Purchaser (or its applicable Affiliate or assignee) and its auditor, reserve engineers, and its representatives, to create and audit the Requisite Financial Statement Information and the Additional Financial Statement Information; provided, for the avoidance of doubt, that Purchaser shall be responsible for engaging any outside auditor necessary to prepare and audit the Additional Financial Statement Information. Notwithstanding anything to the contrary, the access to be provided to Purchaser shall not unreasonably interfere with Seller’s or any of its Affiliates’ ability to prepare its own financial statements or Seller’s regular conduct of business and shall be made available during Seller’s normal business hours. Such cooperation shall not require Seller to take any action that Seller reasonably believes could result in a violation of applicable Law, any material agreement or any confidentiality arrangement or the waiver of any legal or other applicable privilege.

(b) Seller agrees to provide its written consent and to use its reasonable best efforts to cause its auditors and reserve engineers to provide their written consent, for the inclusion or incorporation by reference of the Requisite Financial Statement Information in any filing with the SEC of Purchaser or any of its Affiliates in which the Requisite Financial Statement Information is required to be included or incorporated by reference to satisfy any rule or regulation of the SEC or to satisfy relevant disclosure obligations under the Securities Act or the Exchange Act, as amended. Upon request by Purchaser, Seller shall use its Commercially Reasonable Efforts to, at Purchaser’s sole cost and expense, provide Purchaser and Purchaser’s independent accountants with access to (i) audit work papers of the Seller Group’s independent accountants and (ii) management representation letters delivered by any member of the Seller Group, as applicable, or on behalf of Seller Group to the Seller Group’s independent accountants.

(c) All of the information provided by Seller pursuant to this Section 7.10 is given without any representation or warranty, express or implied, and no member of Seller Group shall have any liability or responsibility with respect thereto. Purchaser shall reasonably promptly upon request by Seller reimburse Seller Group for all reasonable and documented out-of-pocket costs and expenses incurred by Seller Group in complying with this Section 7.10, including those associated with Seller retaining Third Party consultants to perform the tasks identified herein in the event that Seller, in its sole judgment, determines that same is necessary in order to allow its personnel to continue to perform their daily job functions for the business of Seller.

(d) Purchaser shall indemnify, defend, and hold harmless Seller, its respective Affiliates, Seller’s and each of its Affiliates’ respective directors, managers, officers, stockholders, partners, members, employees and representatives, each member of Seller Group, and each of their respective heirs, successors and permitted assigns, each in their capacity as such, from, against and in respect of any Damages imposed on, sustained, incurred or suffered by, or asserted against, any of them, whether in respect of Third Party claims, direct claims or otherwise, directly or indirectly relating to, arising out of or resulting from the provision to or use by Purchaser, any of its Affiliates or Representatives of information utilized in connection with the preparation or audit of the Requisite Financial Statement Information and the Additional Financial Statement Information or otherwise pursuant to this Section 7.10 to the fullest extent permitted by applicable Law, in each case, except in the case of the actual and intentional fraud or gross negligence of Seller or its Affiliates or any of their respective Representatives as determined in a final, non-appealable judgment of a court of competent jurisdiction and the foregoing obligations shall survive termination of this Agreement.

Section 7.11 Performance Bond.

(a) If any time prior to the plugging and abandonment and/or decommissioning and disposal of all Wells and facilities included in the Assets (and the reclamation, restoration and remediation of all related sites) Purchaser enters into a Material Purchaser Disposition, then, promptly after the execution of the definitive agreement attributable to such Material Purchaser Disposition, Purchaser shall provide Seller with written notice of such Material Purchaser Disposition and a non-cancellable performance bond (the “Bond”), naming Seller as obligee and loss payee and securing Purchaser’s Performance (as defined in Section 7.11(c)) with respect to the plugging, abandonment and/or decommissioning and disposal of all wells and facilities included in the Assets and the reclamation, restoration and remediation of all related sites, as well as Purchaser’s indemnity obligations under Section 11.2(a)(iii). Purchaser shall maintain the Bond for a period not to exceed one year following the plugging and abandonment and/or decommissioning and disposal of all Wells and facilities included in the Assets and the reclamation, restoration and remediation of all related sites.

(b) The Bond shall be in the amount of $25,000,000 and shall be in form and substance acceptable to Seller. The Bond shall be placed with a surety company (or companies) acceptable to Seller and which is authorized and admitted to do business in the jurisdictions where the Assets are located and licensed by the State of Texas (or other jurisdiction acceptable to Seller) to execute bonds as surety. All Bonds must be approved in writing by Seller prior to closing of such Material Purchaser Disposition, such approval not to be unreasonably withheld, conditioned or delayed.

(c) “Performance” as used in this Section 7.11 shall mean compliance with and completion to the satisfaction of all federal, state or other Governmental Bodies, all Laws and all applicable agreements in connection with all obligations accepted and assumed hereunder by Purchaser, as well as the complete performance and satisfaction of Purchaser’s indemnity obligations under Section 11.2(a)(iii).

(d) “Material Purchaser Disposition” as used in this Section 7.11 shall mean any merger, consolidation, sale, transfer, assignment or similar disposition or event (or any combination thereof) resulting in (i) (A) the sale or transfer of more than 50% of the Purchaser Common Stock, directly or indirectly, to an un-Affiliated entity, or (B) the sale or transfer of more than 50% (immediately after the Closing Date) of the collective assets of Purchaser, directly or indirectly, to an un-Affiliated entity.

Section 7.12 Financial Assurances; Material Disposition.

(a) If at any time prior to the twelve month anniversary of the Closing Date (the “Subject Period”) Seller enters into a Material Disposition, then, prior to the closing of the transactions contemplated in the definitive agreement attributable to such Material Disposition, Seller shall provide Purchaser with written notice of such Material Disposition and a letter of credit or surety bond for the benefit of Purchaser (as security for Seller’s post-Closing indemnity obligations under this Agreement) and in a form (and issued by an entity) reasonably acceptable to Purchaser in an amount equal to (i) $25,000,000 for the time period from the Closing Date through the six month anniversary of the Closing Date, and (ii) (A) $12,500,000 plus (B) the aggregate amount of all outstanding amounts with respect to claims under Article 11 for which Purchaser has provided a written notice (which notice shall specify the nature and amount of

Purchaser’s claim(s) pursuant to Section 11.3) that have not been previously satisfied as of such date (but not to exceed $25,000,000 in sum total), for the time period from and after the six month anniversary of the Closing Date until the expiration of the Subject Period. From and after the expiration of the Subject Period, Seller shall have no obligation to maintain any letter of credit or surety bond under this Section 7.12.

(b) As used in this Section 7.12, the following terms shall have the following meanings:

(i) “Material Disposition” means any merger, consolidation, sale, transfer, assignment or similar disposition or event (or any combination thereof) resulting in (A) (i) Seller no longer owning, directly or indirectly, a 75% interest in the Seller Trading Affiliate, or (ii) the sale or transfer of more than 75% (as of the Execution Date) of the assets of the Seller Trading Affiliate to an un-Affiliated entity, and (B) (i) Seller no longer owning, directly or indirectly, a 75% interest in the Seller Eagleford Affiliate, or (ii) the sale or transfer of more than 75% (as of the Execution Date) of the assets of the Seller Eagleford Affiliate to an un-Affiliated entity.

(ii) “Seller Trading Affiliate” means RIL USA Inc., a Delaware corporation.

(iii) “Seller Eagleford Affiliate” means Reliance Eagleford Upstream Holding LP, a Texas limited partnership.

Section 7.13 EQT Cooperation. Between the Execution Date and the Closing Date, Seller shall use Commercially Reasonable efforts to facilitate the initial discussions between Purchaser and EQT with respect to matters related to the EQT JDA and the EQT PDA in order for Purchaser and EQT to discuss, and potentially agree to, certain clarifications to the EQT JDA and the EQT PDA; provided, however, that if Purchaser and EQT cannot reach an agreement prior to Closing with respect to such clarifications, the Closing shall nonetheless occur (subject to the satisfaction, or waiver, on or prior to Closing of the conditions precedent set forth in Section 8.1 and Section 8.2).

Section 7.14 Registration Rights Agreement. From and after the Execution Date, the Parties shall use Commercially Reasonable Efforts to execute a Registration Rights Agreement prior to Closing. If such Registration Rights Agreement is not executed prior to Closing, the Parties shall continue to use Commercially Reasonable Efforts to execute the Registration Rights Agreement as soon as possible after Closing.

ARTICLE 8

CONDITIONS TO CLOSING

Section 8.1 Seller’s Conditions to Closing. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Seller) on or prior to Closing of each of the following conditions precedent:

(a) Representations. The representations and warranties of Purchaser set forth in Article 6 shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except for the representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date);

(b) Performance. Purchaser shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;

(c) No Action. No injunction, order, or award restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, or granting material damages in connection therewith, shall have been issued and remain in force, and no suit, action, or other proceeding by a Third Party (including any Governmental Body) seeking to restrain, enjoin, or otherwise prohibit the consummation of the transactions contemplated by this Agreement, or seeking substantial damages in connection therewith, shall be pending before any Governmental Body or arbitrator;

(d) Governmental Consents. All material consents and approvals of any Governmental Body required for the transactions contemplated in this Agreement, except consents and approvals by Governmental Bodies that are customarily obtained after closing (including Customary Post-Closing Consents), shall have been granted, or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted;

(e) Impairments. The sum of (without duplication of any amounts) (i) the aggregate adjustments to the Unadjusted Purchase Price under Section 4.2 prior to Closing with respect to Title Defects (including Environmental Defects) less any adjustments to the Unadjusted Purchase Price under Section 4.3 prior to Closing with respect to Title Benefits, plus (ii) the aggregate sum of all Allocated Values of the Assets excluded from the transactions contemplated herein pursuant to Section 4.6 or Section 7.1, plus (iii) the aggregated amount of Casualty Losses, does not equal or exceed 25% of the Unadjusted Purchase Price (provided that in the event and to the extent that the EQT JDA Properties are, pursuant to Section 4.6, excluded from the transaction contemplated by this Agreement, (1) the foregoing percentage shall be applied to the EQT-Reduced Unadjusted Purchase Price, and (2) the calculation described in this Section 8.1(e) shall not include any amount attributable to any EQT JDA Properties); and

(f) Deliveries. Purchaser shall deliver (or be ready, willing, and able to deliver at Closing) to Seller duly executed counterparts of the documents and certificates to be delivered by Purchaser under Section 9.3.

Section 8.2 Purchaser’s Conditions to Closing. The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Purchaser) on or prior to Closing of each of the following conditions precedent:

(a) Representations. The representations and warranties of Seller set forth in Article 5 that are not Fundamental Representations shall be true and correct as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except for such breaches, if any, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (without regard to whether such representation or warranty is qualified in terms of materiality); and set forth in Article 5 that are Fundamental Representations shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date;

(b) Performance. Seller shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by Seller under this Agreement prior to or on the Closing Date;

(c) No Action. No injunction, order, or award restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, or granting material damages in connection therewith, shall have been issued and remain in force, and no suit, action, or other proceeding by a Third Party (including any Governmental Body) seeking to restrain, enjoin, or otherwise prohibit the consummation of the transactions contemplated by this Agreement, or seeking substantial damages in connection therewith, shall be pending before any Governmental Body or arbitrator;

(d) Governmental Consents. All material consents and approvals of any Governmental Body required for the transactions contemplated in this Agreement, except consents and approvals by Governmental Bodies that are customarily obtained after closing (including Customary Post-Closing Consents), shall have been granted, or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted;

(e) Impairments. The sum of (without duplication of any amounts) (i) the aggregate adjustments to the Unadjusted Purchase Price under Section 4.2 prior to Closing with respect to Title Defects (including Environmental Defects) less any adjustments to the Unadjusted Purchase Price under Section 4.3 prior to Closing with respect to Title Benefits, plus (ii) the aggregate sum of all Allocated Values of the Assets excluded from the transactions contemplated herein pursuant to Section 4.6 or Section 7.1, plus (iii) the aggregated amount of Casualty Losses, does not equal or exceed 25% of the Unadjusted Purchase Price (provided that in the event and to the extent that the EQT JDA Properties are, pursuant to Section 4.6, excluded from the transaction contemplated by this Agreement, (1) the foregoing percentage shall be applied to the EQT-Reduced Unadjusted Purchase Price, and (2) the calculation described in this Section 8.2(e) shall not include any amount attributable to any EQT JDA Properties); and

(f) Deliveries. Seller shall deliver (or be ready, willing, and able to deliver at Closing) to Purchaser duly executed counterparts of the documents and certificates to be delivered by Seller under Section 9.2.

ARTICLE 9

CLOSING

Section 9.1 Time and Place of Closing. Consummation of the purchase and sale transaction as contemplated by this Agreement (the “Closing”), shall, unless otherwise agreed to in writing by Purchaser and Seller, take place at the offices of GIBSON, DUNN & CRUTCHER LLP, counsel to Seller, located at 811 Main Street, Suite 3000, Houston, Texas 77002, at 10:00 a.m., Eastern Time, on April 1, 2021 (“Scheduled Closing Date”) unless another date, time or place (including by means of remote communication) is mutually agreed to in writing by Purchaser and

Seller, or if all conditions in Article 8 to be satisfied prior to Closing have not yet been satisfied or waived on the Scheduled Closing Date, within seven Business Days of such conditions having been satisfied or waived (except for any such conditions that by their nature may only be satisfied at or in connection with the occurrence of Closing), subject to the rights of the Parties under Article 10. The date on which the Closing occurs is herein referred to as the “Closing Date.”

Section 9.2 Obligations of Seller at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Purchaser of its obligations pursuant to Section 9.3, Seller shall deliver or cause to be delivered to Purchaser the following:

(a) Counterparts of the Conveyance of the Assets, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices, duly executed by Seller and acknowledged before a notary public, together with all special federal, state, and tribal assignment forms as may be required by Law to be executed in connection with the assignment of the Assets; provided that the terms and conditions of the Conveyance shall control as to any conflict between the Conveyance and any such special assignment forms;

(b) A certificate duly executed by an authorized officer of Seller, dated as of Closing, certifying on behalf of Seller that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been fulfilled;

(c) An executed statement described in Treasury Regulation § 1.1445-2(b)(2), in form and substance reasonably satisfactory to Purchaser, certifying that Seller (or, if Seller is disregarded as separate from its owner for U.S. federal income tax purposes, its regarded owner) is not a “foreign person” (or an entity disregarded as separate from a “foreign person”) within the meaning of Section 1445 of the Code;

(d) Where approvals are received by Seller pursuant to a filing or application under Section 7.2, copies of those approvals;

(e) Duly executed counterparts of joint written instructions in compliance with the Escrow Agreement, instructing the Escrow Agent to disburse the Deposit to Seller;

(f) Counterparts of a sufficient number of letters-in-lieu of division or transfer orders, on forms provided by Seller and reasonably acceptable to Purchaser, directing producers or purchasers of production, as the case may be, to make payment to Purchaser for all production attributable to the Assets from and after the Effective Time (“Letters in Lieu”), duly executed by Seller;

(g) If applicable, (i) releases and terminations of any mortgages, deeds of trust, assignments of production, financing statements, fixture filings, liens, and other recorded encumbrances, in each case, burdening the Assets and securing borrowed monies or other substantially similar indebtedness incurred by Seller or any of its Affiliates, including under any debt or other similar instrument that is burdening the Assets, and (ii) authorizations to file UCC-3 termination statements releases in all applicable jurisdictions to evidence the release of all such liens on the Assets securing due and payable obligations, including under any debt or other similar instrument;

(h) If applicable, counterparts of the EQT JDA Transfer Agreement duly executed by Seller;

(i) Counterparts of the EQT PDA Transfer Agreement duly executed by Seller; and

(j) All other instruments, documents, and other items reasonably necessary to effectuate the terms of this Agreement, as may be reasonably requested by Purchaser.

Section 9.3 Obligations of Purchaser at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Seller of its obligations pursuant to Section 9.2, Purchaser shall deliver or cause to be delivered to Seller the following:

(a) A wire transfer of the Closing Payment to the accounts designated by Seller in immediately available funds, and a wire transfer of the Defect Escrow Amount (if applicable) to the Escrow Agent in immediately available funds;

(b) The Warrants, duly executed by Purchaser and the warrant agent;

(c) Counterparts of the Conveyance of the Assets, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices, duly executed by Purchaser and acknowledged before a notary public;

(d) A certificate by an authorized officer of Purchaser, dated as of Closing, certifying on behalf of Purchaser that the conditions set forth in Section 8.1(a) and Section 8.1(b) have been fulfilled;

(e) Where approvals are received by Purchaser pursuant to a filing or application under Section 7.2, copies of those approvals;

(f) Duly executed counterparts of joint written instructions in compliance with the Escrow Agreement, instructing the Escrow Agent to disburse the Deposit to Seller;

(g) Counterparts of a sufficient number of Letters in Lieu, duly executed by Purchaser;

(h) Evidence of replacement bonds, guaranties, and letters of credit pursuant to Section 7.5;

(i) If applicable, counterparts of the EQT JDA Transfer Agreement duly executed by Purchaser and/or any permitted assignee of Purchaser;

(j) Counterparts of the EQT PDA Transfer Agreement duly executed by Purchaser and/or any permitted assignee of Purchaser; and

(k) All other instruments, documents, and other items reasonably necessary to effectuate the terms of this Agreement, as may be reasonably requested by Seller.

Section 9.4 Closing Payment and Post-Closing Purchase Price Adjustments.

(a) Not later than five Business Days prior to the Scheduled Closing Date (or, if after the Scheduled Closing Date, the Closing Date), Seller shall prepare in good faith and deliver to Purchaser, in accordance with customary industry accounting practices and based upon the best information then available to Seller, a preliminary settlement statement (i) estimating the initial Adjusted Purchase Price after giving effect to all adjustments to the Unadjusted Purchase Price set forth in Section 3.3 and the Defect Escrow Amount, (ii) setting forth the calculations for each adjustment, and (iii) accompanied by reasonable documentation available to support any credit, charge, receipt, or other item included in such statement. The estimate delivered in accordance with this Section 9.4(a) less the Deposit, and less the Defect Escrow Amount shall constitute the Dollar amount to be paid by Purchaser to Seller at the Closing (the “Closing Payment”).

(b) Seller shall prepare in good faith and deliver to Purchaser a statement setting forth the final calculation of the Adjusted Purchase Price and showing the calculation of each adjustment, based, to the extent possible, on actual credits, charges, receipts and other items before and after the Effective Time no later than the later of (i) the 120th day following the Closing Date and (ii) the date on which the Parties or the Title Arbitrator, as applicable, finally determines all Title Defect Amounts and Title Benefit Amounts under Section 4.4. Seller shall, at Purchaser’s request, supply reasonable documentation available to support any credit, charge, receipt, or other item included in such statement. Purchaser shall deliver to Seller a written report containing any changes that Purchaser proposes be made to Seller’s statement no later than the 30th day following Purchaser’s receipt thereof. Seller may deliver a written report to Purchaser during this same period reflecting any changes that Seller proposes to be made to such statement as a result of additional information received after the statement was prepared. The Parties shall undertake to agree on the final statement of the Adjusted Purchase Price no later than 180 days after the Closing Date. However, if the date on which the Parties or the Title Arbitrator, as applicable, finally determines all Title Defect Amounts and Title Benefit Amounts under Section 4.4 is later than the 120th day following the Closing Date, such 180-day period shall be extended the same number of days that such final determination occurs beyond the 100th day following the Closing Date. In the event that the Parties cannot reach agreement within such period of time, either Party may refer the remaining matters in dispute to the Houston office of KPMG LLP, or such other independent nationally recognized accounting firm mutually agreed upon by the Parties, for review and final determination by arbitration. The accounting firm shall conduct the arbitration proceedings in Houston, Texas in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent that such rules do not conflict with the terms of this Section 9.4. The accounting firm’s determination shall be made within 30 days after submission of the matters in dispute and shall be final and binding on both Parties, without right of appeal. In determining the proper amount of any adjustment to the Unadjusted Purchase Price, the accounting firm shall not increase the Unadjusted Purchase Price more than the increase proposed by Seller nor decrease the Unadjusted Purchase Price more than the decrease proposed by Purchaser, as applicable. The accounting firm shall act as an expert for the limited purpose of determining the specific disputed matters submitted by the Parties and may not award damages or penalties to the Parties with respect to any matter. The Parties shall each bear its own legal fees and other costs of presenting its case. Seller shall bear one-half and Purchaser shall bear one-half of the costs and expenses of the accounting firm. Within 10 days after the earlier of (A) the expiration of Purchaser’s 60-day review period without delivery of any written report or (B) the date on which the Parties finally determine the Adjusted Purchase Price or the accounting firm finally determines the disputed matters, as applicable, (x) Purchaser shall pay to Seller the amount by which the Adjusted Purchase Price (after deducting the Deposit and Defect Escrow Amount) exceeds the Closing Payment or (y) Seller shall pay to Purchaser the amount by which the Closing Payment exceeds the Adjusted Purchase Price (after deducting the Deposit and Defect Escrow Amount), as applicable.

(c) Purchaser shall reasonably assist Seller in the preparation of the final statement of the Adjusted Purchase Price under Section 9.4(b) by furnishing invoices, receipts, reasonable access to personnel, and such other assistance as may be reasonably requested by Seller to facilitate such process post-Closing.

(d) All payments made or to be made under this Agreement to Seller shall be made by electronic transfer of immediately available funds to the accounts designated by Seller. All payments made or to be made hereunder to Purchaser shall be by electronic transfer or immediately available funds to a bank and account specified by Purchaser in writing to Seller.

ARTICLE 10

TERMINATION

Section 10.1 Termination. This Agreement may be terminated at any time prior to Closing:

(a) by the mutual prior written consent of the Parties;

(b) by Seller if the Closing does not occur on the Scheduled Closing Date due to a Funding Failure;

(c) by either Party if the Closing does not occur on the Scheduled Closing Date as a result of the closing conditions described in Section 8.1(e) and Section 8.2(e) not being satisfied as of such date; or

(d) by either Party if Closing has not occurred on or before 30 days after the Scheduled Closing Date;

provided, however, that no Party shall be entitled to terminate this Agreement under Section 10.1(b) or Section 10.1(d) if the Closing has failed to occur because such Party failed to perform or observe in any material respect its covenants or agreements hereunder; provided further, however, with respect to Seller’s obligations under Section 7.9, Seller shall be deemed to have performed and observed its covenants and agreements thereunder unless the Financing has not been obtained as a direct result of Seller’s knowing and intentional breach of any material obligation under Section 7.9. As used in this Section 10.1, “knowing and intentional breach” means a material breach that is a consequence of an act or failure to act undertaken by the breaching party with the knowledge that the undertaking of such act (or failure to act) would, or would be reasonably expected to, cause a material breach of this Agreement.

Section 10.2 Effect of Termination.

(a) If this Agreement is terminated pursuant to Section 10.1, this Agreement shall become void and of no further force or effect (except for the provisions of Section 5.6, Section 6.7, Section 7.1(d), Section 7.3, Article 10, Article 13 (other than Section 13.13, 13.16, and 13.19) and Appendix A, which shall continue in full force and effect) and, without prejudice to its rights under Section 10.2(c) (if applicable), Seller shall be free immediately to enjoy all rights of ownership of the Assets and to sell, transfer, encumber, or otherwise dispose of the Assets to any Person without any restriction under this Agreement.

(b) In the event that (i) all conditions precedent to the obligations of Seller set forth in Section 8.1 have been satisfied or waived by Seller (or would have been satisfied except for the breach or failure of any of Seller’s representations, warranties, or covenants hereunder and except for any such conditions that by their nature may only be satisfied at or in connection with the occurrence of Closing) and (ii) the Closing has not occurred solely as a result of the material breach or failure of Seller’s representations, warranties, or covenants hereunder, including, if and when required, Seller’s obligations to consummate the transactions contemplated hereunder at Closing, then Purchaser shall promptly elect in writing, as the sole and exclusive remedy of the Purchaser Group against any member of the Seller Group for the failure to consummate the transactions contemplated hereunder at Closing, to either (A) exercise its right to specific performance of this Agreement, or (B) terminate this Agreement and receive the entirety of the Deposit for the sole account and use of Purchaser (and the Parties shall promptly provide joint written instructions to the Escrow Agent to deliver the Deposit to Purchaser), and seek actual, direct damages (subject to Section 13.12) up to an aggregate amount not greater than an amount equal to the amount of the Deposit. If Purchaser elects the remedy of specific performance contemplated by clause (A) but such remedy is not awarded by courts of competent jurisdiction, the Purchaser shall be entitled to the remedy contemplated by clause (B), in each case, in accordance with the terms and conditions set forth herein. The Parties agree that specific performance is a remedy expressly negotiated by the Parties and that Purchaser shall not be required to provide any bond or other security in connection with seeking specific performance as a remedy as described in this Section 10.2(b).

(c) In the event that (i) all conditions precedent to the obligations of Purchaser set forth in Section 8.2 have been satisfied or waived by Purchaser (or would have been satisfied except for the breach or failure of any of Purchaser’s representations, warranties, or covenants hereunder and except for any such conditions that by their nature may only be satisfied at or in connection with the occurrence of Closing) and (ii) the Closing has not occurred solely as a result of the breach or failure of any of Purchaser’s representations, warranties, or covenants hereunder, including, if and when required, Purchaser’s obligations to consummate the transactions contemplated hereunder at Closing (including, for the avoidance of doubt, a Funding Failure), then Seller shall be entitled, as the sole and exclusive remedy of the Seller Group against any member of the Purchaser Group for the failure to consummate the transactions contemplated hereunder at Closing, to terminate this Agreement and receive the entirety of the Deposit (and the Parties shall promptly provide joint written instructions to the Escrow Agent to deliver the Deposit to Seller) for the sole account and use of Seller as liquidated damages hereunder.

(d) If this Agreement is terminated under Section 10.1 and Seller is not entitled to the Deposit under Section 10.2(c), the Parties shall promptly provide joint written instructions to the Escrow Agent to deliver the Deposit to Purchaser, free of any claims by Seller or any other Person with respect thereto.

(e) SELLER AND PURCHASER ACKNOWLEDGE AND AGREE THAT IF SELLER RECEIVES THE DEPOSIT AS LIQUIDATED DAMAGES, (i) ACTUAL DAMAGES UPON THE EVENT OF A TERMINATION ARE DIFFICULT TO ASCERTAIN WITH ANY CERTAINTY, (ii) THE DEPOSIT IS A FAIR AND REASONABLE ESTIMATE BY THE PARTIES OF SUCH AGGREGATE ACTUAL DAMAGES, AND (iii) SUCH LIQUIDATED DAMAGES DO NOT CONSTITUTE A PENALTY.

(f) Notwithstanding anything to the contrary in this Agreement, each Party acknowledges and agrees that if the Closing fails to occur for any reason, such Party’s sole and exclusive remedy against the other Party shall be to exercise an applicable remedy set forth in this Article 10 (which, in the event of termination by Seller under Section 10.1 where Seller is entitled to the Deposit under Section 10.2(c), shall be to terminate this Agreement and receive the Deposit).

ARTICLE 11

ASSUMPTION; INDEMNIFICATION

Section 11.1 Assumption. Without limiting Purchaser’s rights to indemnity under Section 11.2, from and after the Closing, Purchaser shall assume and fulfill, perform, pay, and discharge all of the Assumed Purchaser Obligations.

Section 11.2 Indemnification.

(a) From and after Closing, Purchaser shall indemnify, defend, and hold harmless the Seller Group from and against all Damages incurred by, suffered by, or asserted against such Persons:

(i) caused by or arising out of or resulting from Purchaser’s breach of any of Purchaser’s covenants or agreements contained in this Agreement;

(ii) caused by or arising out of or resulting from any breach of any representation or warranty made by Purchaser contained in Article 6, or confirmed in the certificate delivered by Purchaser at Closing pursuant to Section 9.3(d); or

(iii) caused by or arising out of or resulting from the Assumed Purchaser Obligations (including, for purposes of certainty, Environmental Liabilities under CERCLA that constitute Assumed Purchaser Obligations);

EVEN IF SUCH DAMAGES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT, OR CONCURRENT), STRICT LIABILITY, OR OTHER LEGAL FAULT OF THE SELLER GROUP, EXCEPT TO THE EXTENT SUCH DAMAGES ARE CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY MEMBER OF THE SELLER GROUP.

(b) From and after Closing, subject to the limitations set forth in Section 11.4, Seller shall indemnify, defend, and hold harmless the Purchaser Group from and against all Damages incurred by, suffered by, or asserted against such Persons:

(i) caused by or arising out of or resulting from Seller’s breach of Seller’s covenants or agreements contained in this Agreement;

(ii) caused by or arising out of or resulting from any breach of any representation or warranty made by Seller contained in Article 5, or (without regard to the Material Adverse Effect qualifier contained in such certificate but subject to those materiality qualifiers (including “Material Adverse Effect”) contained within the representations and warranties themselves, if any) confirmed in the certificate delivered by Seller at Closing pursuant to Section 9.2(b); or

(iii) caused by or arising out of or resulting from (A) the Excluded Assets or (B) the Retained Liabilities until, for each item defined as a Retained Liability, the time set out in Section 11.4(b) for such Retained Liabilities;

EVEN IF SUCH DAMAGES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT, OR CONCURRENT), STRICT LIABILITY, OR OTHER LEGAL FAULT OF THE PURCHASER GROUP, EXCEPT TO THE EXTENT SUCH DAMAGES ARE CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY MEMBER OF THE PURCHASER GROUP.

(c) Notwithstanding anything to the contrary contained in this Agreement, subject to, and without limitation of, the special warranty of Defensible Title set forth in the Conveyance, Article 4, Section 7.1(d), Section 7.5, Section 7.9(b), Section 7.10(d), Article 10, Article 12, and Section 13.18, from and after the Closing, this Section 11.2 contains the Parties’ exclusive remedies against each other with respect to the transactions contemplated hereby, including any breaches of the representations, warranties, covenants, and agreements of the Parties in this Agreement or any of the other Transaction Documents. Except for the remedies contained in this Section 11.2, Article 4, Section 7.1(d), Article 10, Article 12 and Section 13.18, and, subject to, and without limitation of, the special warranty of Defensible Title set forth in the Conveyance, SELLER (ON BEHALF OF ITSELF AND ON BEHALF OF THE SELLER GROUP) AND PURCHASER (ON BEHALF OF ITSELF AND ON BEHALF OF THE PURCHASER GROUP) EACH RELEASE, REMISE, AND FOREVER DISCHARGE THE OTHER AND ITS AFFILIATES AND ALL SUCH PARTIES’ OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS, AND OTHER REPRESENTATIVES FROM ANY AND ALL SUITS, LEGAL OR ADMINISTRATIVE PROCEEDINGS, CLAIMS, DEMANDS, DAMAGES, LOSSES, COSTS, LIABILITIES, INTEREST, OR CAUSES OF ACTION WHATSOEVER, IN LAW OR IN EQUITY, KNOWN OR UNKNOWN, WHICH SUCH PARTIES MIGHT NOW OR SUBSEQUENTLY MAY HAVE, BASED ON, RELATING TO, OR ARISING OUT OF (i) THIS AGREEMENT, (ii) SELLER’S OWNERSHIP, USE, OR OPERATION OF THE ASSETS, OR (iii) THE CONDITION, QUALITY, STATUS, OR NATURE OF THE ASSETS, INCLUDING, IN EACH SUCH CASE, RIGHTS TO CONTRIBUTION UNDER CERCLA OR ANY OTHER ENVIRONMENTAL LAW, BREACHES OF STATUTORY OR IMPLIED WARRANTIES, NUISANCE OR OTHER TORT ACTIONS, RIGHTS TO PUNITIVE DAMAGES AND COMMON LAW RIGHTS OF CONTRIBUTION, RIGHTS UNDER AGREEMENTS BETWEEN SELLER AND ANY

PERSONS WHO ARE AFFILIATES OF SELLER, AND RIGHTS UNDER INSURANCE MAINTAINED BY SELLER OR ANY PERSON WHO IS AN AFFILIATE OF SELLER, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT, OR CONCURRENT), STRICT LIABILITY, OR OTHER LEGAL FAULT OF ANY RELEASED PERSON.

(d) The indemnity of each Party provided in this Section 11.2 shall be for the benefit of and extend to each Person included in the Seller Group and the Purchaser Group, as applicable. Any claim for indemnity under this Section 11.2 by any Third Party must be brought and administered by a Party to this Agreement. No Indemnified Person (including any Person within the Seller Group and the Purchaser Group) other than the Parties shall have any rights against Seller or Purchaser under the terms of this Section 11.2 except as may be exercised on its behalf by Purchaser or Seller, as applicable, pursuant to this Section 11.2(d). The Parties may elect to exercise or not exercise indemnification rights under this Section 11.2 on behalf of the other Indemnified Persons affiliated with it in its sole discretion and shall have no liability to any such other Indemnified Person for any action or inaction under this Section 11.2.

(e) Notwithstanding anything herein to the contrary, for purposes of Section 11.2(b)(ii), when determining whether a breach has occurred and the amount of Damages resulting from a breach of a representation or warranty contained in Article 5 or in the certificate delivered by Seller pursuant to Section 9.2(b), all materiality qualifications (other than “Material Adverse Effect”, but including “in all material respects” and other correlative terms) contained in the representations and warranties in Article 5 or in such certificate shall be disregarded. For the avoidance of doubt, this Section 11.2(e) shall not be deemed to disregard any dollar amounts or monetary thresholds set forth in any representation or warranty in Article 5 (and, for the avoidance of doubt, in no event shall “Material Contract” be read to mean “Contract”).

Section 11.3 Indemnification Actions. All claims for indemnification under Section 11.2 shall be asserted and resolved as follows:

(a) For purposes hereof, (i) the term “Indemnifying Person” when used in connection with particular Damages shall mean the Person or Persons having an obligation to indemnify another Person or Persons with respect to such Damages pursuant to this Article 11 and (ii) the term “Indemnified Person” when used in connection with particular Damages shall mean the Person or Persons having the right to be indemnified with respect to such Damages by another Person or Persons pursuant to this Article 11.

(b) To make a claim for indemnification under Section 11.2, an Indemnified Person shall notify the Indemnifying Person of its claim under this Section 11.3, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnified Person (a “Third Person Claim”), the Indemnified Person shall provide its Claim Notice promptly after the Indemnified Person has actual knowledge of the Third Person Claim and shall enclose a copy of all papers (if any) served with respect to the Third Person Claim; provided that the failure of any Indemnified Person to give notice of a Third Person Claim as provided in this Section 11.3 shall not relieve the Indemnifying Person of its obligations under Section 11.2 except to the extent such failure results in insufficient time being available to permit the Indemnifying Person to effectively defend against the Third Person Claim or otherwise prejudices the Indemnifying Person’s ability to defend against the Third Person Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant, or agreement, the Claim Notice shall specify the representation, warranty, covenant, or agreement that was inaccurate or breached.

(c) In the case of a claim for indemnification based upon a Third Person Claim, the Indemnifying Person shall have 30 days from its receipt of the Claim Notice to notify the Indemnified Person whether it admits or denies its obligation to defend the Indemnified Person against such Third Person Claim under this Article 11. If the Indemnifying Person does not notify the Indemnified Person within such 30-day period whether the Indemnifying Person admits or denies its obligation to defend the Indemnified Person, it shall be conclusively deemed to have denied such indemnification obligation hereunder. The Indemnified Person is authorized, prior to and during such 30-day period, to file any motion, answer, or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Person and that is not prejudicial to the Indemnifying Person.

(d) If the Indemnifying Person admits its obligation, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Third Person Claim. The Indemnifying Person shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Person, the Indemnified Person agrees to cooperate in contesting any Third Person Claim that the Indemnifying Person elects to contest (provided, however, that the Indemnified Person shall not be required to bring any counterclaim or cross-complaint against any Person). The Indemnified Person may at its own expense participate in, but not control, any defense or settlement of any Third Person Claim controlled by the Indemnifying Person pursuant to this Section 11.3(d). An Indemnifying Person shall not, without the written consent of the Indemnified Person, settle any Third Person Claim or consent to the entry of any judgment with respect thereto that (i) does not result in a final resolution of the Indemnified Person’s liability with respect to the Third Person Claim (including, in the case of a settlement, an unconditional written release of the Indemnified Person), (ii) may materially and adversely affect the Indemnified Person (other than as a result of money damages covered by the indemnity), (iii) requires a non-monetary commitment by the Indemnified Person, including compliance with an injunction or other equitable relief, (iv) includes any admission of guilt or culpability or (v) relates to the payment or calculation of royalties or overriding royalties.

(e) If the Indemnifying Person does not admit its obligation or admits its obligation but fails to diligently defend or settle the Third Person Claim, then the Indemnified Person shall have the right to defend against the Third Person Claim (at the sole cost and expense of the Indemnifying Person, if the Indemnified Person is entitled to indemnification hereunder) with counsel of the Indemnified Person’s choosing, subject to the right of the Indemnifying Person to admit its obligation and assume the defense of the Third Person Claim at any time prior to settlement or final determination thereof. If the Indemnifying Person has not yet admitted its obligation to provide indemnification with respect to a Third Person Claim, the Indemnified Person shall send written notice to the Indemnifying Person of any proposed settlement and the Indemnifying Person shall have the option for 10 days following receipt of such notice to (i) admit in writing its obligation to provide indemnification with respect to the

Third Person Claim and (ii) if its obligation is so admitted, reject, in its reasonable judgment, the proposed settlement. If the Indemnified Person settles any Third Person Claim over the objection of the Indemnifying Person after the Indemnifying Person has timely admitted its obligation in writing and assumed the defense of a Third Person Claim, the Indemnified Person shall be deemed to have waived any right to indemnity therefor.

(f) In the case of a claim for indemnification not based upon a Third Person Claim, the Indemnifying Person shall have 30 days from its receipt of the Claim Notice to (i) cure the Damages complained of, (ii) admit its obligation to provide indemnification with respect to such Damages, or (iii) dispute the claim for such indemnification. If the Indemnifying Person does not notify the Indemnified Person within such 30-day period that it has cured the Damages or that it disputes the claim for such indemnification, the Indemnifying Person shall be deemed to have disputed such claim for indemnification.

Section 11.4 Limitation on Actions.

(a) The representations and warranties of the Parties in Article 5 and Article 6 and the covenants and agreements of the Parties in Article 7 and the corresponding representations and warranties confirmed in the certificates delivered at Closing pursuant to Section 9.2(b) and Section 9.3(d), as applicable, shall survive the Closing for a period of twelve months (unless a shorter period is expressly provided within the applicable Section), except that (i) the representations, warranties and acknowledgements, as applicable, in Section 5.2, Section 5.3, Section 5.4, Section 5.5, Section 5.6, Section 6.2, Section 6.3, Section 6.4, Section 6.5, Section 6.6, Section 6.7, and Section 6.13 (the “Fundamental Representations”) shall survive indefinitely, (ii) the representations and warranties in Section 5.8 shall survive Closing until 30 days after the expiration of the applicable statute of limitations, (iii) the representations and warranties in Section 5.16 shall terminate at Closing, and (iv) the covenants and agreements, as applicable, in Section 7.1(d), Section 7.3, Section 7.5, and Section 7.8 shall survive indefinitely. The remainder of this Agreement (including the disclaimers and acknowledgments in Section 5.20 and Section 6.14) shall survive the Closing without time limit except (A) as may otherwise be expressly provided herein, (B) for the provisions of Article 12, which shall survive indefinitely, (C) for covenants and agreements set forth in this Agreement that, by their terms, are to be completed prior to Closing, which shall only survive for twelve months after the Closing Date, and (D) all other covenants and agreements set forth in this Agreement, which shall survive until fully satisfied and performed in accordance with the terms hereof (unless otherwise specifically provided in this Agreement). Representations, warranties, covenants, and agreements shall be of no further force and effect after the date of their expiration, provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant, or agreement prior to its expiration date.

(b) The indemnities in Section 11.2(a)(i), Section 11.2(a)(ii), Section 11.2(b)(i), and Section 11.2(b)(ii) shall terminate as of the termination date of each respective representation, warranty, covenant, or agreement that is subject to indemnification thereunder, except in each case as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Person on or before such termination date. The indemnity in Section 11.2(a)(iii) and Section 11.2(b)(iii)(A) shall continue without time limit. The indemnity in Section 11.2(b)(iii)(B) shall survive the Closing (i) for a period of two years as to the items in subsection (i) of the definition of Retained Liabilities, (ii) for a period of two years as to the items in subsection (ii) of the definition of Retained Liabilities, (iii) until 60 days after the expiration of the applicable statute of limitations as to the items in subsection (iii) of the definition of Retained Liabilities and (iv) indefinitely for the items in subsection (iv) of the definition of Retained Liabilities, at which point, in each case, the indemnity obligation shall terminate, except, in each case, as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Person on or before such termination date.

(c) Seller shall not have any liability for any indemnification under Section 11.2(b)(ii) (other than Section 5.2, Section 5.3, Section 5.4, Section 5.5, Section 5.6, and Section 5.8) until and unless the aggregate amount of the liability for all Damages for which Claim Notices are delivered by Purchaser exceeds 1.75% of the Unadjusted Purchase Price (provided that in the event and to the extent that the EQT JDA Properties are, pursuant to Section 4.6, excluded from the transaction contemplated by this Agreement, the foregoing percentage shall be applied to the EQT-Reduced Unadjusted Purchase Price), and then only to the extent such Damages exceed 1.75% of the Unadjusted Purchase Price (as adjusted in accordance with this Section 11.4(c)).

(d) Notwithstanding anything to the contrary contained elsewhere in this Agreement, Seller shall not be required to indemnify the Purchaser Group (i) under Section 11.2(b)(ii) (other than Section 5.2, Section 5.3, Section 5.4, Section 5.5, Section 5.6, and Section 5.8) for aggregate Damages in excess of 15% of the Unadjusted Purchase Price (provided that in the event and to the extent that the EQT JDA Properties are, pursuant to Section 4.6, excluded from the transaction contemplated by this Agreement, the foregoing percentage shall be applied to the EQT-Reduced Unadjusted Purchase Price) or (ii) under this Article 11 (other than Section 11.2(b)(iii)(A)) for aggregate Damages in excess of 100% of the Unadjusted Purchase Price (provided that in the event and to the extent that the EQT JDA Properties are, pursuant to Section 4.6, excluded from the transaction contemplated by this Agreement, the foregoing percentage shall be applied to the EQT-Reduced Unadjusted Purchase Price).

(e) The amount of any Damages for which an Indemnified Person is entitled to indemnity under this Article 11 shall be reduced by the amount of insurance proceeds actually received by the Indemnified Person or its Affiliates with respect to such Damages (net of any collection costs (including Taxes), and excluding the proceeds of any insurance policy issued or underwritten by the Indemnified Person or its Affiliates).

(f) In no event shall any Indemnified Person be entitled to duplicate compensation with respect to the same Damage, liability, loss, cost, expense, claim, award, or judgment under more than one provision of this Agreement and the Transaction Documents.

(g) Each Indemnified Person shall take all reasonable steps to mitigate all Damages or other liabilities, losses, costs, and expenses after becoming actually aware of any event that could reasonably be expected to give rise to any Damages or other liabilities, losses, costs, or expenses that are indemnifiable or recoverable under this Agreement. If an Indemnified Person fails to so mitigate pursuant to the preceding sentence, the Indemnifying Person shall have no liability for any portion of such Damages or other liabilities, losses, costs, or expenses that reasonably could have been avoided had the Indemnified Person made such efforts.

ARTICLE 12

TAX MATTERS

Section 12.1 Tax Filings. Seller shall be responsible for filing with the appropriate Taxing authorities the applicable Tax Returns for Asset Taxes that are required to be filed on or before the Closing Date and paying the Taxes reflected on such Tax Returns as due and owing (provided that to the extent such Taxes relate to the periods or portions thereof from and after the Effective Time, as determined pursuant to Section 12.2, such payment shall be on behalf of Purchaser, and promptly following the Closing Date, Purchaser shall pay to Seller any such Taxes, but only to the extent that such amounts have not already been accounted for under Section 3.3), and Seller shall do so consistently with past practices except as otherwise required by applicable Tax Law. Purchaser shall be responsible for the filing with the appropriate Taxing authorities the applicable Tax Returns for Asset Taxes that are required to be filed after the Closing Date and paying the Taxes reflected on such Tax Returns as due and owing (provided that to the extent such Taxes relate to the periods or portions thereof ending before the Effective Time, as determined pursuant to Section 12.2, Seller shall pay to Purchaser any such Taxes, but only to the extent that such amounts have not already been accounted for under Section 3.3), and Purchaser shall do so consistently with past practice except as otherwise required by applicable Tax Law; provided, however, that in the event that Seller is required by applicable Tax Law to file a Tax Return with respect to such Asset Taxes after the Closing Date which includes all or a portion of a Tax period for which Purchaser is liable for such Asset Taxes, following Seller’s request, Purchaser shall promptly pay to Seller all such Asset Taxes allocable to the period or portion thereof beginning at or after the Effective Time, as determined pursuant to Section 12.2 (but only to the extent that such amounts have not already been accounted for under Section 3.3), whether such Asset Taxes arise out of the filing of an original return or a subsequent audit or assessment of Taxes. Seller shall be entitled to all Tax refunds (or credits in lieu thereof) that relate to any such Asset Taxes allocable to any Tax period, or portion thereof, ending before the Effective Time, as determined pursuant to Section 12.2, and Purchaser shall promptly pay to Seller an amount equal to the value of any such Tax refund (or credit in lieu thereof) realized by Purchaser after the Closing Date. Purchaser shall be entitled to all Tax refunds (or credits in lieu thereof) that relate to any Asset Taxes allocable to any Tax period, or portion thereof, from and after the Effective Time, as determined pursuant to Section 12.2, and Seller shall promptly pay to Purchaser an amount equal to the value of any Tax refund (or credit in lieu thereof) realized by Seller.

Section 12.2 Current Tax Period Taxes.

(a) All Asset Taxes shall be apportioned as of the Effective Time, with Seller responsible for all Asset Taxes with respect to any period or portion thereof ending before the Effective Time, and Purchaser responsible for all Asset Taxes with respect to any period or portion thereof from and after the Effective Time. Asset Taxes assessed against the Assets with respect to the Tax period in which the Effective Time occurs (the “Current Tax Period”), but excluding any such Taxes that are based on quantity of or the value of production of Hydrocarbons, shall be apportioned between the Parties as of the Effective Time with (i) Seller being obligated to pay a proportionate share of the actual amount of such Taxes for the Current Tax Period determined by multiplying such actual Taxes by a fraction, the numerator of which is the number of days in the Current Tax Period prior to the Effective Time and the denominator of which is the total number of days in the Current Tax Period and (ii) Purchaser being obligated to pay a proportionate share of the actual amount of such Taxes for the Current Tax Period determined by multiplying such actual Taxes by a fraction, the numerator of which is the number of days (including the Closing Date) in the Current Tax Period on and after the Effective Time and the denominator of which is the total number of days in the Current Tax Period; Asset Taxes that are based on quantity of or the value of production of Hydrocarbons shall be apportioned between the Parties based on the number of units or value of production actually produced, as applicable, before, and at or after, the Effective Time, as applicable.

(b) In the event that Purchaser or Seller make any payment for which it is entitled to reimbursement under this Article 12, the applicable Party shall make such reimbursement promptly but in no event later than 10 days after the presentation of a statement setting forth the amount of reimbursement to which the presenting Party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of the reimbursement; provided, however, that no payment shall be made for any amount that has been accounted for under Section 3.3.

Section 12.3 Characterization of Certain Payments. The Parties agree that any payments made pursuant to this Article 12, Article 11, Section 2.4, or Section 9.4 shall be treated for all Tax purposes as an adjustment to the Unadjusted Purchase Price unless otherwise required by Law.

ARTICLE 13

MISCELLANEOUS

Section 13.1 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement. Either Party’s delivery of an executed counterpart signature page by email is as effective as executing and delivering this Agreement in the presence of the other Party. No Party shall be bound until such time as all of the Parties have executed counterparts of this Agreement.

Section 13.2 Notice. All notices and other communications that are required or may be given pursuant to this Agreement must be given in writing, in English, and shall be deemed to have been given (a) when delivered personally, by courier, to the addressee, (b) when received by the addressee if sent by registered or certified mail, postage prepaid, or (c) on the date sent by email (upon affirmative reply by email by the intended recipient that such email was received) if sent during normal business hours of the recipient or on the next day if sent after normal business hours of the recipient. Such notices and other communications must be sent to the following addresses or email addresses:

If to Seller:

RELIANCE MARCELLUS, LLC

2000 Sam Houston Pkwy. S. Suite 700

Houston, Texas 77042

Attn: Masoud Javadi, General Counsel

Email: masoud.javadi@ril.com

With a copy to:

RELIANCE MARCELLUS, LLC

2000 Sam Houston Pkwy. S. Suite 700

Houston, Texas 77042

Attn: Avinash Pathak

Email: avinash.pathak@ril.com

With a copy to (which shall not constitute notice):

GIBSON, DUNN & CRUTCHER LLP

811 Main Street, Suite 3000

Houston, Texas 77002

Attn: Michael P. Darden

Email: mpdarden@gibsondunn.com

If to Purchaser:

NORTHERN OIL AND GAS, INC.

601 Carlson Pkwy - Suite 990

Minnetonka, Minnesota 55305

Attn: Adam Dirlam

Email: adirlam@northernoil.com

With a copy to (which shall not constitute notice):

NORTHERN OIL AND GAS, INC.

601 Carlson Pkwy - Suite 990

Minnetonka, Minnesota 55305

Attn: General Counsel

Email: eromslo@northernoil.com

KIRKLAND & ELLIS LLP

609 Main Street - Suite 4500

Houston, Texas 77002

Attn: David M. Castro Jr., P.C.

Christopher S.C. Heasley

Email: david.castro@kirkland.com

christopher.heasley@kirkland.com

Either Party may change its address or email address for notice purposes by written notice to the other Party in the manner set forth above.

Section 13.3 Tax, Recording Fees, Similar Taxes & Fees. Purchaser shall bear any sales, use, excise, real property transfer or gain, goods and services, registration, capital, documentary, stamp, or Transfer Taxes, recording fees, and similar Taxes and fees incurred and imposed upon, or with respect to, the property transfers or other transactions contemplated hereby

(“Transfer Taxes”). If such transfers or transactions are exempt from any such Transfer Taxes upon the filing of an appropriate certificate or other evidence of exemption, Purchaser will timely furnish to Seller such certificate or evidence.

Section 13.4 Expenses. Except as otherwise provided herein, all costs and expenses (including legal and financial advisory fees and expenses) incurred in connection with, or in anticipation of, this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses.

Section 13.5 Governing Law; Jurisdiction; Jury Waiver.

(a) THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION; PROVIDED, HOWEVER, THAT WITH RESPECT TO REAL PROPERTY MATTERS TO WHICH THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA MANDATORILY APPLY, THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA SHALL APPLY.

(b) THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN HARRIS COUNTY, TEXAS (OR, IF REQUIREMENTS FOR FEDERAL JURISDICTION ARE NOT MET, STATE COURTS LOCATED IN HARRIS COUNTY, TEXAS) AND APPROPRIATE APPELLATE COURTS THEREFROM FOR THE RESOLUTION OF ANY DISPUTE, CONTROVERSY, OR CLAIM ARISING OUT OF OR IN RELATION TO THIS AGREEMENT (EXCEPT TO THE EXTENT A DISPUTE, CONTROVERSY, OR CLAIM ARISING OUT OF OR IN RELATION TO OR IN CONNECTION WITH THE RESOLUTION OF ANY DISPUTED TITLE OR ENVIRONMENTAL DEFECTS, OR TITLE BENEFITS PURSUANT TO SECTION 4.4, OR THE DETERMINATION OF PURCHASE PRICE ADJUSTMENTS PURSUANT TO SECTION 9.4(b) IS REFERRED TO AN EXPERT PURSUANT TO THOSE SECTIONS), AND EACH PARTY HEREBY IRREVOCABLY AGREES THAT ALL ACTIONS, SUITS, AND PROCEEDINGS IN RESPECT OF SUCH DISPUTE, CONTROVERSY, OR CLAIM MAY BE HEARD AND DETERMINED IN SUCH COURTS. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS, (i) ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH ACTION, SUIT, OR PROCEEDING IN ANY OF THE AFORESAID COURTS, (ii) ANY CLAIM IT MAY NOW OR HEREAFTER HAVE THAT ANY SUCH ACTION, SUIT, OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM, AND (iii) THE RIGHT TO OBJECT, IN CONNECTION WITH SUCH ACTION, SUIT, OR PROCEEDING, THAT ANY SUCH COURT DOES NOT HAVE ANY JURISDICTION OVER SUCH PARTY. EACH PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF ANY PAPERS, NOTICES, OR PROCESS AT THE ADDRESS SET OUT IN SECTION 13.2 OF THIS AGREEMENT IN CONNECTION WITH ANY ACTION, SUIT, OR PROCEEDING AND AGREES THAT NOTHING HEREIN WILL AFFECT THE RIGHT OF THE OTHER PARTY TO SERVE ANY SUCH PAPERS,

NOTICES, OR PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. EACH PARTY AGREES THAT A JUDGMENT IN ANY SUCH DISPUTE, CONTROVERSY, OR CLAIM MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW.

(c) EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(d) EACH PARTY, FOR ITSELF OR ANY OF ITS ASSETS, HEREBY WAIVES ANY IMMUNITY TO THE FULLEST EXTENT PERMITTED BY THE LAWS OF ANY APPLICABLE JURISDICTION. THIS WAIVER INCLUDES IMMUNITY FROM: (i) JURISDICTION; (ii) SERVICE OF PROCESS; (iii) ANY LITIGATION, EXPERT DETERMINATION, MEDIATION, OR ARBITRATION PROCEEDING COMMENCED UNDER THIS AGREEMENT; (iv) ANY JUDICIAL, ADMINISTRATIVE, OR OTHER PROCEEDINGS THAT ARE PART OF, OR IN AID OF, THE LITIGATION, EXPERT DETERMINATION, MEDIATION, OR ARBITRATION COMMENCED UNDER THIS AGREEMENT; AND (v) ANY EFFORT TO CONFIRM, ENFORCE, OR EXECUTE ANY DECISION, SETTLEMENT, AWARD, JUDGMENT, SERVICE OF PROCESS, EXECUTION ORDER, OR ATTACHMENT (INCLUDING PRE-JUDGMENT ATTACHMENT) THAT RESULTS FROM LITIGATION, EXPERT DETERMINATION, MEDIATION, ARBITRATION, OR ANY JUDICIAL OR ADMINISTRATIVE PROCEEDINGS COMMENCED UNDER THIS AGREEMENT. FOR THE PURPOSES OF THIS WAIVER, PURCHASER ACKNOWLEDGES THAT ITS RIGHTS AND OBLIGATIONS UNDER THIS AGREEMENT ARE OF A COMMERCIAL AND NOT A GOVERNMENTAL NATURE.

Section 13.6 Waivers. Subject to Section 13.7, any failure by either Party to comply with any of its obligations, agreements, or conditions herein contained may be waived by the Party to whom such compliance is owed by an instrument signed by such Party and expressly identified as a waiver, but not in any other manner. No waiver of, consent to a change in, or any delay in timely exercising any rights arising from, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 13.7 Assignment.

(a) Other than assignments made pursuant to Section 13.19, no Party shall assign all or any part of this Agreement, nor shall any Party assign or delegate any of its rights or duties hereunder, without the prior written consent of the other Party (which consent may be withheld in the non-assigning Party’s sole discretion) and any assignment or delegation made without such consent shall be void; provided that without the consent of Seller, Purchaser may assign all or part of this Agreement to (i) Arch Investment Partners, LLC, a Texas limited liability company or its Affiliate (“Arch”), or (ii) one or more Affiliates of Purchaser and, in either case, (A) such assignment shall not relieve Purchaser of its obligations hereunder; (B) such assignee must exclusively and irrevocably appoint Purchaser as its representative (the “Purchaser Representative”) with full authority and power to perform all covenants and obligations and to exercise all rights of Purchaser and its permitted assignees in connection with the performance of this Agreement and must be bound by all of the terms and conditions of this Section 13.7; (C) such assignee shall deliver at the Closing executed counterparts of the EQT JDA Transfer Agreement and the EQT PDA Transfer Agreement pursuant to Section 9.3(i) and Section 9.3(j), respectively, in addition to any other deliverables required to be delivered by such assignee at the Closing pursuant to Section 9.3; and (D) all notices and communications to be provided by Seller to Purchaser hereunder may be delivered solely to Purchaser in accordance with Section 13.2 and all rights to consent, approve or waive any rights of Purchaser and any permitted assignee under Section 13.7(a) may be exercised solely by Purchaser, and in all cases Seller shall be entitled to rely thereon. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

(b) In the event of an assignment made to Arch pursuant to Section 13.7(a), the Purchaser Representative shall be Arch’s true and lawful attorney-in-fact and agent and Arch authorizes the Purchaser Representative to act for Arch and in Arch’s name, place and stead, in any and all capacities to do and perform every act and thing required, permitted, necessary or desirable to be done in connection with the transactions contemplated by the Transaction Documents, as fully to all intents and purposes as Arch might or could do, including to:

(i) take any and all actions and make any and all determinations which may be required or permitted in connection with the post-Closing implementation of this Agreement and related agreements and the transactions contemplated hereby and thereby;

(ii) negotiate, defend, settle, compromise and otherwise handle and resolve any and all claims and disputes with Seller arising out of or in respect of the Transaction Documents, including, without limitation, claims and disputes pursuant to Article XI of this Agreement;

(iii) authorize release of amounts from the Defect Escrow Amount;

(iv) give and receive all notices under the Transaction Documents;

(v) select consultants and other experts (including in connection with the selection of any Title Arbitrator or any accounting firm pursuant to Section 9.4(b)), in connection with all matters and things set forth or necessary with respect to the Transaction Documents and the transactions contemplated hereby and thereby; and

(vi) to make any other decision or election or exercise such rights, power and authority as are incidental to the foregoing.

(c) Upon any delivery by the Purchaser Representative of any waiver, certificate or other document executed by the Purchaser Representative pursuant to any Transaction Document, Arch shall be bound by such documents as fully as if Arch had executed and delivered such documents.

(d) Any and all actions taken or not taken, exercises of rights, power or authority and any decision or determination made by the Purchaser Representative in connection herewith shall be absolutely and irrevocably binding upon Arch as if Arch had taken such action, exercised such rights, power or authority or made such decision or determination, and the Escrow Agent and Seller may rely upon such action, exercise of right, power, or authority or such decision or determination of the Purchaser Representative as the action, exercise, right, power, or authority, or decision or determination of Arch, and Arch shall not have the right to object, dissent, protest or otherwise contest the same. Seller is hereby relieved from any liability to any Person for any acts done by the Purchaser Representative and any acts done by Seller in accordance with any decision, act, consent or instruction of the Purchaser Representative.

Section 13.8 Entire Agreement. This Agreement (including, for purposes of certainty, the Appendix, Exhibits, and Schedules attached hereto), the documents to be executed hereunder, the Confidentiality Agreement, and the Escrow Agreement constitute the entire agreement between the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations, and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.

Section 13.9 Amendment. This Agreement may be amended or modified only by an agreement in writing executed by all Parties and expressly identified as an amendment or modification.

Section 13.10 No Third Party Beneficiaries. Nothing in this Agreement shall entitle any Person other than Purchaser and Seller to any claims, cause of action, remedy, or right of any kind, except the rights expressly provided in Section 7.1(d), Section 11.2(d), and Section 13.21 to the Persons described therein, provided that, the Financing Sources may enforce (solely as such provisions relate to the Financing Related Parties in such capacity as Third Party beneficiaries) on behalf of the Financing Related Parties (and each is an intended Third Party beneficiary of) the provisions of Section 10.2(b), Section 13.5, Section 13.7, Section 13.9, this Section 13.10, Section 13.21 and Section 13.23.

Section 13.11 Construction. The Parties acknowledge that (a) the Parties have had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby, (b) this Agreement is the result of arm’s-length negotiations from equal bargaining positions, and (c) the Parties and their respective counsel participated in the preparation and negotiation of this Agreement. Any rule of construction that a contract be construed against the drafter shall not apply to the interpretation or construction of this Agreement.

Section 13.12 Limitation on Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY, EXCEPT IN CONNECTION WITH ANY DAMAGES INCURRED BY THIRD PARTIES FOR WHICH INDEMNIFICATION IS SOUGHT UNDER THE TERMS OF THIS AGREEMENT, NONE OF PURCHASER, SELLER, OR ANY OF THEIR RESPECTIVE AFFILIATES SHALL BE ENTITLED TO CONSEQUENTIAL, SPECIAL, INDIRECT, PUNITIVE, OR EXEMPLARY DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND, EXCEPT AS OTHERWISE PROVIDED IN THIS SENTENCE, EACH OF PURCHASER AND SELLER, FOR ITSELF AND ON BEHALF OF ITS AFFILIATES, HEREBY EXPRESSLY WAIVES ANY RIGHT TO CONSEQUENTIAL, SPECIAL, INDIRECT, PUNITIVE, OR EXEMPLARY DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 13.13 Recording. As soon as practicable after Closing, Purchaser shall record the Conveyance and other assignments, if any, delivered at Closing in the appropriate counties as well as with any appropriate Governmental Bodies and provide Seller with copies of all recorded or approved instruments.

Section 13.14 Conspicuous. THE PARTIES AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE OR ENFORCEABLE, THE PROVISIONS IN THIS AGREEMENT IN BOLD-TYPE OR ALL-CAPS FONT ARE “CONSPICUOUS” FOR THE PURPOSE OF ANY APPLICABLE LAW.

Section 13.15 Time of Essence. This Agreement contains a number of dates and times by which performance or the exercise of rights is due, and the Parties intend that each and every such date and time be the firm and final date and time, as agreed. For this reason, each Party hereby waives and relinquishes any right it might otherwise have to challenge its failure to meet any performance or rights election date applicable to it on the basis that its late action constitutes substantial performance, to require the other Party to show prejudice, or on any equitable grounds. Without limiting the foregoing, time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action (including any payment required hereunder) is not a Business Day (or if the period during which any notice is required or permitted to be given or any action taken expires on a date that is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required or permitted to be given or action taken) shall be the next day that is a Business Day.

Section 13.16 Delivery of Records. Seller, at Purchaser’s cost and expense, shall deliver the Records to Purchaser within 60 days following Closing. Seller may retain copies of the Records.

Section 13.17 Severability. The invalidity or unenforceability of any term or provision of this Agreement in any situation or jurisdiction shall not affect the validity or enforceability of the other terms or provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction, and the remaining terms and provisions shall remain in full force and effect, unless doing so would result in an interpretation of this Agreement that is manifestly unjust.

Section 13.18 Specific Performance. The Parties agree that if any of the provisions of this Agreement which are to be performed from and after the Closing were not performed in accordance with their specific terms, irreparable damage would occur, no adequate remedy at Law would exist, and damages would be difficult to determine, and the Parties shall be entitled to specific performance of the terms hereof and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy available at Law or in equity. Neither Party shall be required to provide any bond or other security in connection with seeking any specific performance or other equitable remedy to enforce specifically the terms and provisions of this Agreement in accordance with this Section 13.18.

Section 13.19 Like-Kind Exchange. Any Party to this Agreement may elect to structure this transaction as a like-kind exchange pursuant to Section 1031 of the Code, and the regulations promulgated thereunder, with respect to any or all of the Assets (“Like-Kind Exchange”) at any time prior to the Closing Date. In order to effect a Like-Kind Exchange, the non-electing Party shall cooperate and do all acts as may be reasonably required or requested by the Party electing for a Like-Kind Exchange with regard to effecting such Like-Kind Exchange, including, permitting such Party to assign its rights under this Agreement to a Qualified Intermediary of such Party’s choice in accordance with Treasury Regulations Section 1.1031(k)-1(g)(4) or executing additional escrow instructions, documents, agreements, or instruments to effect an exchange. Each Party reserves the right, at or prior to Closing, to assign its rights or a portion thereof under this Agreement with respect to any or all of the Assets to a Qualified Exchange Accommodation Titleholder (as that term is defined in Revenue Procedure 2000-37) in connection with effecting a Like-Kind Exchange. No assignment pursuant to this provision shall release the Parties from, or expand, any of their respective liabilities and obligations to each other under this Agreement. The Party not participating in the Like-Kind Exchange shall not be obligated to pay any additional costs or incur any additional obligations in its sale or purchase, as applicable, of the Assets if such costs are the result of the other Party’s Like-Kind Exchange, and the Party electing to consummate the sale as a Like-Kind Exchange agrees to hold harmless and indemnify the other Party from and against all costs, expenses, claims, losses, and liabilities, if any, resulting from the Like-Kind Exchange.

Section 13.20 Reliance on Own Judgment; Disclaimer of Reliance. THE PARTIES AGREE THAT THE TERMS OF THIS AGREEMENT ARE NEGOTIATED TERMS AND NOT BOILERPLATE. PRIOR TO SIGNING THIS AGREEMENT, ALL TERMS WERE OPEN FOR NEGOTIATION. THE PARTIES ACKNOWLEDGE THAT THEY WERE EACH REPRESENTED BY COUNSEL AND RELIED UPON SUCH COUNSEL TO ADVISE THEM IN CONNECTION WITH THE NEGOTIATION AND DRAFTING OF THIS AGREEMENT. THE PARTIES ACKNOWLEDGE AND AGREE THAT THEY ARE EACH SOPHISTICATED AND KNOWLEDGEABLE IN BUSINESS MATTERS AND HAVE DEALT WITH EACH OTHER AT ARM’S LENGTH IN NEGOTIATING THIS AGREEMENT. BY SIGNING BELOW, EACH PARTY REPRESENTS THAT IT HAS CAREFULLY REVIEWED THIS AGREEMENT, UNDERSTANDS ITS TERMS, HAS SOUGHT AND OBTAINED INDEPENDENT LEGAL ADVICE WITH RESPECT TO THE NEGOTIATION AND PREPARATION OF THIS AGREEMENT, HAS RELIED WHOLLY UPON ITS OWN JUDGMENT, KNOWLEDGE, AND INVESTIGATION, AND THE ADVICE OF ITS RESPECTIVE COUNSEL, AND THAT IT HAS NOT RELIED UPON OR BEEN INFLUENCED TO ANY EXTENT IN MAKING OR ENTERING INTO THIS AGREEMENT BY ANY REPRESENTATIONS OR STATEMENTS MADE BY ANY OTHER PARTY, OR BY ANYONE ACTING ON BEHALF OF ANY OTHER PARTY, EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT OR CONFIRMED IN THE CERTIFICATE OF SELLER TO BE DELIVERED AT THE CLOSING PURSUANT TO SECTION 9.2(b), OR IN ANY OTHER TRANSACTION DOCUMENT (INCLUDING SELLER’S SPECIAL WARRANTY OF DEFENSIBLE TITLE IN THE CONVEYANCE). THE PARTIES ALSO ACKNOWLEDGE AND AGREE THAT THE OTHER PARTY HAS NO DUTY TO MAKE ANY DISCLOSURES TO ANY OTHER PERSON IN CONNECTION WITH MAKING OR ENTERING INTO THIS AGREEMENT. THE PARTIES EXPRESSLY DISCLAIM RELIANCE ON ANY REPRESENTATION OR STATEMENT NOT MADE IN

THIS AGREEMENT IN DECIDING TO ENTER INTO THIS AGREEMENT OR CONFIRMED IN THE CERTIFICATE OF SELLER TO BE DELIVERED AT THE CLOSING PURSUANT TO SECTION 9.2(b), OR IN ANY OTHER TRANSACTION DOCUMENT (INCLUDING SELLER’S SPECIAL WARRANTY OF DEFENSIBLE TITLE IN THE CONVEYANCE). IT IS UNDERSTOOD AND AGREED THAT, IN ENTERING INTO THIS AGREEMENT, EACH OF THE PARTIES EXPRESSLY ASSUMES THE RISK THAT A FACT NOW BELIEVED TO BE TRUE MAY HEREAFTER BE FOUND TO BE OTHER THAN TRUE, OR FOUND TO BE DIFFERENT IN MATERIAL OR IMMATERIAL RESPECTS FROM THAT WHICH IS NOW BELIEVED, AND THE PARTIES FURTHER UNDERSTAND AND AGREE THAT THIS AGREEMENT SHALL BE AND WILL REMAIN EFFECTIVE WITHOUT REGARD FOR ANY DIFFERENCES IN FACT, OR DIFFERENCES IN THE PERCEPTION OF FACTS, THAT MAY HEREAFTER BE FOUND. THE PARTIES WAIVE AND DISCLAIM ANY RIGHT OR ABILITY TO SEEK TO REVOKE, RESCIND, VACATE, OR OTHERWISE AVOID THE OPERATION AND EFFECT OF THIS AGREEMENT ON THE BASIS OF AN ALLEGED FRAUDULENT INDUCEMENT, MISREPRESENTATION, OR MATERIAL OMISSION, OR ON THE BASIS OF A MUTUAL OR UNILATERAL MISTAKE OF FACT OR LAW, OR NEWLY DISCOVERED INFORMATION.

Section 13.21 Limitation on Recourse. THE PARTIES ACKNOWLEDGE AND AGREE THAT NO PAST, PRESENT, OR FUTURE DIRECTOR, MANAGER, OFFICER, EMPLOYEE, INCORPORATOR, MEMBER, PARTNER, STOCKHOLDER, AGENT, ATTORNEY, REPRESENTATIVE, AFFILIATE, OR FINANCING SOURCE AND THEIR RESPECTIVE PAST, PRESENT, OR FUTURE DIRECTORS, MANAGERS, OFFICERS, EMPLOYEES, INCORPORATORS, MEMBERS, PARTNERS, STOCKHOLDERS, AGENTS, ATTORNEYS, REPRESENTATIVES, AFFILIATES (OTHER THAN ANY OF THE PARTIES), OR FINANCING SOURCES OF ANY OF THE PARTIES (EACH, A “NON-RECOURSE PERSON” FOR PURPOSES OF THIS PROVISION), IN SUCH CAPACITY, SHALL HAVE ANY LIABILITY OR RESPONSIBILITY (IN CONTRACT, TORT, OR OTHERWISE) FOR ANY AND ALL SUITS, LEGAL OR ADMINISTRATIVE PROCEEDINGS, CLAIMS, DEMANDS, DAMAGES, LOSSES, COSTS, LIABILITIES, INTEREST, OR CAUSES OF ACTION WHATSOEVER, AT LAW OR IN EQUITY, KNOWN OR UNKNOWN, WHICH ARE ARISING FROM, BASED UPON, RELATED TO, OR ASSOCIATED WITH THE NEGOTIATION, PERFORMANCE, AND CONSUMMATION OF THIS AGREEMENT OR THE TRANSACTION CONTEMPLATED HEREUNDER. THIS AGREEMENT MAY ONLY BE ENFORCED AGAINST, AND ANY DISPUTE, CONTROVERSY, MATTER, OR CLAIM ARISING FROM, BASED UPON, RELATED TO, OR ASSOCIATED WITH THIS AGREEMENT, OR THE NEGOTIATION, PERFORMANCE, OR CONSUMMATION OF THIS AGREEMENT, MAY ONLY BE BROUGHT AGAINST THE ENTITIES THAT ARE EXPRESSLY NAMED AS PARTIES, AND THEN ONLY WITH RESPECT TO THE SPECIFIC OBLIGATIONS SET FORTH HEREIN WITH RESPECT TO SUCH PARTY. EACH NON-RECOURSE PERSON IS EXPRESSLY INTENDED AS A THIRD PARTY BENEFICIARY OF THIS SECTION AND, NOTWITHSTANDING ANYTHING TO THE CONTRARY, SHALL HAVE THE RIGHT TO ENFORCE THIS PROVISION.

Section 13.22 Schedules. Neither the Schedules, any disclosure made in or by virtue of them, nor the inclusion of any matter or information on a Schedule, (a) constitutes or implies any representation, warranty, or covenant by Seller not expressly set out in this Agreement, (b) has the effect of, or may be construed as, adding to, broadening, deleting from, or revising the scope of any of the representations, warranties, or covenants of Seller in this Agreement, (c) is not an admission of liability under any applicable Law and does not mean that such information is required to be disclosed by this Agreement, that such information is material, or that such information does, or may, have a Material Adverse Effect, and (d) shall not be deemed an indication that such matter necessarily would, or may, breach a representation, warranty, or covenant absent its inclusion on such Schedule; rather, it is intended only to qualify the representations, warranties, and covenants in this Agreement and to set forth other information as may be required by this Agreement. Matters reflected in the Schedules are not limited to matters required by this Agreement to be reflected in the Schedules, and may be set forth on a Schedule for information purposes only. Neither the specification of any Dollar amount, item, or matter in any representation, warranty, or covenant contained in this Agreement, nor the inclusion of any specific item or matter in any Schedule, is intended to imply that such amount, or a higher or lower amount, or the item or matter so included, or any other item or matter, is or is not material or in the ordinary course of business, and no Person shall use the setting forth of any such amount or the inclusion of any such item or matter in any dispute or controversy between the Parties as to whether any obligation, item, or matter described or not described therein or included or not included in the Schedules is or is not material or in the ordinary course of business for purposes of this Agreement. The information set forth on the Schedules shall not be used as a basis for interpreting the terms “material,” “materially,” “materiality,” “Material Adverse Effect,” or any similar qualification in this Agreement. The disclosure of any matter in any Schedule shall be deemed to be a disclosure under any other Schedule to the extent that the relevance of such matter to such other Schedule is readily apparent on its face. Headings have been inserted in the Schedules for reference only and do not amend the descriptions of the disclosed items set forth in this Agreement.

Section 13.23 Financing Related Parties. Notwithstanding anything to the contrary contained in this Agreement, except in connection with any bankruptcy, reorganization, receivership or similar proceedings against Purchaser or any of its Affiliates, Seller: (i) agrees that it will not bring or support any Person in any action, suit, proceeding, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in Law or in equity, whether in contract or in tort or otherwise, against any Financing Related Party in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including, any dispute arising out of or relating in any way to any debt commitment, engagement letter or financing arrangement or the performance thereof or the financings contemplated thereby, in any forum other than the federal and New York state courts located in the Borough of Manhattan within the City of New York; (ii) agrees that all claims or causes of action (whether at Law, in equity, in contract, in tort or otherwise) against any of the debt Financing Sources in any way relating to any debt commitment or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the internal Laws of the State of New York, without giving effect to principles or rules or conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction (in each case, except as contemplated by any debt commitment letter related to such Financing); and (iii) hereby irrevocably and unconditionally waives any right Seller may have to a trial by jury in respect of any litigation (whether in Law or in equity, whether in contract or in tort or otherwise) directly or indirectly arising out of or relating in any way to any debt commitment letter, engagement letter, or other financing arrangement or the performance thereof or the financings contemplated thereby.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties on the Execution Date.

SELLER:

RELIANCE MARCELLUS, LLC

By:	/s/ Walter Van De Vijver
Name:	Walter Van De Vijver
Title:	Director & President

PURCHASER:

NORTHERN OIL AND GAS, INC.

By:	/s/ Nicholas L. O’Grady
Name:	Nicholas L. O’Grady
Title:	Chief Executive Officer

SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT

APPENDIX A

ATTACHED TO AND MADE A PART OF THAT

CERTAIN PURCHASE AND SALE AGREEMENT, DATED AS OF THE EXECUTION

DATE, BY AND BETWEEN SELLER AND PURCHASER

DEFINITIONS

“Actual Knowledge” has the meaning set forth in Section 5.1(a).

“Additional Financial Statement Information” has the meaning set forth in Section 7.10.

“Adjusted Purchase Price” has the meaning set forth in Section 3.3.

“AFEs” means authorization for expenditures issued pursuant to a Contract.

“Affiliate” means, with respect to any Person, any Person that directly or indirectly Controls, is Controlled by, or is under common Control with such Person.

“Agreement” has the meaning set forth in the Preamble of this Agreement.

“Allocated Value” has the meaning set forth in Section 3.4.

“Anti-Money Laundering Legislation” means the Currency and Foreign Transactions Reporting Act of 1970, as amended, the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT ACT), the United States Department of the Treasury Office of Foreign Assets Control regulations and all money laundering laws applicable to the Parties.

“Applicable Anticorruption Laws” means, with respect to any Person, the United States Foreign Corrupt Practices Act of 1977, as amended, and all other similar or equivalent anticorruption and antibribery laws of any jurisdiction applicable to such Person.

“Arbitration Decision” has the meaning set forth in Section 4.4(e).

“Arch” has the meaning set forth in Section 13.7(a).

“Asset Taxes” means ad valorem, property, excise, severance, production, or similar Taxes (including any interest, impact fee, fine, penalty, or additions to Tax imposed by a Governmental Body in connection with such Taxes) based upon operation or ownership of the Assets or the production of Hydrocarbons therefrom; but excluding, for the avoidance of doubt, Transfer Taxes and income, capital gains, and franchise Taxes.

“Assets” has the meaning set forth in Section 2.2.

“Assigned Area” means any and all lands located within the boundaries of Allegheny, Armstrong, Butler, Cambria, Clarion, Clearfield, Fayette, Greene, Indiana, Washington, and Westmoreland Counties, Pennsylvania.

Appendix A-1

“Assigned Properties” means those certain Assets conveyed, if any, from Purchaser to Seller pursuant to Section 4.2(c) or Section 4.4.

“Assumed Purchaser Obligations” means all obligations and liabilities of every kind and character (including Environmental Liabilities and funds held in suspense), known or unknown, with respect to or arising from or in connection with (i) the Assets, regardless of whether such obligations or liabilities arose prior to, at or after the Effective Time, including obligations and liabilities relating in any manner to the condition, use, ownership, or operation of the Assets, including obligations to (a) furnish makeup gas and settle Imbalances attributable to the Assets according to the terms of applicable gas sales, processing, gathering, or transportation Contracts, (b) pay working interests, royalties, overriding royalties, and other interest owners’ revenues or proceeds attributable to sales of Hydrocarbons produced from the Assets, (c) properly plug and abandon any and all Wells, including temporarily abandoned Wells, (d) dismantle or decommission and remove any property and other property of whatever kind related to or associated with operations and activities conducted by whomever on the Assets, (e) abandon, clean up, restore, and remediate the premises covered by or related to the Assets in accordance with applicable agreements and Laws, and (f) perform all obligations applicable to or imposed on the lessee, owner, or operator under the Leases and the Contracts, or as required by any Law, including the payment of all Taxes for which Purchaser is responsible hereunder and (ii) the matters set forth on Schedule 11.1; but excluding, in all such instances, (A) prior to the Cut-off Date, matters that are the bases for the downward adjustments set forth in Section 3.3(b), which will be exclusively settled and accounted for pursuant to the terms of Section 3.3(b) and Section 9.4, (B) matters that are subject to indemnification pursuant to Section 11.2(b)(ii), (C) except with respect to any obligations and liabilities for matters set forth on Schedule 11.1 (other than, with respect to the Pre-Effective Time D&C Wells, any Pre-Effective Time D&C Costs to the extent exceeding the Pre-Effective Time D&C Cost Cap), the Retained Liabilities, and (D) Damages to the extent caused by, arising out of, or resulting from the Excluded Assets.

“Bond” has the meaning set forth in Section 7.11(a).

“Business Day” means each calendar day except Saturdays, Sundays, and federal holidays.

“Casualty Loss” has the meaning set forth in Section 4.7.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended.

“Claim Notice” has the meaning set forth in Section 11.3(b).

“Closing” has the meaning set forth in Section 9.1.

“Closing Date” has the meaning set forth in Section 9.1.

“Closing Payment” has the meaning set forth in Section 9.4(a).

“Code” means the United States Internal Revenue Code of 1986, as amended.

Appendix A-2

“Commercially Reasonable Efforts” means reasonable efforts of a Party under existing circumstances; provided, however, that such efforts shall not include the incurring of any liability or obligation or the payment of any out-of-pocket costs and expenses (unless the other Party has agreed in writing to pay such costs).

“Confidentiality Agreement” means that certain Confidentiality Agreement dated November 4, 2020, 2020 between Purchaser and Seller.

“Contracts” has the meaning set forth in Section 2.2(c).

“Control” means the ability to direct the management and policies of a Person through ownership of voting shares or other equity rights, pursuant to a written agreement, or otherwise. The terms “Controls” and “Controlled by” and other derivatives shall be construed accordingly.

“Conveyance” means the Assignment, Bill of Sale, and Conveyance attached hereto as Exhibit B.

“Cure Period” has the meaning set forth in Section 4.2(b).

“Current Tax Period” has the meaning set forth in Section 12.2.

“Customary Post-Closing Consents” means the consents and approvals from Governmental Bodies for the assignment of the Assets to Purchaser that are customarily obtained after the assignment of properties similar to the Assets.

“Cut-off Date” means the day that is nine months after Closing.

“Damages” means the amount of any actual liability, loss, cost, expense, Tax, claim, award, or judgment incurred or suffered by any Person (to be indemnified under this Agreement) arising out of or resulting from the indemnified matter, whether attributable to personal injury or death, property damage, contract claims (including contractual indemnity claims), torts, or otherwise, including reasonable fees and expenses of attorneys, consultants, accountants, or other agents and experts reasonably incident to matters indemnified against, and the reasonable costs of investigation and monitoring of such matters, and the reasonable costs of enforcement of the indemnity; provided, however, that the term “Damages” shall not include (i) consequential damages (including loss of profits) suffered by the Party claiming indemnification, or any punitive damages (except as otherwise provided herein), (ii) any liability, loss, cost, expense, claim, award, or judgment to the extent resulting from or to the extent increased by the actions or omissions of any Indemnified Person after the Closing Date and (iii) only in the case of claims under Section 11.2(a)(ii) or Section 11.2(b)(ii) (in each case, other than with respect to claims with respect to the representations, warranties, and acknowledgements, as applicable, in Section 5.2, Section 5.3, Section 5.4, Section 5.5, Section 5.6, Section 5.8, Section 6.2, Section 6.3, Section 6.4, Section 6.5, Section 6.7, and Section 6.14), any liability, loss, cost, expense, claim, award, or judgment that does not, individually exceed $150,000.

Appendix A-3

“Defensible Title” means that title of Seller with respect to each Lease and Well (as applicable) that is deducible of record or created or caused by a joint operating agreement, a pooling agreement, a unitization agreement, a farmout agreement, or any similar agreement, and that, except for and subject to Permitted Encumbrances:

(i) with respect only to the Target Formation of each Lease or Well, as applicable, entitles Seller to receive Hydrocarbons within, produced, saved, and marketed from the Target Formation of such Lease or Well, as applicable, throughout the duration of the productive life of such Lease or Well, of not less than the Net Revenue Interest shown on Schedule 3.4 for such Lease or Well, except for (a) decreases in connection with those operations in which Seller may be a nonconsenting co-owner after the Execution Date (if and to the extent permitted by this Agreement), (b) decreases resulting from the reversion of interests to co-owners with operations in which such co-owners elected not to consent after the Execution Date, (c) decreases resulting from the establishment or amendment of pools or units from and after the Execution Date (if and to the extent permitted by this Agreement), (d) decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past under-deliveries, and (e) as otherwise shown on Schedule 3.4;

(ii) with respect only to the Target Formation of each Well, obligates Seller to bear a percentage of the costs and expenses for the ownership, operation, maintenance, and development of, and operations relating to, such Well not greater than the working interest shown in Schedule 3.4 for such Well without increase throughout the productive life of such Well, except for (a) increases that are accompanied by at least a proportionate increase in Seller’s Net Revenue Interest with respect to the Target Formation of the affected Well, (b) increases resulting from contribution requirements with respect to defaults by co-owners under the applicable operating agreement, and (c) as otherwise shown on Schedule 3.4;

(iii) with respect only to the Target Formation of each Lease, entitles Seller to the Net Mineral Acres for such Lease as set forth on Schedule 3.4 throughout the productive life thereof, except for increases due to (a) increased working interests that are accompanied by at least a proportionate increase in Seller’s Net Revenue Interest with respect to the Target Formation of the affected Lease, (b) increased working interests resulting from contribution requirements with respect to defaults by co-owners under the applicable operating agreement, and (c) increased working interests resulting from matters otherwise shown on Schedule 3.4; and

(iv) is free and clear of liens, defects or similar encumbrances.

“Deposit” has the meaning set forth in Section 3.1.

“Dispute Notice” has the meaning set forth in Section 4.2(b)(ii).

“Disputed Defect” has the meaning set forth in Section 4.2(b)(ii).

“Disputed Title Matters” has the meaning set forth in Section 4.4(a).

“Disputing Party” has the meaning set forth in Section 4.4(a).

“Dollars” means U.S. Dollars.

Appendix A-4

“Eastern Time” means the eastern time zone of the United States of America.

“Effective Time” has the meaning set forth in Section 2.4(a).

“Environmental Defect” means (i) any written notice from a Governmental Body asserting or alleging a violation of an Environmental Law attributable to the use, ownership or operation of the Assets, (ii) a condition, event or circumstance with respect to, on or affecting an Asset that violates (or causes the Asset or Seller with respect to the Asset to violate) an Environmental Law, or (iii) a condition, event or circumstance with respect to, on or otherwise affecting or arising from any Asset with respect to which (A) Remediation or other remedial, response, or corrective action is required (or if known or confirmed, would be required) under Environmental Law or (B) could reasonably be expected to result in any other Environmental Liability.

“Environmental Defect Amount” has the meaning set forth in Section 4.2(d).

“Environmental Defect Cure Period” has the meaning set forth in Section 4.2(b).

“Environmental Laws” means, as the same have been amended prior to the Closing Date, CERCLA, the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; and all other Laws as of or prior to the Closing Date addressing pollution or protection of the environment or (as it relates to exposure to Hazardous Substances) public or worker health or safety, and all regulations implementing the foregoing that are applicable to the operation and maintenance of the Assets.

“Environmental Liabilities” means any and all environmental response costs (including costs of remediation), damages, natural resource damages, settlements, consulting fees, expenses, penalties, fines, orphan share, prejudgment and post-judgment interest, court costs, attorneys’ fees, and other liabilities incurred or imposed (i) pursuant to any order, notice of responsibility (including requirements embodied in Environmental Laws), injunction, judgment, or similar act (including settlements) by any Governmental Body or court of competent jurisdiction to the extent arising out of any violation of, or remedial obligation under, any Environmental Laws that are attributable to the ownership or operation of the Assets or (ii) pursuant to any claim or cause of action by a Governmental Body or other Person for personal injury, property damage, damage to natural resources, remediation, or response costs to the extent arising out of any violation of, or any remediation obligation under, any Environmental Laws that are attributable to the ownership or operation of the Assets.

“EQT” means EQT Production Company.

“EQT JDA” means that certain Joint Development Agreement, dated as of November 19, 2015, by and among Chevron Appalachia, LLC, Seller and EQT Production Company, as amended.

Appendix A-5

“EQT JDA Properties” means the Assets which are subject to the EQT JDA.

“EQT JDA Transfer Agreement” means that certain agreement required pursuant to Section 11.2(C) of the EQT JDA, between Seller, Purchaser, and, if applicable pursuant to Section 13.7, Arch, the form of which is attached hereto as Exhibit F.

“EQT PDA” means that certain Participation and Development Agreement, dated April 20, 2010, by and among Atlas Energy Resources, LLC, Atlas America, LLC, Viking Resources, LLC, Atlas Resources, LLC and Seller, as amended.

“EQT PDA Transfer Agreement” means that certain transfer document required pursuant to Section 7.2 of the EQT PDA, between Seller, Purchaser, and, if applicable pursuant to Section 13.7, Arch, the form of which is attached hereto as Exhibit G.

“EQT-Reduced Unadjusted Purchase Price” has the meaning set forth in Section 4.5(b).

“Equipment” has the meaning set forth in Section 2.2(b).

“Escrow Account” means the escrow account established and maintained pursuant to the Escrow Agreement.

“Escrow Agent” means Citibank, N.A.

“Escrow Agreement” means the escrow agreement, dated as of the Execution Date, executed by Seller, Purchaser, and the Escrow Agent, in respect of the receipt, holding, and distribution, as the case may be, of the Deposit.

“Excepted Environmental Matters” means the matters set forth on Schedule 5.16 in the chart labeled “Description: Joint Development Agreement November 19, 2015 Chevron/EQT Production Company - Chevron - Reliance”.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, together with the rules and regulations of the SEC promulgated thereunder.

“Excluded Assets” means: (i) the Excluded Records; (ii) the Assigned Properties, if any; (iii) except for Imbalances, all trade credits, accounts receivable, and other proceeds, income, or revenues attributable to the Assets with respect to any period of time prior to the Effective Time; (iv) all claims, audit rights, and causes of action of Seller arising under or with respect to any Contract that are attributable to the period of time prior to the Effective Time (including claims for adjustments or refunds) to the extent not attributable to any Assumed Purchaser Obligations for which Purchaser is otherwise required to provide indemnification to Seller hereunder; (v) except as contemplated by Section 4.7, all claims, rights, and interests of Seller (a) under any policy or agreement of insurance or indemnity agreement, (b) under any bond or security instrument or (c) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omission or events, or damage to or destruction of property prior to the Effective Time or matters for which Seller is otherwise required to provide indemnification to Purchaser hereunder; (vi) all geophysical and other seismic and related technical data and information relating to the Assets (including all interpretive data and analyses thereof), in each case to the extent such data and information is not

Appendix A-6

transferable without the payment of any fee or additional consideration to a Third Party (unless Purchaser agrees in writing to pay such fee or consideration) and without the breach of any transfer restriction owed to a Third Party, (vii) all of Seller’s proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos, and other intellectual property; (viii) all data and Contracts that cannot be disclosed to Purchaser as a result of confidentiality arrangements under agreements with Third Parties (provided that Seller uses Commercially Reasonable Efforts to obtain a waiver of any such confidentiality restriction); (ix) any of the Assets excluded from the transactions contemplated hereunder pursuant to Section 4.6 or otherwise excluded under this Agreement; (x) any properties (including personal property) expressly excluded under this Agreement; (xi) whether or not relating to the Assets, all master service agreements, procurement agreements, engineering, and procurement contracts or similar service contracts and any work orders thereunder or relating thereto; (xii) all right, title, and interest to the properties (including personal property) or other assets (including contractual rights) (a) set forth on Exhibit A-4 or (b) that are (1) not specifically described or included in the definition of “Assets” or (2) that do not constitute “Assets” because such items are not primarily owned, used, or held for use, as applicable, in connection with the ownership of the other Assets; and (xiii) Hedges.

“Excluded Defect” has the meaning set forth in the definition of “Title Defect” in this Appendix A.

“Excluded Records” means (i) all corporate, financial, income, and franchise Tax and legal records of Seller that relate to Seller’s business generally (except to the extent solely relating to the Assets), (ii) any records to the extent disclosure or transfer is restricted by any Third Party license agreement, other Third Party agreement, or applicable Law (provided that Seller uses Commercially Reasonable Efforts to obtain a waiver of any such restriction), (iii) computer software, (iv) all legal records and legal files of Seller and all other work product of and attorney-client communications with any of Seller’s legal counsel (other than copies of (a) title opinions, (b) Contracts, and (c) records and files with respect to any previous litigation matters), (v) personnel records, (vi) interpretations and analyses of technical data, (vii) records relating to the sale of the Assets, including bids received from and records of negotiations with Third Parties, and (viii) any records with respect to the other Excluded Assets.

“Execution Date” has the meaning set forth in Preamble of this Agreement.

“Final Disputed Title Matters” has the meaning set forth in Section 4.4(b).

“Financing Related Party” shall mean the Financing Sources and other lenders or financing sources from time to time party to agreements related to the Financing, their Affiliates their respective Representatives and their respective successors and permitted assigns.

“Financing Source” has the meaning set forth in Section 7.9(a)(iv).

“Financings” has the meaning set forth in Section 7.9(a).

“Fundamental Representations” has the meaning set forth in Section 11.4(a).

Appendix A-7

“Funding Failure” means Purchaser’s inability or failure for any reason to make (or obtain funds sufficient to make) the Closing Payment if (i) all conditions of Purchaser to Closing have been fulfilled (other than the conditions for which Seller has not been able to fulfill or otherwise satisfy based on Purchaser’s failure to perform or observe its covenants and agreements hereunder and except for any such conditions that by their nature may only be satisfied at or in connection with the occurrence of Closing) and (ii) Seller is ready, willing, and able to close (subject to the preceding parenthetical).

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Body” means any instrumentality, subdivision, court, administrative agency, commission, official, or other authority of the United States or any other country or any state, province, prefect, municipality, locality, tribal, or other government or political subdivision thereof, or any quasi-governmental or private body exercising any administrative, executive, judicial, legislative, police, regulatory, taxing, importing, tribal, or other governmental or quasi-governmental authority.

“Hazardous Substances” means any pollutants, contaminants, toxic or hazardous substances, materials, wastes, constituents, compounds, or chemicals that are regulated by, or may form the basis of liability under any Environmental Laws, including asbestos-containing materials produced water and per- or polyfluoroalkyl substances.

“Hedges” means any future, hedge, derivative, swap, collar, put, call, cap, option, or other contract that is intended to benefit from, relate to, or reduce or eliminate the risk of fluctuations in interest rates, basis risk, or the price of commodities, including Hydrocarbons or securities, to which Seller, its Affiliates, or the Properties are bound.

“Hydrocarbons” means oil, gas, condensate, and other gaseous and liquid hydrocarbons or any combination thereof.

“Imbalances” means any imbalance at the wellhead between the amount of Hydrocarbons produced from any of the Wells and allocated to the interests of Seller therein and the shares of production from the relevant Well to which Seller was entitled, or at the pipeline flange (or inlet flange at a processing plant or similar location) between the amount of Hydrocarbons nominated by or allocated to Seller and the Hydrocarbons actually delivered on behalf of Seller at that point.

“Indemnified Person” has the meaning set forth in Section 11.3(a).

“Indemnifying Person” has the meaning set forth in Section 11.3(a).

“Individual Defect Deductible” has the meaning set forth in Section 4.5(b).

“Individual Defect Threshold” has the meaning set forth in Section 4.5(b).

“Laws” means all laws (including common law), Permits, statutes, rules, regulations, ordinances, orders, and codes of Governmental Bodies.

“Leases” has the meaning set forth in Section 2.2(a).

“Letters in Lieu” has the meaning set forth in Section 9.2(d).

-Appendix A-8

“Like-Kind Exchange” has the meaning set forth in Section 13.19.

“Marcellus Formation” means the stratigraphic equivalent of that geological formation found in the DiCarlo #18H Well, API # 37-051-24477 located in Fayette County, Pennsylvania, with a top at 7,910 TVD and base at 8,240 TVD.

“Material Adverse Effect” means any change, circumstance, development, state of facts, effect, or condition that, individually or in the aggregate, (a) has been, or would be reasonably likely to be, materially adverse to any of the Assets, in each case, taken as a whole and as currently owned and operated, (b) materially and adversely affects the ability of the applicable Party to consummate the transactions contemplated hereby or would reasonably be expected to do so, or (c) actually results in a breach of any of Seller’s representations and warranties set forth in Article 5 (other than Fundamental Representations) that would be reasonably likely to result in, individually or in the aggregate, Damages greater than or equal to 20% of the Unadjusted Purchase Price (provided that in the event and to the extent that the EQT JDA Properties are, pursuant to Section 4.6, excluded from the transaction contemplated by this Agreement, the foregoing percentage shall be applied to the EQT-Reduced Unadjusted Purchase Price); provided, further, that in the case of subsection (a) above, none of the following, either alone or in combination, shall be deemed to constitute or contribute to a Material Adverse Effect, or otherwise be taken into account in determining whether a Material Adverse Effect has occurred or is existing: (i) any change or prospective change in applicable Laws or accounting standards or the interpretation or enforcement thereof first announced or proposed after the date of this Agreement; (ii) any change in economic, political, or business conditions or financial, credit, debt, or securities market conditions generally, including changes in interest rates, exchange rates, commodity prices, electricity prices, or fuel costs; (iii) any legal, regulatory, or other change generally affecting the industries, industry sectors, or geographic sectors of the Assets, including any change in the prices of oil, natural gas, or other Hydrocarbon products or the demand for related gathering, processing, transportation, and storage services; (iv) any change resulting or arising from the execution or delivery of this Agreement or the other Transaction Documents, the consummation of the transactions contemplated hereby, or the announcement or other publicity or pendency with respect to any of the foregoing (including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees, or regulators); (v) any change resulting or arising from hostilities, sabotage, terrorism, or the escalation of any of the foregoing; or (vi) any change resulting or arising from the taking of, or the failure to take, any action by Seller or any of its Affiliates, required or otherwise expressly contemplated by this Agreement or consented to or requested by Purchaser in writing; provided that the exceptions in clauses (ii) and (iii) above shall apply only to the extent that such changes do not have a disproportionate impact on Seller as compared to other Persons in the oil and gas industry related to similarly situated operations in the geographic region in which the Assets are located. For the avoidance of doubt, a Material Adverse Effect shall not be measured against any forward-looking statements, financial projections, or forecasts applicable to the Assets.

“Material Contracts” has the meaning set forth in Section 5.11.

“Material Disposition” has the meaning set forth in Section 7.12(b)(i).

“Material Purchaser Disposition” has the meaning set forth in Section 7.11(d).

Appendix A-9

“Net Mineral Acres” means, as computed separately with respect to each Lease, (i) the number of gross acres in the land covered by such Lease, multiplied by (ii) the lessor’s undivided mineral interest in the Hydrocarbons in the Target Formation in such lands covered by such Lease, multiplied by (iii) Seller’s working interest in such Lease; provided, however, if items (i) and (ii) of this definition vary as to different areas within any tracts or parcels burdened by such Lease, a separate calculation shall be performed with respect to such area.

“Net Revenue Interest” means, with respect to each Lease or Well (limited, however to the Target Formation with respect to each Lease or Well), the interest in and to all Hydrocarbons produced and saved or sold from or allocated to the Target Formation of such Lease or Well, in each case, after giving effect to all royalties, overriding royalties, net profits interests, or other similar burdens paid to Third Parties on or measured by production of Hydrocarbons.

“Non-Recourse Person” has the meaning set forth in Section 13.21.

“NORM” means naturally occurring radioactive material.

“OFAC” has the meaning set forth in Section 5.25(c)(i).

“Party” and “Parties” have the meanings set forth in the Preamble of this Agreement.

“Performance” has the meaning set forth in Section 7.11(c).

“Permits” means any licenses, permits, registrations, franchises, orders, exemptions, variances, waivers, certificates, consents, rights, privileges, applications, approvals or authorizations by, or filings with, Governmental Bodies.

“Permitted Encumbrances” means any or all of the following:

(i) royalties and any overriding royalties, net profits interests, free gas arrangements, production payments, reversionary interests, and other similar burdens on production to the extent that the net cumulative effect of such burdens does not, individually or in the aggregate, (A) reduce Seller’s Net Revenue Interest with respect to the Target Formation for any Lease or Well below that shown in Schedule 3.4, as applicable, or increase Seller’s Net Mineral Acres (due to an increased working interest) with respect to the Target Formation in any Lease or working interest in any Lease or Well above that shown in Schedule 3.4, as applicable, without, in each case, a proportionate increase in the Net Revenue Interest of Seller with respect to the Target Formation or (B) reduce Seller’s Net Mineral Acres with respect to the Target Formation in any Lease to less than the Net Mineral Acres shown in Schedule 3.4 for such Lease;

(ii) all unit agreements, pooling agreements, operating agreements, farmout agreements, Hydrocarbon production sales contracts, division orders, and other contracts, agreements, and instruments applicable to the Properties, to the extent that the net cumulative effect of such instruments does not (A) reduce Seller’s Net Revenue Interest with respect to the Target Formation for any Lease or Well below that shown in Schedule 3.4, as applicable, or increase Seller’s Net Mineral Acres (due to an increased working interest) with respect to the Target Formation in any Lease or working interest in any Lease or Well above that shown in Schedule 3.4, as applicable, without, in each case, a proportionate increase in the Net Revenue Interest of Seller with respect to the Target Formation or (B) reduce Seller’s Net Mineral Acres with respect to the Target Formation in any Lease to less than the Net Mineral Acres shown in Schedule 3.4 for such Lease;

Appendix A-10

(iii) Preferential Rights, Third Party consents to assignment and similar transfer restrictions;

(iv) liens for Taxes or assessments not yet due and payable or being contested in good faith by appropriate actions which are described on Schedule 1.1;

(v) any (a) inchoate liens or charges constituting or securing the payment of expenses incurred incidental to maintenance, development, production, or operation of the Leases and Wells or for the purpose of developing, producing, or processing Hydrocarbons therefrom or therein, in each case, for amounts not yet delinquent (including any amounts being withheld as provided by Law), or if delinquent, being contested in good faith by appropriate actions, which are described on Schedule 1.1, and (b) materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s, and other similar liens or charges arising in the ordinary course of business with respect to the ownership of the Assets, in each case, for amounts not yet delinquent (including any amounts being withheld as provided by Law), or if delinquent, being contested in good faith by appropriate actions, which are described on Schedule 1.1;

(vi) all rights to consent by, required notices to, filings with, or other actions by Governmental Bodies in connection with the transactions contemplated hereby, if they are not required or customarily obtained in the region where the Assets are located prior to sale or conveyance, including Customary Post-Closing Consents;

(vii) excepting circumstances where such rights have already been triggered, rights of reassignment arising upon final intention to abandon or release the Assets, or any of them;

(viii) easements, rights-of-way, covenants, servitudes, Permits, surface leases, and rights in respect of surface operations that do not and would not reasonably be expected to materially interfere with the use, operation or ownership of the Assets subject thereto or affected thereby as currently used, operated or owned or materially detract from the value of the Assets subject thereto or affected thereby;

(ix) calls on production under existing Contracts;

(x) gas balancing and other production balancing obligations, and obligations to balance or furnish make-up Hydrocarbons under Hydrocarbon sales, gathering, processing, or transportation contracts;

(xi) all rights reserved to or vested in any Governmental Bodies (a) to control or regulate any of the Assets in any manner or to assess Tax with respect to the Assets, the ownership, use or operation thereof, or revenue, income, or capital gains with respect thereto, and all obligations and duties under all applicable Laws of any such Governmental Body or under any right, franchise, grant, license, or Permit issued or afforded by any Governmental Body, or (b) to terminate any right, franchise, grant, license, or Permit issued or afforded by such Governmental Body;

Appendix A-11

(xii) any lien, charge, or other encumbrance on or affecting the Assets that is expressly waived in writing by Purchaser at or prior to Closing or that is discharged by Seller at or prior to Closing;

(xiii) the terms and conditions of the Leases, including any depth limitations or similar limitations that may be set forth therein that do not (A) reduce Seller’s Net Revenue Interest with respect to the Target Formation for any Well below that shown in Schedule 3.4, or increase Seller’s working interest in any Well above that shown in Schedule 3.4, without a proportionate increase in the Net Revenue Interest of Seller with respect to the Target Formation or (B) reduce Seller’s Net Mineral Acres with respect to the Target Formation in any Lease to less than the Net Mineral Acres shown in Schedule 3.4 for such Lease;

(xiv) the terms and conditions of the Contracts set forth in Schedule 5.11 to the extent that the net cumulative effect of such instruments does not (A) reduce Seller’s Net Revenue Interest with respect to the Target Formation for any Lease or Well below that shown in Schedule 3.4, as applicable or increase Seller’s Net Mineral Acres (due to an increased working interest) with respect to the Target Formation in any Lease or working interest in any Lease or Well above that shown in Schedule 3.4, as applicable, without, in each case, a proportionate increase in the Net Revenue Interest of Seller with respect to the Target Formation or (B) reduce Seller’s Net Mineral Acres with respect to the Target Formation in any Lease to less than the Net Mineral Acres shown in Schedule 3.4 for such Lease;

(xv) any matters shown on Schedule 3.4, Exhibit A-1, Exhibit A-2, or Schedule 5.7, as applicable;

(xvi) any lien, mortgage, security interest, pledge, charge, or similar encumbrance arising after the Execution Date resulting from Seller’s conduct of business in compliance with this Agreement;

(xvii) any other liens, charges, encumbrances, defects, or irregularities that (a) do not, individually or in the aggregate, materially detract from the value of or materially interfere with the use or ownership of the Assets subject thereto or affected thereby, (b) would be accepted by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties in the region where the Assets are located and (c) do not (A) reduce Seller’s Net Revenue Interest with respect to the Target Formation for any Lease or Well below that shown in Schedule 3.4, as applicable, or increase Seller’s Net Mineral Acres (due to an increased working interest) with respect to the Target Formation in any Lease or working interest in any Lease or Well above that shown in Schedule 3.4, as applicable, without, in each case, a proportionate increase in the Net Revenue Interest of Seller with respect to the Target Formation or (B) reduce Seller’s Net Mineral Acres with respect to the Target Formation in any Lease to less than the Net Mineral Acres shown in Schedule 3.4 for such Lease; and

(xviii) any Excluded Defects (or matters forming the basis thereof).

“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Body, or any other entity.

Appendix A-12

“Phase I Environmental Site Assessment” means an environmental site assessment performed pursuant to the American Society for Testing and Materials ASTM-1527-13, or any similar environmental assessment.

“Phase II Environmental Site Assessment” has the meaning set forth in Section 7.1(a).

“Pre-Effective Time D&C Cost Cap” means an amount equal to $1,700,000 in the aggregate for all Pre-Effective Time D&C Costs.

“Pre-Effective Time D&C Costs” means all Property Costs incurred prior to the Effective Time and attributable to the Pre-Effective Time D&C Wells.

“Pre-Effective Time D&C Wells” means the Wells identified and described on Schedule 1.2.

“Preferential Rights” has the meaning set forth in Section 4.6(a).

“Properties” has the meaning set forth in Section 2.2(b).

“Property Costs” means (i) all out-of-pocket operating and production expenses (including costs of insurance, rentals, shut-in payments and royalty payments; title examination; and gathering, processing, and transportation costs in respect of Hydrocarbons produced from the Properties) and capital expenditures (including lease acquisition costs, lease renewal costs, and lease extension costs (in each case, other than costs to correct, cure, and remedy any Title Defect timely and properly submitted to Seller as provided under this Agreement); costs of drilling and completing wells; and costs of acquiring equipment) incurred in the ownership or operation of the Assets in the ordinary course of business, and (ii) overhead costs charged to the Assets under the applicable operating agreement by Third Party operators; provided, however, “Property Costs” shall not include obligations and liabilities attributable to (a) personal injury or death, property damage, or violation of Law, (b) obligations to plug wells and dismantle or decommission facilities, (c) the remediation of any Environmental Liabilities, including obligations to remediate any contamination of groundwater, surface water, soil, sediments, or personalty under applicable Environmental Laws, pursuant to Section 4.2(b), (d) the costs to correct, cure, and remedy any Title Defect timely and correctly submitted to Seller as provided in this Agreement, (e) obligations to pay royalties, overriding royalties, net profits interests, or other similar burdens paid to Third Parties on or measured by production of Hydrocarbons relating to the Assets, including those held in suspense, (f) obligations with respect to any Imbalances associated with the Assets, (g) without in any way obligating Seller to make such payments, any amounts paid by Seller to obtain any Specified Consent Requirement or any payment made pursuant to any Lease or Contract in order to transfer an Asset, (h) obligations with respect to Hedges, (i) claims for indemnification or reimbursement from any Third Party with respect to costs of the types described in the preceding clauses (a)-(h), whether such claims are made pursuant to contract or otherwise, (j) Asset Taxes and (k) the Retained Liabilities.

“Public Announcement Restrictions” has the meaning set forth in Section 7.3(a).

“Purchase Price Allocation Schedule” has the meaning set forth in Section 3.2.

Appendix A-13

“Purchaser” has the meaning set forth in the Preamble of this Agreement.

“Purchaser Common Stock” has the meaning set forth in Section 3.1(c).

“Purchaser Group” means Purchaser, its current and former Affiliates, and each of their respective officers, directors, employees, agents, advisors, and other Representatives.

“Purchaser Representative” has the meaning set forth in Section 13.7(a).

“Records” means originals to the extent available, and if not, copies, of any files, records, maps, information, and data, whether written or electronically stored, relating solely to the Assets, including: (i) land and title records (including abstracts of title, title opinions, and title curative documents); (ii) Contract files; (iii) operations, environmental, production, and accounting records; and (iv) production, facility, and well records and data; provided, however, that the term “Records” shall not include any of the foregoing items that are Excluded Records or relate to the Retained Liabilities and any information that cannot, without unreasonable effort or expense that Purchaser does not agree in writing to undertake or pay, as applicable, be separated from any files, records, maps, information, and data related to the Excluded Assets.

“Registration Rights Agreement” means a customary registration rights agreement by and between Purchaser and Seller in form and substance reasonably satisfactory to Purchaser and Seller relating to the registration of the Warrants and the underlying Purchaser Common Stock, which will provide that Purchaser shall file a registration statement with the SEC as soon as reasonably practicable following the Closing or such other date that the Registration Rights Agreement is executed (if executed after the Closing Date), but, in each case, in any event no later than 5 Business Days thereafter, and to use its reasonable best efforts to cause such registration statement to be declared effective by the SEC as soon as reasonably practicable following such filing.

“Remediate” and “Remediation” means, the implementation and completion of any investigatory, remedial, removal, response, construction, closure, disposal, monitoring or other corrective actions required or necessary under Environmental Laws.

“Remedy Deadline” has the meaning set forth in Section 4.2(b)(iv).

“Remedy Notice” has the meaning set forth in Section 4.2(b)(ii).

“Representatives” means (i) any prospective purchaser of a Party or an interest in a Party; (ii) partners, employees, officers, directors, members, equity owners, and counsel of a Party or any of its Affiliates or of any of the parties listed in subsection (i) above; (iii) any consultant or agent retained by a Party or the parties listed in subsection (i) or (ii) above; and (iv) any Financing Source, including any bank, other financial institution, or entity funding, or proposing to fund, such Party’s operations in connection with the Assets, including any consultant retained by such bank, other financial institution, or entity.

“Requisite Financial Statement Information” has the meaning set forth in Section 7.10.

Appendix A-14

“Retained Liabilities” means (i) all obligations and liabilities with respect to or arising from or in connection with (a) death or physical injury caused by Seller Group to any Person prior to Closing, (b) Seller’s gross negligence or willful misconduct (but excluding gross negligence or willful misconduct of any Third Party operator) in connection with any Asset during Seller’s ownership of the Assets prior to Closing, and (c) the disposal or transportation from the Assets to any location that is not an Asset during Seller’s ownership of the Assets prior to the Effective Time of any Hazardous Substances generated or used by Seller, its Affiliates or a Third Party operator in connection with Seller’s ownership of the Assets; (ii) all obligations and liabilities with respect to or arising from or in connection with (a) any Third Person Claim relating to failure to properly and timely pay, in accordance with the terms of any Lease, Contract or applicable Law, all royalties, overriding royalties, production payments, carried interests, net profits interests, reversionary interests, back-in interests, working interest amounts and other burdens upon, measured by or payable out of production with respect to the Assets (other than Taxes) that are due by Seller or any of its Affiliates (or any Third Party payor remitting amounts on behalf of Seller or its Affiliates) and attributable to Seller’s ownership of the Assets prior to the Effective Time, and (b) unclaimed property and escheat obligation related to periods prior to Closing; (iii) all obligations and liabilities with respect to or arising from or in connection with any (a) (1) Asset Taxes allocated to Seller pursuant to Article 12, (2) income, capital gains and franchise Taxes of Seller and its Affiliates and direct or indirect equity owners, (3) Taxes attributable to the Excluded Assets, and (4) Taxes (other than Taxes described in clauses (1), (2) or (3)) imposed on or with respect to the ownership, use, or operation of the Assets attributable to any period, or portion thereof, prior to the Effective Time, (b) penalties or fines imposed by any Governmental Body and related to Seller’s ownership of the Assets to the extent relating to any pre-Closing violation of Law by Seller or any of its Affiliates in connection with the Assets, and (c) Hedges or debt instruments of Seller; and (iv) (a) all liabilities and obligations arising from the litigation identified on Schedule 5.7 (the “Retained Litigation”), and (b) claims (1) by any Seller’s or its Affiliates’ employees with respect to the employment relationship between Seller or its Affiliates and such employees, or (2) with respect to employee benefit plans of any Seller or its Affiliates.

“Retained Litigation” has the meaning set forth in the definition of “Retained Liabilities” in this Appendix A.

“Sanctions” has the meaning set forth in Section 5.25(c)(i).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, together with the rules and regulations of the SEC promulgated thereunder.

“Scheduled Closing Date” has the meaning set forth in Section 9.1.

“SEC” shall mean the Securities and Exchange Commission.

“SEC Documents” has the meaning set forth in Section 6.12.

“Securities Act” shall mean the United States Securities Act of 1933, as amended, together with the rules and regulations of the SEC promulgated thereunder.

“Seller” has the meaning set forth in the Preamble of this Agreement.

“Seller Eagleford Affiliate” has the meaning set forth in Section 7.12(b)(iii).

Appendix A-15

“Seller Group” means Seller, its current and former Affiliates, and each of their respective officers, directors, employees, agents, advisors, and other Representatives.

“Seller Trading Affiliate” has the meaning set forth in Section 7.12(b)(ii).

“Specified Consent Requirement” means a requirement to obtain a lessor’s or other Person’s prior consent to assignment of an interest in any Asset that (i) expressly provides that (a) such consent may be granted or withheld in the sole discretion of the Person holding the right (or words to similar effect), (b) any purported assignment in the absence of such consent first having been obtained is void, invalid, or unenforceable against such lessor or other Person, (c) the Person holding the right may terminate the applicable Lease, Permit, Contract, or other instrument creating Seller’s rights in the affected Asset, or (d) the Person holding the right may impose additional conditions on the proposed assignee that involve the payment of money, the posting of collateral security, or the performance of other obligations by the assignee that would not be required in the absence of Seller’s assignment of the affected Asset; (ii) as to Contracts only, the language of the applicable consent does not provide, by its express terms, that such consent cannot be unreasonably withheld; or (iii) as to Leases only, the Third Party consent holder has denied consent in writing and the language of the applicable consent does not provide, by its express terms, that such consent cannot be unreasonably withheld.

“Specified Representations” means those representations and warranties of Seller set forth in Section 5.7, Section 5.8(h), Section 5.9, Section 5.11, Section 5.13, Section 5.17. Section 5.21, Section 5.22, and Section 5.24.

“Surface Interests” has the meaning set forth in Section 2.2(d).

“Suspense Funds” has the meaning set forth in Section 5.17.

“SWT Claim Date” has the meaning set forth in Section 4.1(b)(ii).

“Target Formation” means (a) with respect to each Well, the currently producing formation of such Well, and (b) with respect to each Lease, to the extent not allocated to a Well, the Marcellus Formation.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, election, estimated Tax filing, claim for refund, or other document (including any attachments thereto and amendments thereof) filed with or submitted to, or required to be filed with or submitted to, any Governmental Body with respect to any Tax.

“Taxes” means (i) all federal, state, local, and foreign income, profits, franchise, sales, use, ad valorem, property, severance, production, excise, stamp, documentary, real property transfer or gain, gross receipts, goods and services, registration, capital, transfer, or withholding taxes or other assessments, duties, fees, escheat or unclaimed property obligations, or charges imposed by any Governmental Body, including any interest, penalties, or additional amounts that may be imposed with respect thereto, and (ii) any liabilities in respect of any item described in clause (i) payable by reason of contract, assumption, transferee or successor liability, operation of Law, or otherwise.

“Third Party” means any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.

Appendix A-16

“Third Person Claim” has the meaning set forth in Section 11.3(b).

“Title Arbitration Notice” has the meaning set forth in Section 4.4(b).

“Title Arbitrator” has the meaning set forth in Section 4.4(c).

“Title Benefit” means any right, circumstance, or condition that operates to (i) increase the Net Revenue Interest of Seller in the Target Formation of any Lease or Well as set forth on Schedule 3.4 above that shown on Schedule 3.4 without a greater than proportionate increase in Seller’s working interest above that shown in Schedule 3.4 for the applicable Lease or Well, or (ii) in the case of any Lease, increase the Net Mineral Acres for such Lease in the Target Formation as set forth in Schedule 3.4 above that shown on Schedule 3.4 as a result of an increase in (a) the number of gross acres in the lands covered by such Lease or (b) the undivided percentage interest in oil, gas, and other minerals covered by the Lease in such lands.

“Title Benefit Amount” has the meaning set forth in Section 4.3(b).

“Title Benefit Notice” has the meaning set forth in Section 4.3(a).

“Title Benefit Property” has the meaning set forth in Section 4.3(a).

“Title Claim Date” has the meaning set forth in Section 4.2(a).

“Title Defect” means (i) an Environmental Defect or (ii) any lien, charge, encumbrance, obligation, defect, or other similar matter that, if not cured, causes Seller not to have Defensible Title in and to the Leases and the Wells, as applicable, as of the Closing Date; provided, however, that the following shall not be considered Title Defects for any purpose of this Agreement (each an “Excluded Defect”):

(a) defects in the chain of title consisting of the failure to recite marital status in a document or omissions of successions of heirship or estate proceedings, unless Purchaser provides affirmative evidence that such failure or omission could reasonably be expected to result in another Person’s superior claim of title to the relevant Asset;

(b) defects arising out of lack of survey, unless a survey is expressly required by applicable Laws;

(c) defects based on a gap in Seller’s chain of title in the federal records as to federal Leases, the state’s records as to state Leases, or in the county records as to other Leases, unless, in the case of any of the foregoing, such gap is affirmatively shown to exist in the county records by an abstract of title, title opinion, or landman’s title chain or runsheet, which documents shall be included in a Title Defect Notice;

Appendix A-17

(d) defects as a consequence of cessation of production, insufficient production, or failure to conduct operations on any of the Properties held by production, or lands pooled, communitized, or unitized therewith, except to the extent the cessation of production, insufficient production, or failure to conduct operations could reasonably be expected to result in a right to terminate the Lease in question, evidence of which shall be included in a Title Defect Notice, which evidence shall reasonably establish a right to terminate the Lease in question due to the absence of production in paying quantities, and which may include records of the Pennsylvania Department of Environmental Protection, severance or ad valorem tax payment records, royalty payment records, shut-in payment records, county auditor records or other similar evidence or records, in each case, to the extent reasonably establishing a right to terminate the Lease in question due to the absence of production in paying quantities;

(e) defects based (i) on the lack of information in Seller’s files, the lack of Third Party records, or the unavailability of information from regulatory agencies, or (ii) solely on information in Seller’s files;

(f) defects based on references to a document because such document is not in Seller’s files;

(g) defects based on Tax assessment, Tax payment or similar records (or the absence of such activities or records);

(h) defects arising out of (i) lack of corporate or other entity authorization or (ii) failure to demonstrate of record proper authority for execution by a Person on behalf of a corporation, limited liability company, partnership, trust, or other entity, in each case, unless such lack of authorization or failure to demonstrate of record proper authority results in or is reasonably likely to result in a Third Party’s superior claim of title to the relevant property;

(i) except for (i) the matters set forth on Schedule 5.24 solely to the extent such matters relate to the Target Formations, and (ii) the Excepted Environmental Matters, defects arising from the matters disclosed on the Exhibits and Schedules to this Agreement;

(j) defects that have been cured by the passage of time or such other means that would render such defect invalid according to applicable Law, or as to which the applicable Laws of limitations or prescription would bar any attack or claim;

(k) defects, encumbrances, or loss of title affecting ownership interests in formations other than the relevant Target Formation;

(l) defects based upon the failure to record any federal, state, or Indian Leases (or assignments thereof), in any applicable county records so long as such Leases (or assignments thereof) are recorded in the appropriate Governmental Bodies’ records;

(m) defects that affect only which Person has the right to receive royalty (or similar) payments (rather than the amount or the proper payment of such royalty payment);

(n) defects arising from prior oil and gas leases in the chain of title that are not surrendered of record and that have on their face expired pursuant to their terms, unless Purchaser affirmatively demonstrates that such prior oil and gas leases had not expired prior to the creation of the Asset in question;

Appendix A-18

(o) defects or irregularities arising out of the lack of recorded powers of attorney from any Person to execute and deliver documents on their behalf, unless affirmative evidence exists (and is provided) that the action was not authorized and results in a Person’s assertion of superior title; and

(p) defects or irregularities resulting from the failure to record releases of liens, mortgages, security interests, pledges, charges, or similar encumbrances that have expired by their own terms.

“Title Defect Amount” has the meaning set forth in Section 4.2(c).

“Title Defect Notice” has the meaning set forth in Section 4.2(a).

“Title Defect Property” has the meaning set forth in Section 4.2(a).

“Transaction Documents” means this Agreement and any other documents executed in connection with this Agreement.

“Transfer Taxes” has the meaning set forth in Section 13.3.

“Treasury Regulations” means the final, temporary, and proposed United States Department of the Treasury regulations promulgated under the Code.

“U.S.” means the United States of America.

“Unadjusted Purchase Price” has the meaning set forth in Section 3.1.

“Units” has the meaning set forth in Section 2.2(a).

“Warrant Value” means $17,600,000.

“Warrants” has the meaning set forth in Section 3.1(c).

“Wells” has the meaning set forth in Section 2.2(b).

Appendix A-19